As filed with the Securities and Exchange Commission on July 9, 2018

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORRSTOWN FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	6021	23-2530374
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

77 East King Street

Shippensburg, PA 17257

(888) 677-7869

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas R. Quinn, Jr.

President and Chief Executive Officer

77 East King Street

Shippensburg, PA 17257

(717) 530-2602

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Matthew Dyckman, Esq. Goodwin Procter LLP 901 New York Avenue, N.W. Washington, DC 20001 (202) 346-4000	Dean H. Dusinberre, Esq. Stevens & Lee 17 North Second Street, 16th Floor Harrisburg, PA 17101 (717) 255-7378

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, no par value	1,052,890	N/A	$31,998,160	$3,983.77

(1)	Represents the estimated maximum number of shares of Orrstown Financial Services, Inc. common stock estimated to be issuable upon the completion of the merger to which this Registration Statement relates.
(2)	Pursuant to Rule 457(f), the registration fee was computed on the basis of $39.50 per share, the last reported sale price on July 2, 2018, for the common stock of Mercersburg Financial Corporation to be exchanged or cancelled in the merger multiplied by the number of shares of common stock of Mercersburg Financial Corporation that may be received by the registrant and/or cancelled upon consummation of the merger.
(3)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0001245.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed or supplemented. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 9, 2018

[ • ], 2018

Dear Stockholder:

Your vote is very important.

You are invited to attend a special meeting of stockholders (the “special meeting”) of Mercersburg Financial Corporation to be held on September 11, 2018, at 10:00 a.m., local time, at the Mercersburg American Legion Post 517, 100 Keefer Drive, Mercersburg, Pennsylvania. The special meeting is being held to approve, among other things, the merger of Mercersburg Financial Corporation with Orrstown Financial Services, Inc. (the “merger”) pursuant to the Agreement and Plan of Merger (the “merger agreement”) by and between Orrstown Financial Services, Inc. and Mercersburg Financial Corporation dated as of May 31, 2018. In connection with the merger agreement, Mercersburg Financial Corporation will be merged with and into Orrstown Financial Services, and its subsidiary, First Community Bank of Mercersburg will be merged with and into Orrstown Bank, a subsidiary of Orrstown Financial Services.

Pursuant to the merger agreement, if the merger agreement is approved by the holders of at least 60% of the shares of Mercersburg Financial Corporation common stock outstanding and entitled to vote at the special meeting and the merger is subsequently completed, each outstanding share of common stock, no par value per share, of Mercersburg Financial Corporation (“Mercersburg Financial Corporation common stock”) will be converted into the right to receive at the election of the holder thereof either (1) $40.00 in cash, without interest, or (2) 1.5291 shares of common stock, no par value per share, of Orrstown Financial Services (“Orrstown Financial Services common stock”), subject to proration to ensure that in the aggregate 85% of Mercersburg Financial Corporation common stock will be converted to Orrstown Financial Services common stock and the remaining 15% of Mercersburg Financial Corporation common stock will be converted to cash. Orrstown Financial Services common stock is traded on NASDAQ under the symbol “ORRF.”

No fractional shares of Orrstown Financial Services common stock will be issued in connection with the merger. Instead, each Mercersburg Financial Corporation stockholder will receive an amount of cash, in lieu of any fractional share, based on the average daily closing price of Orrstown Financial Services common stock as reported on NASDAQ for the ten consecutive trading day period ending on the fifth business day prior to the closing date of the merger, rounded to the nearest whole cent.

The exchange ratio was determined based on the volume weighted average stock price of Orrstown Financial Services common stock for the 15 consecutive trading days ending on May 29, 2018 (the “measurement period”), which was $26.16 per share, which would have resulted in Mercersburg Financial Corporation stockholders receiving Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $40.00. Based on the closing price of Orrstown Financial Services common stock of $[ • ] per share on [ • ], the most recent practicable date prior to the mailing of this proxy statement/prospectus, Mercersburg Financial Corporation stockholders would receive Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $[ • ].

Mercersburg Financial Corporation has the right to terminate the merger agreement if the volume weighted average stock price of Orrstown Financial Services common stock as reported on NASDAQ for the 15 consecutive trading days immediately preceding the date on which all required regulatory and stockholder approvals have been obtained (the “determination date”) is less than $20.928 per share and Orrstown Financial Services common stock underperforms the NASDAQ Bank Index by more than 20% between May 29, 2018 and the determination date. If Mercersburg Financial Corporation exercises this termination right, Orrstown Financial Services will have the option to increase the amount of Orrstown Financial Services common stock to be provided to Mercersburg Financial Corporation stockholders to an amount which, when multiplied by the volume weighted average price of Orrstown Financial Services common stock as reported on NASDAQ for the fifteen consecutive trading days immediately preceding the day on which all required regulatory and stockholder approvals have been obtained, equals the lesser of (1) $40.00 or (2) $40.00 multiplied by the index ratio set forth in the merger agreement. If Orrstown Financial Services elects to increase the stock consideration pursuant to the preceding sentence, no termination will occur.

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the transactions provided for in the merger agreement are advisable to, and in the best interests of, Mercersburg Financial Corporation. Our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” the adjournment proposal, if necessary, as discussed in the attached proxy statement/prospectus.

Your vote is important, regardless of the number of shares of Mercersburg Financial Corporation common stock you own. We cannot complete the merger unless the merger agreement is approved by the affirmative vote of the holders of at least 60% of the shares of Mercersburg Financial Corporation common stock outstanding and entitled to vote at the special meeting.

The attached proxy statement/prospectus provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement/prospectus. We encourage you to read the proxy statement/prospectus and the merger agreement carefully and in their entirety, including the section titled “Risk Factors,” beginning on page 23. Whether or not you expect to attend the special meeting in person, we urge you to submit a completed proxy as promptly as possible. You may submit your completed proxy by voting online at www.investorvote.com/MCBG, by mail in the enclosed postage-paid envelope, or by voting by telephone at 1-800-652-VOTE (8683). If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished to you by your broker, bank or other nominee. Do not send your stock certificates with the proxy card. You will receive an election form with instructions for delivering your stock certificates under separate cover.

On behalf of our board of directors, thank you for your continued support and interest in Mercersburg Financial Corporation. We look forward to seeing you at the special meeting.

Sincerely,

William E. Sanders, Jr.
Chairman of the Board
Mercersburg Financial Corporation

Robert J. Fignar
President and Chief Executive Officer
Mercersburg Financial Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the Orrstown Financial Services common stock in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The proxy statement/prospectus is dated [EFFECTIVE DATE], and is first being mailed to stockholders of Mercersburg Financial Corporation on or about July 30, 2018.

MERCERSBURG FINANCIAL CORPORATION

12 South Main Street

Mercersburg, Pennsylvania 17236

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 11, 2018

To the Stockholders of Mercersburg Financial Corporation:

A special meeting of stockholders of Mercersburg Financial Corporation will be held at the Mercersburg American Legion Post 517, 100 Keefer Drive, Mercersburg, Pennsylvania, on September 11, 2018 at 10:00 a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger by and between Orrstown Financial Services, Inc. and Mercersburg Financial Corporation dated as of May 31, 2018 (the “merger agreement”), pursuant to which Mercersburg Financial Corporation will merge with and into Orrstown Financial Services, whereupon the separate corporate existence of Mercersburg Financial Corporation will cease (the “merger”);

2.	To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement; and

3.	To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

The merger agreement and the proposed merger of Mercersburg Financial Corporation with and into Orrstown Financial Services is more fully described in the attached proxy statement/prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the attached proxy statement/prospectus.

Mercersburg Financial Corporation has established July 23, 2018 as the record date for determining the stockholders entitled to notice of and to vote at the Mercersburg Financial Corporation special meeting. Only record holders of Mercersburg Financial Corporation common stock as of the close of business on that date will be entitled to vote at the Mercersburg Financial Corporation special meeting or any adjournment or postponement of that meeting. The affirmative vote of the holders of at least 60% of the shares of Mercersburg Financial Corporation common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement.

Mercersburg Financial Corporation’s board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” the adjournment proposal, if necessary, as described above.

All Mercersburg Financial Corporation stockholders are cordially invited to attend the Mercersburg Financial Corporation special meeting. To ensure your representation at the Mercersburg Financial Corporation special meeting, please follow the voting procedures described in the accompanying proxy statement/prospectus and on the enclosed proxy card. Following these voting procedures will not prevent you from voting in person, but it will help to secure a quorum and allow your shares to be voted should anything prevent your attendance in person. Your proxy may be revoked at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

Larry L. Nair
Secretary

[EFFECTIVE DATE]

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the Mercersburg Financial Corporation special meeting in person, Mercersburg Financial Corporation urges you to submit a completed proxy as promptly as possible. You may submit your completed proxy by mail in the enclosed postage-paid envelope or by voting either online at www.investorvote.com/MCBG or by telephone at 1-800-652-VOTE (8683). If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished to you by your broker, bank or other nominee. Do not send your stock certificates with the proxy card. You will receive an election form with instructions for delivering your stock certificates under separate cover.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates by reference important business and financial information about Orrstown Financial Services from documents that are not included in or delivered with the proxy statement/prospectus. This information is publicly available at the Securities and Exchange Commission’s (“SEC”) EDGAR website at www.sec.gov and will be made available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the proxy statement/prospectus by requesting them in writing or by telephone from Orrstown Financial Services at the following address and telephone number:

Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, PA 17257

(888) 677-7869

Attn: Investor Relations

If you would like to request documents, please do so by September 6, 2018 in order to receive them before the special meeting of Mercersburg Financial Corporation stockholders.

For a more detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, see the section of the proxy statement/prospectus titled “Where You Can Find More Information” beginning on page 99.

The accompanying proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the proxy statement/prospectus, including any documents incorporated by reference into the proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the other meeting matters or the proxy statement/prospectus, or need assistance voting your shares, please contact Robert J. Fignar, President and Chief Executive Officer, at (717) 328-3121.

Please do not send your Mercersburg Financial Corporation stock certificates at this time. You will be sent separate instructions regarding the surrender of your Mercersburg Financial Corporation stock certificates.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. To more fully understand the merger and the special meeting, you should read this entire proxy statement/prospectus, including the materials attached as annexes, as well as the documents that have been incorporated by reference into this proxy statement/prospectus.

Unless the context otherwise requires, throughout this proxy statement/prospectus, “we,” “us” and “our” refer collectively to Mercersburg Financial Corporation, First Community Bank of Mercersburg, Orrstown Financial Services, and Orrstown Bank. Also, we refer to the merger of Mercersburg Financial Corporation and Orrstown Financial Services, as the “merger”; and the Agreement and Plan of Merger, dated as of May 31, 2018, by and between Orrstown Financial Services and Mercersburg Financial Corporation, as the “merger agreement.”

Q:	Why am I receiving this proxy statement/prospectus?

A:	Orrstown Financial Services and Mercersburg Financial Corporation have agreed to the merger of Mercersburg Financial Corporation with and into Orrstown Financial Services under the terms of a merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. In order to complete the merger, Mercersburg Financial Corporation stockholders must vote to approve the merger agreement. Mercersburg Financial Corporation will hold a special meeting of holders of its common stock to obtain this required approval. This proxy statement/prospectus contains important information about the merger, the merger agreement, the Mercersburg Financial Corporation special meeting, and other related matters, and you should read it carefully. The enclosed voting materials for the Mercersburg Financial Corporation special meeting allow you to vote your shares of Mercersburg Financial Corporation common stock without attending the special meeting of Mercersburg Financial Corporation.

We are delivering this proxy statement/prospectus to you as the proxy statement for the special meeting of stockholders of Mercersburg Financial Corporation and the prospectus for the shares of Orrstown Financial Services common stock to be issued in connection with the merger. It is a proxy statement because the Mercersburg Financial Corporation board of directors is soliciting proxies from stockholders to vote on the approval of the merger agreement and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because Orrstown Financial Services will issue Orrstown Financial Services common stock to the Mercersburg Financial Corporation stockholders who receive stock consideration in the merger, and this prospectus contains information about Orrstown Financial Services common stock.

Q:	Why are Orrstown Financial Services and Mercersburg Financial Corporation proposing this transaction? (pages 46 and 59)

A:	The Orrstown Financial Services and Mercersburg Financial Corporation boards of directors have each approved the merger agreement and have determined that the merger agreement and the transactions provided for thereunder, including the merger, are advisable and in the best interests of the companies. In reaching these decisions, the Orrstown Financial Services and Mercersburg Financial Corporation boards of directors considered the terms and conditions of the merger agreement and the ancillary agreements, as well as a number of other factors.

Q:	What will happen in the merger? (page 64)

A:	In the proposed merger, Mercersburg Financial Corporation will merge with and into Orrstown Financial Services. The surviving corporation in the merger will be Orrstown Financial Services. It is anticipated that First Community Bank of Mercersburg will merge with and into Orrstown Bank, with Orrstown Bank continuing as the surviving bank, immediately following the merger.

Q:	What will Mercersburg Financial Corporation stockholders receive in the merger? (page 64)

A:

Pursuant to the merger agreement, if the merger agreement is approved by the holders of at least 60% of the shares of Mercersburg Financial Corporation common stock outstanding and entitled to vote at the special meeting and the merger is subsequently completed, each outstanding share of Mercersburg Financial Corporation common stock will be converted into the right to receive at the election of the holder thereof either (1) $40.00 in cash, without interest, or (2) 1.5291 shares of common stock, no par value per share, of Orrstown Financial Services (“Orrstown Financial Services common stock”), subject to proration to ensure that in the aggregate 85% of Mercersburg Financial Corporation common stock will be converted to Orrstown Financial Services common stock and the remaining 15% of Mercersburg Financial Corporation common stock will be converted to cash. Orrstown Financial Services common stock is traded on NASDAQ under the symbol “ORRF.”

You may elect to receive all cash, all Orrstown Financial Services common stock, or a combination of both cash and Orrstown Financial Services common stock in exchange for your shares of Mercersburg Financial Corporation common stock. However, the ability to receive all cash, all stock, or a combination of each will depend on the elections of other Mercersburg Financial Corporation stockholders. The allocation of the consideration payable to Mercersburg Financial Corporation stockholders in the merger will not be known until Orrstown Financial Services tallies the results of the elections made by Mercersburg Financial Corporation stockholders, which will not occur until immediately prior to the closing of the merger.

The exchange ratio was determined based on the volume weighted average stock price of Orrstown Financial Services common stock for the 15 consecutive trading days ending on May 29, 2018 (the “measurement period”), which was $26.16 per share, which would have resulted in Mercersburg Financial Corporation stockholders receiving Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $40.00. Based on the closing price of Orrstown Financial Services common stock of $[ • ] per share on [ • ], the most recent practicable date prior to the mailing of this proxy statement/prospectus, Mercersburg Financial Corporation stockholders would receive Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $[ • ]. The following table presents the implied value per share to be received in exchange for each share of Mercersburg Financial Corporation common stock if the stock price of Orrstown Financial Services common stock at the closing of the merger is equal to the prices set forth in the table.

Illustrative Orrstown Financial Services Stock Price at Closing	Exchange Ratio	Implied Value Per Share of Mercersburg Financial Corporation common stock(1)
$25.00	1.5291	$38.49
$25.50	1.5291	$39.14
$26.00	1.5291	$39.79
$26.16	1.5291	$40.00
$26.50	1.5291	$40.44
$27.00	1.5291	$41.09
$27.50	1.5291	$41.74

(1)	Assumes each stockholder of Mercersburg Financial Corporation receives merger consideration consisting of 85% Orrstown Financial Services common stock and 15% cash.

Mercersburg Financial Corporation has the right to terminate the merger agreement if the volume weighted average stock price of Orrstown Financial Services common stock as reported on NASDAQ for the 15 consecutive trading days immediately preceding the date on which all required regulatory and stockholder approvals have been obtained (the “determination date”) is less than $20.928 per share and Orrstown Financial Services common stock underperforms the NASDAQ Bank Index by more than 20% between May 29, 2018 and the determination date. If Mercersburg Financial Corporation exercises this termination right, Orrstown Financial Services will have the option to increase the amount of Orrstown Financial Services common stock to be provided to Mercersburg Financial Corporation stockholders to an amount which, when multiplied by the volume weighted average price of Orrstown Financial Services common stock as reported on NASDAQ for the fifteen consecutive trading days immediately preceding the determination date, equals the lesser of (1) $40.00 or (2) $40.00 multiplied by the index ratio. The index ratio is the ratio obtained by dividing (1) the volume weighted average of the daily volume weighted price of the Nasdaq Bank Index for the fifteen consecutive trading days immediately preceding the determination date by (2) the volume weighted average of the daily volume weighted price of the Nasdaq Bank Index for the measurement period. If Orrstown Financial Services elects to increase the stock consideration pursuant to the preceding sentence, no termination will occur. In such case, you would receive Orrstown Financial Services common stock and, if applicable, cash with an implied value equal to the minimum implied value that would have avoided triggering the termination right described above. See the section of this proxy statement/prospectus titled “The Merger Agreement—Termination” beginning on page 73.

Q:	How many shares of Orrstown Financial Services common stock will be issued to Mercersburg Financial Corporation stockholders in the merger? (page 41)

A:	Subject to the terms of the merger agreement, 85% of the merger consideration will be paid in the form of Orrstown Financial Services common stock. As of July 23, 2018, there were 810,080 shares of Mercersburg Financial Corporation common stock issued and outstanding. Based upon these numbers, approximately 1,052,890 shares of Orrstown Financial Services conversion stock will be issued to Mercersburg Financial Corporation shareholders in the merger. This will result in current Orrstown Financial Services stockholders owning approximately 88.8% of the combined company and Mercersburg Financial Corporation stockholders owning approximately 11.2% of the combined company.

Q:	Will Mercersburg Financial Corporation stockholders receive the form of consideration they elect? (page 64)

A:	The form of merger consideration you actually receive may differ from the form of consideration that you elect to receive. This is because the consideration to be received by each Mercersburg Financial Corporation stockholder will be subject to allocation procedures that are intended to ensure that 85% of the shares of Mercersburg Financial Corporation common stock outstanding immediately prior to the effective time of the merger will be converted into shares of Orrstown Financial Services common stock, and the remaining shares of Mercersburg Financial Corporation common stock will be converted into cash.

Q:	Will Mercersburg Financial Corporation stockholders receive any fractional share of Orrstown Financial Services common stock as part of the merger consideration? (page 64)

A:	No. Orrstown Financial Services will not issue any fractional shares of Orrstown Financial Services common stock in the merger. Instead, Orrstown Financial Services will pay you the cash value of a fractional share measured by the average daily closing price of Orrstown Financial Services common stock as reported on NASDAQ for the ten consecutive trading day period ending on the fifth business day prior to the closing date, rounded to the nearest whole cent.

Q:	How do Mercersburg Financial Corporation stockholders make an election as to the form of merger consideration they wish to receive? (page 65)

A:	No later than seven business days after the date of the special meeting (or such other date as Orrstown Financial Services and Mercersburg Financial Corporation shall mutually agree), an election form and letter of transmittal for the surrender of your Mercersburg Financial Corporation stock certificates in exchange for the merger consideration will be mailed to you. You will also receive detailed instructions describing the procedures you must follow to make your election.

We are not making any recommendation to you as to whether you should elect to receive cash, shares of Orrstown Financial Services common stock, or a combination of each in the merger. You should evaluate your own specific circumstances and investment preferences in making your election.

Q:	Can Mercersburg Financial Corporation stockholders elect to receive the merger consideration in the form of cash with respect to a portion of their Mercersburg Financial Corporation shares and Orrstown Financial Services common stock with respect to the rest of their Mercersburg Financial Corporation shares? (page 65)

A:	The election form and letter of transmittal will permit you, subject to the allocation procedures described in this proxy statement/prospectus, to receive at your election:

•	all of your merger consideration in the form of cash;

•	all of your merger consideration in the form of shares of Orrstown Financial Services common stock; or

•	a portion of your merger consideration in cash and the remaining portion in shares of Orrstown Financial Services common stock.

Q:	Do Mercersburg Financial Corporation stockholders have to return the election form and letter of transmittal? (page 65)

A:	No, but if you do not do so by the election deadline, you will be allocated cash and/or shares of Orrstown Financial Services common stock depending entirely upon the elections made by other Mercersburg Financial Corporation stockholders.

Q:	What will happen to shares of Orrstown Financial Services common stock in the merger?

A:	Nothing. Each share of Orrstown Financial Services common stock outstanding will remain outstanding as a share of Orrstown Financial Services common stock.

Q:	What are the material federal income tax consequences of the merger to Mercersburg Financial Corporation stockholders? (page 87)

A:	In general, if you exchange all of your shares of Mercersburg Financial Corporation common stock for shares of Orrstown Financial Services common stock, you will not recognize either gain or loss for federal income tax purposes on such exchange, except to the extent you receive cash in lieu of fractional shares of Orrstown Financial Services common stock. If you exchange all of your shares of Mercersburg Financial Corporation common stock for cash, you generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received and your adjusted tax basis in your shares of Mercersburg Financial Corporation common stock. If you exchange some of your shares of Mercersburg Financial Corporation common stock for cash, you generally will recognize gain, but not loss, for federal income tax purposes in an amount equal to the lesser of (1) the amount of cash you receive in the merger, or (2) the amount, if any, by which the sum of the fair market value, as of the effective time of the merger, of any shares of Orrstown Financial Services common stock that you receive, and the amount of cash you receive in the merger, exceeds your adjusted tax basis in your shares of Mercersburg Financial Corporation common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Mercersburg Financial Corporation common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

Please carefully review the information set forth in the section titled “Material Federal Income Tax Consequences” beginning on page 87 for a description of the material federal income tax consequences of the merger. This tax treatment may not apply to all Mercersburg Financial Corporation stockholders. We strongly urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, as the tax consequences will depend upon each stockholder’s own situation.

Q:	What are the conditions to completion of the merger? (page 71)

A:	The obligations of Orrstown Financial Services and Mercersburg Financial Corporation to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions and the requisite approval by Mercersburg Financial Corporation stockholders.

Q:	When do you expect the merger to be completed? (page 64)

A:	We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived. Some of these conditions, such as the receipt of required regulatory approvals, are not entirely within our control. We currently expect to complete the merger in the fourth quarter of 2018; however, because the merger is subject to these conditions, we cannot predict the actual timing.

Q:	What Mercersburg Financial Corporation stockholder approvals are required to complete the merger? (page 36)

A:	The affirmative vote of the holders of at least 60% of the shares of Mercersburg Financial Corporation common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement.

Q:	Are there any Mercersburg Financial Corporation stockholders already committed to voting in favor of the merger agreement? (page 86)

A:	Yes. Mercersburg Financial Corporation’s directors and certain executive officers as of the date of the merger agreement entered into voting agreements with Orrstown Financial Services requiring them to vote all of their shares in favor of approval of the merger agreement. These stockholders collectively held approximately 5.1% of the outstanding shares of Mercersburg Financial Corporation common stock on the record date.

Q:	When and where is the special meeting? (page 36)

A:	The special meeting of Mercersburg Financial Corporation stockholders will be held on September 11, 2018 at the Mercersburg American Legion Post 517, 100 Keefer Drive, Mercersburg, Pennsylvania at 10:00 a.m., local time.

Q:	What will happen at the special meeting? (page 36)

A:	At the Mercersburg Financial Corporation special meeting, Mercersburg Financial Corporation stockholders will consider and vote upon a proposal to approve the merger agreement. If, at the time of the special meeting, there are not sufficient votes to approve the merger agreement, we may ask you to consider and vote upon a proposal to adjourn the special meeting, so that we can solicit additional proxies.

Q:	Who can vote at the special meeting? (page 36)

A:	Holders of record of Mercersburg Financial Corporation common stock at the close of business on July 23, 2018, which is the record date for the Mercersburg Financial Corporation special meeting, are entitled to vote at the Mercersburg Financial Corporation special meeting.

Q:	Does the Mercersburg Financial Corporation board of directors recommend voting in favor of the merger agreement and the merger?

A:	Yes. After careful consideration, the Mercersburg Financial Corporation board of directors unanimously recommends that Mercersburg Financial Corporation stockholders vote “FOR” approval of the merger agreement and “FOR” the adjournment proposal, if necessary.

Q:	Are there any risks that stockholders should consider in deciding whether to vote for approval of the proposals?

A:	Yes. You should read and carefully consider the risk factors set forth in the section of this proxy statement/prospectus titled “Risk Factors” beginning on page 23 as well as the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section of this proxy statement/prospectus titled “Special Note Regarding Forward-Looking Statements” on page 29.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

A.	If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the special meeting or vote by proxy by one of the methods described below. If your shares are held in an account by a broker, bank or other nominee (the record holder of your shares), then you are the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your record holder how to vote your shares of common stock, and the record holder is required to vote your shares of common stock in accordance with your instructions.

Q:	How may I vote my shares for the special meeting proposals presented in this proxy statement/prospectus? (page 36)

A:	Holders of record of Mercersburg Financial Corporation common stock may vote:

•	Over the Internet. You may vote online by going to the website of our tabulator, Computershare, at www.investorvote.com/MCBG. Have your proxy card in hand when you access the website and follow the instructions to vote your shares. You must submit your Internet proxy before 12:00 a.m., Eastern Time, on September 11, 2018, the day of the special meeting, for your proxy to be valid and your vote to count.

•	By Mail. You may vote by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope. Computershare must receive your mailed proxy before 12:00 a.m., Eastern Time, on September 11, 2018, the day of the special meeting, for your proxy to be valid and your vote to count.

•	By Telephone. You may vote by telephone by calling 1-800-652-VOTE (8683). Have your proxy card in hand when you call and then follow the instructions to vote your shares. You must submit your telephonic proxy before 12:00 a.m., Eastern Time, on September 11, 2018, the day of the special meeting, for your proxy to be valid and your vote to count.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me? (page 37)

A:	No. Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. It is important that you provide timely instruction to your broker, bank or other nominee to ensure that all shares of Mercersburg Financial Corporation common stock that are voted at the applicable special meeting. You should follow the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus explaining how you can vote.

Q:	What if I fail to submit a proxy or to instruct my broker, bank or other nominee to vote my shares? (page 37)

A:	If you fail to submit a proxy or to instruct your broker, bank or other nominee to vote your shares, your shares will not be voted. This will have the same effect as a vote against the proposals.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained or incorporated by reference into this proxy statement/prospectus, including its annexes. This proxy statement/prospectus contains important information about the merger, the merger agreement, Orrstown Financial Services and Mercersburg Financial Corporation including the historical financial information set forth in the sections of this proxy statement/prospectus titled “Selected Historical Financial Data” beginning on page 20. After you have read and considered this information, Mercersburg Financial Corporation stockholders are requested to submit a proxy by one of the methods described above in advance of the special meeting. Whether or not you plan to attend the special meeting in person, you are encouraged to vote as soon as possible so that your shares of common stock will be represented and voted at the special meeting. The proxy card will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you sign and send in a proxy card and do not indicate how you wish to vote, the proxy will be voted “FOR” all of the special meeting proposals.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Mercersburg Financial Corporation shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Mercersburg Financial Corporation shares. Please complete, sign, date and return each proxy card and voting instruction card that you receive, or otherwise follow the voting instructions set forth on the proxy card and voting instruction card.

Q:	Can I attend the special meeting and vote my shares in person? (page 36)

A:	Yes. Although the Mercersburg Financial Corporation board of directors requests that you vote your shares by proxy by one of the methods described above in advance of the special meeting, all Mercersburg Financial Corporation stockholders are invited to attend the Mercersburg Financial Corporation special meeting. Mercersburg Financial Corporation stockholders of record on July 23, 2018 may vote in person at the Mercersburg Financial Corporation special meeting. If your shares are held by a broker, bank or other nominee, then you are not the holder of record and you must contact your broker, bank or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the special meeting, along with a bank or brokerage statement or a letter from your nominee evidencing your beneficial ownership of our stock and a form of personal identification. A broker’s proxy is not the form of proxy enclosed with this proxy statement/prospectus.

Q:	Can I change my vote after I have submitted a proxy? (page 38)

A:	Yes. If you do not hold your shares in “street name,” there are three ways you can change your vote at any time after you have submitted your proxy and before your proxy is voted at the special meeting:

•	You may file a written revocation of the proxy with the Secretary of Mercersburg Financial Corporation, Larry L. Nair, 12 South Main Street, Mercersburg, Pennsylvania 17236;

•	You may submit a new signed proxy card by mail bearing a later date, or by submitting a new vote over the Internet or by telephone (any earlier proxies will be revoked automatically); or

•	You may attend the special meeting and vote in person provided that you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of Mercersburg Financial Corporation as indicated above.

If you hold your shares in “street name” and have instructed a broker, bank or other nominee to vote your shares, you must follow the directions you receive from your broker, bank or other nominee to change your vote.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date for the special meeting is earlier than both the date of the special meeting and the date that the merger is expected to be completed. If you are a Mercersburg Financial Corporation stockholder and you sell or otherwise transfer your Mercersburg Financial Corporation shares after the record date but before the date of the Mercersburg Financial Corporation special meeting, you will retain your right to vote at the Mercersburg Financial Corporation special meeting, but you will transfer the right to receive the merger consideration to the person to whom you transferred your shares. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	Do Mercersburg Financial Corporation stockholders have the right to dissent and obtain the fair market value of their shares? (page 38)

A:	Yes. Under Pennsylvania law, Mercersburg Financial Corporation stockholders have the right to dissent from the merger agreement and to receive a payment in cash for the “fair value” of their shares of Mercersburg Financial Corporation common stock as determined by an appraisal process. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. To perfect your dissenters’ rights, you must follow precisely the required statutory procedures set forth in Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law. Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law is attached as Annex B to this proxy statement. Please read it carefully.

Q:	Should Mercersburg Financial Corporation stockholders send in their stock certificates now? (page 40)

A:	No. You will receive separate written instructions for surrendering your shares of Mercersburg Financial Corporation common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificate(s) because they are still valid. Please do not send in your stock certificate(s) with your proxy card.

Q:	Whom should I call with questions?

A:	If you have questions about the merger or the special meeting, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, Mercersburg Financial Corporation stockholders should contact Robert J. Fignar, President and Chief Executive Officer, at (717) 328-3121.

Q:	Where can I find more information about Orrstown Financial Services?

A:	You can find more information about Orrstown Financial Services from the various sources described in the section of this proxy statement/prospectus titled “Where You Can Find More Information” beginning on page 99.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read this entire document, including the materials attached as annexes, as well as the other documents to which we have referred you. See the section of this proxy statement/prospectus titled “Where You Can Find More Information” beginning on page 99. The page references in parentheses included in this summary will direct you to a more detailed description of each topic presented.

The Companies

Orrstown Financial Services, Inc. and Orrstown Bank (page 30)

Orrstown Financial Services, Inc., a Pennsylvania corporation, is the holding company for its wholly-owned subsidiaries Orrstown Bank and Wheatland Advisors, Inc. Orrstown Financial Services’ principal executive offices are located at 77 East King Street, Shippensburg, Pennsylvania, 17257, with additional executive and administrative offices at 4750 Lindle Road, Harrisburg, Pennsylvania, 17111. Orrstown Financial Services was organized on November 17, 1987, for the purpose of acquiring Orrstown Bank and such other banks and bank-related activities as are permitted by law and desirable. Orrstown Financial Services provides banking and bank-related services through banking offices located in south-central Pennsylvania, principally in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties and in Washington County, Maryland. Wheatland Advisors was acquired in December 2016 and provides services as a registered investment advisor through its office in Lancaster County, Pennsylvania.

Orrstown Bank was originally organized in 1919 as a state-chartered bank. On March 8, 1988, in a bank holding company reorganization transaction, Orrstown Financial Services acquired 100% ownership of Orrstown Bank.

Orrstown Financial Services’ primary activity consists of owning and supervising its subsidiaries, Orrstown Bank and Wheatland Advisors. Day-to-day management is conducted by officers of Orrstown Bank. Orrstown Financial Services has historically derived most of its income through dividends from Orrstown Bank. At March 31, 2018, Orrstown Financial Services had total assets of $1.6 billion, total stockholders’ equity of $142.6 million, and total deposits of $1.3 billion.

Orrstown Financial Services has no employees. Its nine officers are employees of Orrstown Bank. On March 31, 2018, Orrstown Bank and Wheatland combined had 335 full-time and 15 part-time employees.

Orrstown Bank is engaged in commercial banking and trust business as authorized by the Pennsylvania Banking Code of 1965. This involves accepting demand, time and savings deposits, and granting loans. Orrstown Bank holds commercial, residential, consumer and agribusiness loans primarily in its market areas of Cumberland, Dauphin, Franklin, Lancaster and Perry Counties in Pennsylvania and Washington County in Maryland; and in contiguous counties. Orrstown Bank maintains a diversified loan portfolio and evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Orrstown Bank upon the extension of credit, is based on management’s credit evaluation of the customer pursuant to collateral standards established in Orrstown Bank’s credit policies and procedures.

Wheatland Advisors was acquired to supplement Orrstown Bank’s trust and wealth management group and to provide opportunities for future growth in these areas.

Mercersburg Financial Corporation (page 30)

Mercersburg Financial Corporation is the holding company for First Community Bank of Mercersburg, an independent community bank founded in 1909. First Community Bank of Mercersburg has six locations in the communities of Mercersburg, Fort Loudon, Greencastle, Chambersburg and Scotland, Pennsylvania. First Community Bank of Mercersburg is dedicated to offering services and products that meet the needs of its customers while providing a fair stockholder return and a strong commitment to the local communities in which it serves.

At March 31, 2018, Mercersburg Financial Corporation had total consolidated assets of approximately $184.0 million, loans of approximately $148.6 million, deposits of approximately $159.9 million and stockholders’ equity of approximately $21.1 million.

Mercersburg Financial Corporation’s principal executive offices are located at 12 South Main Street, Mercersburg, Pennsylvania 17236, and its telephone number is (717) 328-3121.

The Special Meeting

Date, Time and Place of the Mercersburg Financial Corporation Special Meeting (page 36)

The special meeting of stockholders of Mercersburg Financial Corporation will be held at the Mercersburg American Legion Post 517, 100 Keefer Drive, Mercersburg, Pennsylvania, on September 11, 2018 at 10:00 a.m., local time.

Actions to be Taken at the Mercersburg Financial Corporation Special Meeting (page 36)

At the Mercersburg Financial Corporation special meeting, Mercersburg Financial Corporation’s stockholders as of July 23, 2018, the record date, will be asked to vote upon a proposal to approve the merger agreement and, if necessary, a proposal to approve one or more adjournments of the Mercersburg Financial Corporation special meeting.

Recommendation of the Mercersburg Financial Corporation Board of Directors (page 46)

At a meeting on May 31, 2018, the Mercersburg Financial Corporation board of directors unanimously adopted and approved the merger agreement and the transactions contemplated by the merger agreement. The Mercersburg Financial Corporation board of directors unanimously recommends that Mercersburg Financial Corporation stockholders vote “FOR” the approval of the merger agreement and the merger and “FOR” the adjournment proposal, if necessary.

Record Date; Outstanding Shares; Shares Entitled to Vote (page 36)

Only holders of record of Mercersburg Financial Corporation common stock at the close of business on the record date of July 23, 2018 are entitled to notice of and to vote at the Mercersburg Financial Corporation special meeting. As of the record date, there were 810,080 shares of Mercersburg Financial Corporation common stock outstanding, held of record by approximately [ • ] stockholders.

Quorum; Vote Required (page 36)

A quorum of Mercersburg Financial Corporation stockholders is necessary to hold a valid meeting. If the holders of at least a majority of the shares of Mercersburg Financial Corporation common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Mercersburg Financial Corporation will include proxies marked as abstentions as present at the meeting in determining the presence of a quorum at the special meeting.

The affirmative vote of the holders of at least 60% of the shares of Mercersburg Financial Corporation common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement. The affirmative vote of a majority of the shares of Mercersburg Financial Corporation present and voting at the special meeting is required to approve the proposal to adjourn the special meeting.

Share Ownership of Mercersburg Financial Corporation Management; Voting Agreements (page 40)

In connection with the merger agreement, Mercersburg Financial Corporation’s directors and certain executive officers executed voting agreements with Orrstown Financial Services under which they agreed to vote their shares in favor of the merger. As of the record date, there were 41,598 shares of Mercersburg Financial Corporation common stock, or approximately 5.1% of the outstanding shares, subject to the voting agreements.

Proxies, Voting and Revocation (page 36)

The Mercersburg Financial Corporation board of directors requests that you vote your shares by proxy per the instructions in this proxy statement/prospectus. All proxies properly delivered prior to the Mercersburg Financial Corporation special meeting and not revoked before the vote at the Mercersburg Financial Corporation special meeting will be voted at the Mercersburg Financial Corporation special meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement and the merger and the adjournment proposal. If you abstain, fail to submit a proxy or to vote in person at the Mercersburg Financial Corporation special meeting, or do not provide your broker, bank or other nominee with instructions, as applicable, your shares of Mercersburg Financial Corporation common stock will not be voted on the proposals, which will have the same effect as a vote against the merger proposal but will have no effect on any proposal to adjourn or postpone the meeting.

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	Filing a written revocation of the proxy with the Secretary of Mercersburg Financial Corporation, Larry L. Nair, 12 South Main Street, Mercersburg, Pennsylvania 17236;

•	Submitting a new signed proxy card by mail bearing a later date, or by submitting a new vote over the Internet or by telephone (any earlier proxies will be revoked automatically); or

•	Attending and voting in person at the Mercersburg Financial Corporation special meeting provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of Mercersburg Financial Corporation as indicated above.

Dissenters’ Rights (page 38 )

Under Pennsylvania law, Mercersburg Financial Corporation stockholders have the right to dissent from the merger agreement and to receive a payment in cash for the “fair value” of their shares of Mercersburg Financial Corporation common stock as determined by an appraisal process. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. To perfect your dissenters’ rights, you must follow precisely the required statutory procedures set forth in Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law. Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law is attached as Annex B to this proxy statement. Please read it carefully.

The Merger

Structure of the Merger (page 64)

Orrstown Financial Services and Mercersburg Financial Corporation entered into the merger agreement on May 31, 2018. The merger agreement provides for the merger of Mercersburg Financial Corporation with and into Orrstown Financial Services. The surviving corporation in the merger will be Orrstown Financial Services. It is anticipated that First Community Bank of Mercersburg will merge with and into Orrstown Bank, with Orrstown Bank continuing as the surviving bank, immediately following the merger.

The proposed merger will occur following approval of the proposal to approve the merger agreement by the stockholders of Mercersburg Financial Corporation and satisfaction or waiver of all other conditions to the merger, including regulatory approvals. The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

Merger Consideration for Mercersburg Financial Corporation Stockholders (page 64)

If the merger agreement is approved by the holders of at least 60% of the shares of Mercersburg Financial Corporation common stock outstanding and entitled to vote at the special meeting and the merger is subsequently completed, each outstanding share of Mercersburg Financial Corporation common stock will be converted into the right to receive at the election of the holder thereof either (1) $40.00 in cash, without interest, or (2) 1.5291 shares of Orrstown Financial Services common stock, subject to proration to ensure that in the aggregate 85% of Mercersburg Financial Corporation common stock will be converted to Orrstown Financial Services common stock and the remaining 15% of Mercersburg Financial Corporation common stock will be converted to cash.

No fractional shares of Orrstown Financial Services common stock will be issued in connection with the merger. Instead, each Mercersburg Financial Corporation stockholder will receive an amount of cash, in lieu of any fractional share, based on the average daily closing price of Orrstown Financial Services common stock as reported on NASDAQ for the ten consecutive trading day period ending on the fifth business day prior to the closing date of the merger, rounded to the nearest whole cent.

The exchange ratio was determined based on the volume weighted average stock price of Orrstown Financial Services common stock for the measurement period, which was $26.16 per share, which would have resulted in Mercersburg Financial Corporation stockholders receiving Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $40.00. Based on the closing price of Orrstown Financial Services common stock of $[ • ] per share on [ • ], the most recent practicable date prior to the mailing of this proxy statement/prospectus, Mercersburg Financial Corporation stockholders would receive Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $[ • ]. The following table presents the implied value per share to be received in exchange for each share of Mercersburg Financial Corporation common stock if the stock price of Orrstown Financial Services common stock at the closing of the merger is equal to the prices set forth in the table.

Illustrative Orrstown Financial Services Stock Price at Closing	Exchange Ratio	Implied Value Per Share of Mercersburg Financial Corporation common stock(1)
$25.00	1.5291	$38.49
$25.50	1.5291	$39.14
$26.00	1.5291	$39.79
$26.16	1.5291	$40.00
$26.50	1.5291	$40.44
$27.00	1.5291	$41.09
$27.50	1.5291	$41.74

(1)	Assumes each stockholder of Mercersburg Financial Corporation receives merger consideration consisting of 85% Orrstown Financial Services common stock and 15% cash.

Mercersburg Financial Corporation has the right to terminate the merger agreement if the volume weighted average stock price of Orrstown Financial Services common stock as reported on NASDAQ for the 15 consecutive trading days immediately preceding the determination date, is less than $20.928 per share and Orrstown Financial Services common stock underperforms the NASDAQ Bank Index by more than 20% between May 29, 2018 and the determination date. If Mercersburg Financial Corporation exercises this termination right, Orrstown Financial Services will have the option to increase the amount of Orrstown Financial Services common stock to be provided to Mercersburg Financial Corporation stockholders to an amount which, when multiplied by the volume weighted average price of Orrstown Financial Services common stock as reported on NASDAQ for the fifteen consecutive trading days immediately preceding the determination date, equals the lesser of (1) $40.00 or (2) $40.00 multiplied by the index ratio. If Orrstown Financial Services elects to increase the stock consideration pursuant to the preceding sentence, no termination will occur. In such case, you would receive Orrstown Financial Services common stock and, if applicable, cash with an implied value equal to the minimum implied value that would have avoided triggering the termination right described above. See the section of this proxy statement/prospectus titled “The Merger Agreement—Termination” beginning on page 73.

As of July 23, 2018, there were 810,080 shares of Mercersburg Financial Corporation common stock issued and outstanding. Based upon these numbers, assuming that 85% of the merger consideration will be paid in the form of Orrstown Financial Services common stock, this will result in current Orrstown Financial Services stockholders owning approximately 88.8% of the combined company and Mercersburg Financial Corporation stockholders owning approximately 11.2% of the combined company.

Election Procedures for Mercersburg Financial Corporation Stockholders (page 65)

The shares of Mercersburg Financial Corporation common stock that you hold will be exchanged for cash, Orrstown Financial Services common stock, or a combination of cash and Orrstown Financial Services common stock as chosen by you, subject to the allocation and proration procedures described in the merger agreement. No later than twenty business days prior to the anticipated closing date of the merger (or such other date as Orrstown Financial Services and Mercersburg Financial Corporation shall mutually agree), you will be sent an election form and detailed instructions to permit you to choose your preferred consideration. You will have the following choices:

•	you may elect to receive $40.00 per share in cash, without interest (the “cash consideration”), in exchange for all shares of Mercersburg Financial Corporation common stock that you hold;

•	you may elect to receive 1.5291 shares of Orrstown Financial Services common stock (the “stock consideration”) in exchange for all shares of Mercersburg Financial Corporation common stock that you hold, plus cash in lieu of any fractional share.

•	you may elect to receive the cash consideration with respect to a portion of the shares of Mercersburg Financial Corporation common stock that you hold, and the stock consideration with respect to your remaining shares; or

•	you may make no election with respect to the consideration to be received by you in exchange for your shares of Mercersburg Financial Corporation common stock.

You will have a limited period of time in which to complete the election form and return it as instructed. In order to be effective, a properly completed election form must be received by the exchange agent on or before 5:00 p.m., Eastern time, on the 25th day following the mailing date of the election form to Mercersburg Financial Corporation stockholders, unless Orrstown Financial Services and Mercersburg Financial Corporation have mutually agreed to another date and time as the election deadline, which date will be publicly announced by Orrstown Financial Services as soon as practicable prior to the election deadline. You will need to surrender your Mercersburg Financial Corporation stock certificates to receive the appropriate consideration, but you should not send us any certificates now. You will receive detailed instructions on how to exchange your stock certificates along with your election form. If you do not submit an election form, you will receive instructions on where to surrender your Mercersburg Financial Corporation stock certificates after the merger is completed.

If your shares or a portion of your shares of Mercersburg Financial Corporation common stock are held in “street name” by a broker, bank or other nominee, an election form will be mailed to the broker, bank or other nominee with respect to those shares.

Allocation Procedures for Mercersburg Financial Corporation Stockholders (page 67)

Your ability to elect to receive cash or shares of Orrstown Financial Services common stock in exchange for shares of Mercersburg Financial Corporation common stock in the merger will be subject to allocation procedures set forth in the merger agreement. Whether you receive the amount of cash and/or stock you request in your election form will depend in part on the elections of other Mercersburg Financial Corporation stockholders. You may not receive the form of consideration that you elect in the merger, and you may instead receive a pro rata amount of cash and Orrstown Financial Services common stock.

If you have a preference for receiving either cash or Orrstown Financial Services common stock for your shares of Mercersburg Financial Corporation common stock, you should return the election form indicating your preference. Mercersburg Financial Corporation stockholders who make an election will be accorded priority over those stockholders who make no election in instances where the cash consideration or stock consideration must be re-allocated in order to achieve the required ratio of Mercersburg Financial Corporation shares being converted into the right to receive cash and Orrstown Financial Services common stock. If you do not make an election, you will be allocated cash and/or Orrstown Financial Services common stock depending on the elections made by other Mercersburg Financial Corporation stockholders. Please see the examples set forth in the section of this proxy statement/prospectus titled “The Merger Agreement—Allocation Procedures” beginning on page 67. However, even if you do make an election, the form of merger consideration you actually receive may differ from the form of merger consideration you elect to receive.

The market price of Orrstown Financial Services common stock will fluctuate between the date of this proxy statement/prospectus, the date of your election and the effective time of the merger. Because the exchange ratio is fixed, such fluctuations will alter the value of the shares of Orrstown Financial Services common stock that you may receive in the merger. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Orrstown Financial Services common stock, you should carefully read the section of this proxy statement/prospectus titled “Material Federal Income Tax Consequences” beginning on page 87.

Opinion of Mercersburg Financial Corporation’s Financial Advisor (page 49)

In connection with the merger, Mercersburg Financial Corporation’s financial advisor, Ambassador Financial Group, Inc. (“Ambassador”), delivered a written opinion, dated May 31, 2018, to the Mercersburg Financial Corporation board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Mercersburg Financial Corporation common stock of the merger consideration (defined in the opinion as the stock consideration and the cash consideration, taken together) in the proposed merger. The full text of Ambassador’s written opinion to Mercersburg Financial Corporation, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus. Ambassador’s opinion to Mercersburg Financial Corporation’s board of directors was rendered for the benefit of Mercersburg Financial Corporation’s board (in its capacity as such) in connection with its evaluation of the merger. Ambassador’s opinion is not intended and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto or whether such shareholder should elect to receive the cash consideration or the stock consideration. Ambassador’s opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which Mercersburg Financial Corporation might engage or the merits of the underlying decision by Mercersburg Financial Corporation to engage in the merger.

Interests of Mercersburg Financial Corporation Directors and Executive Officers in the Merger (page 62)

Some of the members of Mercersburg Financial Corporation’s management and board of directors may be deemed to have interests in the merger that are different from, or in addition to, the interests of Mercersburg Financial Corporation stockholders generally. For example, upon execution of the merger agreement, Orrstown Financial Services and Orrstown Bank entered into an employment agreement and a change in control agreement with Robert J. Fignar, President and Chief Executive Officer of Mercersburg Financial Corporation, to be effective as of the closing date of the merger. The employment agreement provides that Mr. Fignar shall serve as the Market President for the Southern Region, defined as Franklin and Perry Counties in Pennsylvania and Washington County in Maryland, of Orrstown Bank. During the term of the employment agreement, Mr. Fignar’s minimum annual base salary will be $230,000. The employment agreement provides for a term of four years, plus an automatic extension for successive additional one year terms, unless Mr. Fignar or Orrstown Financial Services and Orrstown Bank gives at least sixty days’ notice of non-renewal. If Mr. Fignar is still employed upon attaining age 65, he may voluntarily provide notice of retirement at any time thereafter in which event he will receive salary continuation for a period of six months plus payment of 150% of the premium cost to maintain his group life insurance benefit for a period of three years. The employment agreement also provides for severance payments to Mr. Fignar if his employment is terminated by Orrstown Financial Services and Orrstown Bank without “Cause” (as defined in the employment agreement), he resigns for any reason (including death or Disability as defined in the employment agreement) within two years immediately following the closing date of the merger, or he resigns for “Good Reason” (as defined in the employment agreement) after the second anniversary of the closing date of the merger during the term of the employment agreement. The change in control agreement becomes effective after the second anniversary of the closing date of the merger and provides that Orrstown Financial Services and Orrstown Bank are to pay to Mr. Fignar specified amounts of cash compensation and provide specified health and welfare benefits in the event that his employment is terminated by Orrstown Financial Services or Orrstown Bank or any successor, without cause, within the 90 day period immediately preceding, or the two years following, the occurrence of a Change in Control (as defined in the change in control agreement) or if such termination is initiated by Mr. Fignar for any reason within six months following a change in control. The employment agreement and the change in control agreement also include customary non-competition and non-solicitation provisions.

In addition, members of Mercersburg Financial Corporation’s management and board of directors may be deemed to have interests in the merger that are different from, or in addition, to the interests of Mercersburg Financial Corporation stockholders generally, including:

•	payment of cash severance benefits under existing severance policies to other Mercersburg Financial Corporation employees upon termination of their employment; and

•	continued indemnification and liability insurance coverage for directors and executive officers with respect to acts or omissions occurring before the merger.

Limitations on Considering Other Acquisition Proposals (page 76)

The merger agreement restricts Mercersburg Financial Corporation’s ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire Mercersburg Financial Corporation. However, if Mercersburg Financial Corporation receives a bona fide unsolicited written acquisition proposal from a third party that is, or is reasonably likely to be, more favorable from a financial point of view to Mercersburg Financial Corporation stockholders than the terms of the merger agreement, Mercersburg Financial Corporation may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions in the merger agreement. In addition, the Mercersburg Financial Corporation board of directors may not:

•	withdraw, qualify, amend, modify, withhold, or propose to withdraw, qualify, amend, modify, or withhold, in a manner adverse to Orrstown Financial Services in connection with the transactions provided for in the merger agreement (including the merger), its recommendation that Mercersburg Financial Corporation stockholders vote to approve the merger agreement and the merger;

•	fail to reaffirm its recommendation that Mercersburg Financial Corporation stockholders vote to approve the merger agreement and the merger within three business days following a request by Orrstown Financial Services;

•	make any statement, announcement or release, in connection with the special meeting or otherwise, inconsistent with its recommendation that Mercersburg Financial Corporation stockholders vote to approve the merger agreement and the merger (including taking a neutral position or no position with respect to an acquisition proposal);

•	approve or recommend, or propose to approve or recommend, any acquisition proposal; or

•	enter into (or cause Mercersburg Financial Corporation, or any of its subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement:

•	related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the no solicitation provisions of the merger agreement); or

•	requiring Mercersburg Financial Corporation to abandon, terminate or fail to consummate the merger or any other transaction provided for in the merger agreement;

unless the Mercersburg Financial Corporation board of directors determines in good faith, after consultation with its outside legal counsel and its independent financial advisor, that an acquisition proposal is a superior proposal and, after consultation with such counsel, that it is required to take such action to comply with the fiduciary standard of conduct required of a board of directors under the applicable law and Mercersburg Financial Corporation’s bylaws. In that event, Mercersburg Financial Corporation must provide Orrstown Financial Services with notice of such determination and cooperate and negotiate in good faith with Orrstown Financial Services to adjust or modify the terms and conditions of the merger agreement.

Conditions to the Merger (page 71)

Orrstown Financial Services and Mercersburg Financial Corporation will not complete the merger unless a number of conditions are satisfied or waived, including:

•	the stockholders of Mercersburg Financial Corporation must approve the merger agreement;

•	Orrstown Financial Services and Mercersburg Financial Corporation must have obtained all regulatory approvals required to complete the transactions provided for in the merger agreement, all related statutory waiting periods have expired, and none of the regulatory approvals imposed any term, condition or restriction that Orrstown Financial Services reasonably determines would (a) prohibit or materially limit the ownership or operation by Orrstown Financial Services of all or any material portion of the business or assets of Mercersburg Financial Corporation or Orrstown Bank, (b) compel Orrstown Financial Services to dispose of or hold separate all or any material portion of the business or assets of Mercersburg Financial Corporation or Orrstown Bank or (c) compel Orrstown Financial Services to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (a)-(c) of this sentence would have a material adverse effect on the future operation by Orrstown Financial Services of its business, taken as a whole (a “burdensome condition”);

•	the absence of any order, decree or injunction in effect, or any law, statute or regulation enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal the completion of the transactions provided for in the merger agreement;

•	Orrstown Financial Services and Mercersburg Financial Corporation must each receive a legal opinion from their respective counsel, or such other counsel as provided for in the merger agreement, regarding treatment of the merger as a “reorganization” for federal income tax purposes;

•	the representations and warranties of each of the parties in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect;

•	each of the parties in the merger agreement must have performed in all material respects all obligations required to be performed by it;

•	holders of no more than ten percent of the outstanding shares of Mercersburg Financial Corporation common stock have asserted dissenters’ rights of appraisal under the Pennsylvania Business Corporation Law; and

•	the registration statement becoming effective.

Termination of the Merger Agreement (page 73)

The parties can mutually agree to terminate the merger agreement before the merger has been completed, and either company can terminate the merger agreement if:

•	the merger is not consummated by March 31, 2019, unless the terminating party’s failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date;

•	the other party materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach is not cured within 30 days of written notice;

•	(1) any regulatory approval required for consummation of the merger and the other transactions provided for in the merger agreement imposes any term, condition or restriction upon Orrstown Financial Services or any of its subsidiaries that Orrstown Financial Services reasonably determines, after consultation with Mercersburg Financial Corporation, is a burdensome condition or has been denied by final nonappealable action, or (2) any governmental entity has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the transactions provided for in the merger agreement, and the terminating party in either case has used its reasonable best efforts to have the order, injunction or decree lifted or to prevent the burdensome condition from being imposed; or

•	the required approval of the merger agreement by the Mercersburg Financial Corporation stockholders is not obtained.

In addition, Orrstown Financial Services may terminate the merger agreement if:

•	the Mercersburg Financial Corporation board of directors:

•	withdraws, qualifies, amends, modifies or withholds its recommendation to the Mercersburg Financial Corporation stockholders to vote in favor of the merger, fails to reaffirm such recommendation within three business days following a request to do so by Orrstown Financial Services, or makes any statement, filing or release that is inconsistent with such recommendation;

•	materially breaches its obligation to call, give notice of hold and commence the special meeting or to solicit proxies in favor of approval of the merger agreement and the merger;

•	approves or recommends another acquisition proposal;

•	enters into, or causes Mercersburg Financial Corporation to enter into, any letter of intent, agreement in principle, acquisition, or other agreement related to an acquisition proposal, or requiring Mercersburg Financial Corporation to abandon, terminate or fail to complete the merger or the transactions contemplated thereby;

•	resolves or otherwise determines to take, or announces an intention to take, any of the actions listed above; or

•	Mercersburg Financial Corporation or any of its representatives breaches in any material respect the provisions in the merger agreement prohibiting the solicitation of other offers.

Mercersburg Financial Corporation has the right to terminate the merger agreement in connection with entering into a definitive agreement to effect a superior proposal, subject to specified conditions in the merger agreement. In addition, Mercersburg Financial Corporation has the right to terminate the merger agreement if the volume weighted average stock price of Orrstown Financial Services common stock as reported on NASDAQ for the 15 consecutive trading days immediately preceding the determination date, is less than $20.928 per share and Orrstown Financial Services common stock underperforms the NASDAQ Bank Index by more than 20% between May 29, 2018 and the determination date. If Mercersburg Financial Corporation exercises this termination right, Orrstown Financial Services will have the option to increase the amount of Orrstown Financial Services common stock to be provided to Mercersburg Financial Corporation stockholders to an amount which, when multiplied by the volume weighted average price of Orrstown Financial Services common stock as reported on NASDAQ for the fifteen consecutive trading days immediately preceding the determination date, equals the lesser of (1) $40.00 or (2) $40.00 multiplied by the index ratio. If Orrstown Financial Services elects to increase the stock consideration pursuant to the preceding sentence, no termination will occur.

Termination Fee (page 75)

Under the terms of the merger agreement, Mercersburg Financial Corporation must pay Orrstown Financial Services a termination fee of $1,250,000 if:

•	Orrstown Financial Services terminates the merger agreement as a result of the Mercersburg Financial Corporation board of directors:

•	withdrawing, qualifying, amending, modifying or withholding its recommendation to the Mercersburg Financial Corporation stockholders to vote in favor of the merger, failing to reaffirm such recommendation within five business days following a request to do so by Orrstown Financial Services, or making any statement, filing or release that is inconsistent with such recommendation;

•	materially breaching its obligation to call, give notice of hold and commence the special meeting or to solicit proxies in favor of the merger;

•	approving or recommending another acquisition proposal;

•	entering into, causing Mercersburg Financial Corporation to enter into, any letter of intent, agreement in principle, acquisition, or other agreement related to an acquisition proposal, or requiring Mercersburg Financial Corporation to abandon, terminate or fail to complete the merger or the transactions contemplated thereby; or

•	resolving or otherwise determining to take, or announcing an intention to take, any of the actions listed above;

•	Orrstown Financial Services terminates the merger agreement as a result of a material breach by Mercersburg Financial Corporation of the provisions in the merger agreement prohibiting the solicitation of other offers;

•	Mercersburg Financial Corporation terminates the merger agreement in connection with entering into a definitive agreement to effect a superior proposal;

•	Orrstown Financial Services or Mercersburg Financial Corporation terminates the merger agreement as a result of:

•	the failure of the Mercersburg Financial Corporation stockholders to approve the merger agreement and the merger, or the merger not having been consummated by March 31, 2019 due to the failure of the Mercersburg Financial Corporation stockholders to approve the merger agreement, and both

•	an acquisition proposal with respect to Mercersburg Financial Corporation has been publicly announced, disclosed or otherwise communicated to the Mercersburg Financial Corporation board of directors or senior management of Mercersburg Financial Corporation prior to the Mercersburg Financial Corporation special meeting or March 31, 2019, as applicable; and

•	within 12 months of termination of the merger agreement, Mercersburg Financial Corporation enters into a definitive agreement with respect to, or consummates, another acquisition transaction; or

•	Orrstown Financial Services terminates the merger agreement as a result of a willful material breach by Mercersburg Financial Corporation of any of its representations, warranties, covenants or agreements contained in the merger agreement, and both:

•	an acquisition proposal with respect to Mercersburg Financial Corporation has been publicly announced, disclosed or otherwise communicated to the Mercersburg Financial Corporation board of directors or senior management of Mercersburg Financial Corporation prior to such breach or during the related cure period; and

•	within 12 months of termination of the merger agreement, Mercersburg Financial Corporation enters into a definitive agreement with respect to, or consummates, another acquisition transaction.

Effective Time of the Merger (page 64)

We expect that the merger will be completed as soon as practicable following the satisfaction or waiver of all closing conditions, including approval of the merger agreement and the merger by the Mercersburg Financial Corporation stockholders and receipt of all regulatory approvals. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied or waived, where permissible. We currently expect to complete the merger during the fourth quarter of 2018; however, because the merger is subject to conditions beyond our control, we cannot predict the actual timing of the closing.

Material Federal Income Tax Consequences for Mercersburg Financial Corporation Stockholders (page 87)

Each of Orrstown Financial Services and Mercersburg Financial Corporation will receive an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a “reorganization” pursuant to section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes. Accordingly, you generally will not recognize any gain or loss on the exchange of shares of Mercersburg Financial Corporation common stock solely for shares of Orrstown Financial Services common stock, except with respect to any cash received in lieu of fractional shares of Orrstown Financial Services common stock. However, you generally will incur a tax obligation if you receive cash in exchange for your shares of Mercersburg Financial Corporation common stock. Each of Orrstown Financial Services’ and Mercersburg Financial Corporation’s obligations to complete the merger are conditioned on its receipt of this opinion, dated as of the effective date of the merger, regarding certain federal income tax consequences of the merger.

Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation and on whether you receive stock, cash or a mix of stock and cash in the merger. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Required Regulatory Approvals (page 85)

To complete the merger, Orrstown Financial Services and Orrstown Bank need the prior approval of the Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking and Securities. The United States Department of Justice is able to provide input into the approval process of federal banking agencies to challenge the approval on antitrust grounds. Orrstown Financial Services and Orrstown Bank have filed all necessary applications and notices with the applicable regulatory authorities. Orrstown Financial Services and Orrstown Bank cannot predict, however, whether or when the required regulatory approvals will be obtained or whether any such approvals will impose any burdensome condition upon Orrstown Financial Services or Orrstown Bank.

Accounting Treatment (page 61)

The merger will be accounted for using the acquisition method of accounting with Orrstown Financial Services treated as the acquiror. Under this method of accounting, Mercersburg Financial Corporation’s assets and liabilities will be recorded by Orrstown Financial Services at their respective fair values as of the closing date of the merger and added to those of Orrstown Financial Services. Any excess of purchase price over the net fair values of Mercersburg Financial Corporation’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of Mercersburg Financial Corporation’s net assets over the purchase price will be recognized in earnings by Orrstown Financial Services on the closing date of the merger. Financial statements of Orrstown Financial Services issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Mercersburg Financial Corporation prior to the merger. The results of operations of Mercersburg Financial Corporation will be included in the results of operations of Orrstown Financial Services beginning on the day after the effective date of the merger.

Listing of Orrstown Financial Services common stock to be Issued in the Merger (page 79)

Orrstown Financial Services’ common stock is quoted on NASDAQ under the trading symbol “ORRF.” Under the terms of the merger agreement, Orrstown Financial Services will file a notice of additional listing of shares with NASDAQ with respect to the shares of Orrstown Financial Services common stock to be issued to the holders of Mercersburg Financial Corporation common stock in the merger so that these shares will be listed and traded on NASDAQ following the merger.

Differences Between Rights of Holders of Orrstown Financial Services and Mercersburg Financial Corporation Stock (page 91)

The rights of Mercersburg Financial Corporation stockholders currently are governed by Mercersburg Financial Corporation’s articles of incorporation and bylaws, and by the Pennsylvania Business Corporation Law. After the merger is completed, Mercersburg Financial Corporation stockholders who receive Orrstown Financial Services common stock in the merger will become stockholders of Orrstown Financial Services, and, therefore, their rights as stockholders of Orrstown Financial Services will be governed by Orrstown Financial Services’ articles of incorporation and bylaws, and by the Pennsylvania Business Corporation Law. This means that, as a result of the merger, Mercersburg Financial Corporation stockholders will have different rights when they become holders of Orrstown Financial Services common stock than they currently have as holders of Mercersburg Financial Corporation common stock.

SELECTED HISTORICAL FINANCIAL DATA

Orrstown Financial Services Selected Historical Financial and Other Data

The following tables set forth selected historical financial and other data of Orrstown Financial Services for the periods and as of the dates indicated. The historical consolidated financial data as of and for each of the years in the five-year period ended December 31, 2017 have been derived in part from Orrstown Financial Services’ audited financial statements and related notes incorporated by reference into this proxy statement/prospectus. The information at and for the three months ended March 31, 2018 and 2017 is unaudited. However, in the opinion of management of Orrstown Financial Services, all adjustments (all of which are of a normal recurring nature) that are necessary for a fair statement are reflected in the unaudited information. The selected operating data presented below for the three months ended March 31, 2018 are not necessarily indicative of a full year’s operations.

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
(In Thousands, Except per Share Information)	2018	2017	2017	2016	2015	2014	2013
Summary of Operations
Interest and dividend income	$14,275	$11,830	$51,015	$41,962	$38,635	$38,183	$37,098
Interest expense	2,591	1,593	7,644	5,417	4,301	4,159	5,011

Net interest income	11,684	10,237	43,371	36,545	34,334	34,024	32,087
Provision for loan losses	200	—	1,000	250	(603)	(3,900)	(3,150)

Net interest income after provision for loan losses	11,484	10,237	42,371	36,295	34,937	37,924	35,237
Investment securities gains	816	3	1,190	1,420	1,924	1,935	332
Noninterest income	4,886	4,332	19,197	18,319	17,254	16,919	17,476
Noninterest expenses	13,069	12,146	50,330	48,140	44,607	43,768	43,247

Income before income tax expense (benefit)	4,117	2,426	12,428	7,894	9,508	13,010	9,798
Income tax expense (benefit)	492	424	4,338	1,266	1,634	(16,132)	(206)

Net income	$3,625	$2,002	$8,090	$6,628	$7,874	$29,142	$10,004

Per Share Information
Basic earnings per share	$0.45	$0.25	$1.00	$0.82	$0.97	$3.59	$1.24
Diluted earnings per share	0.44	0.24	0.98	0.81	0.97	3.59	1.24
Dividends per share	0.12	0.10	0.42	0.35	0.22	0.00	0.00
Book value at period end	16.95	16.50	17.34	16.28	16.08	15.40	11.28
Weighted average shares outstanding — basic	8,082,400	8,059,503	8,070,472	8,059,412	8,106,438	8,110,344	8,093,306
Weighted average shares outstanding — diluted	8,268,313	8,198,127	8,226,261	8,145,456	8,141,600	8,116,054	8,093,306
Stock Price Statistics
Price earnings ratio at close	13.2	22.1	25.3	27.3	18.4	4.7	13.2
Diluted price earnings ratio at close	13.5	23.0	25.8	27.7	18.4	4.7	13.2
Price to book at close	1.4	1.4	1.5	1.4	1.1	1.1	1.4
Period-End Information
Total assets	$1,635,906	$1,453,946	$1,558,849	$1,414,504	$1,292,816	$1,190,443	$1,177,812
Loans	1,044,114	901,331	1,010,012	883,391	781,713	704,946	671,037
Total investment securities	466,922	431,025	425,305	408,124	402,844	384,549	416,864
Deposits — noninterest-bearing	172,496	157,983	162,343	150,747	131,390	116,302	116,371
Deposits — interest-bearing	1,127,018	1,025,893	1,057,172	1,001,705	900,777	833,402	884,019
Total deposits	1,299,514	1,183,876	1,219,515	1,152,452	1,032,167	949,704	1,000,390
Repurchase agreements	12,731	43,414	43,576	35,864	29,156	21,742	9,032
Borrowed money	164,725	74,077	133,815	76,163	84,495	79,812	66,077
Total stockholders’ equity	142,556	137,469	144,765	134,859	133,061	127,265	91,439
Assets under management — market value	$1,372,926	$1,257,013	$1,370,950	$1,174,143	$966,362	$1,017,013	$1,085,216
Financial Ratios
Stockholders’ equity / total assets	8.71%	9.45%	9.29%	9.53%	10.29%	10.69%	7.76%
Average equity / average assets	8.87%	9.52%	9.49%	10.41%	10.66%	8.63%	7.45%
Return on average equity	10.38%	6.01%	5.73%	4.80%	5.99%	28.78%	11.30%
Return on average assets	0.92%	0.57%	0.54%	0.50%	0.64%	2.48%	0.84%
Capital Ratios
Total capital to risk weighted assets	13.2%	14.3%	13.3%	14.6%	15.8%	16.8%	15.0%
Tier 1 capital to risk weighted assets	12.1%	13.1%	12.1%	13.3%	14.6%	15.6%	13.7%
Common equity Tier 1 capital to risk weighted assets	12.1%	13.1%	12.1%	13.3%	14.6%	n/a	n/a
Tier 1 capital to average assets	8.9%	9.1%	8.9%	9.3%	9.8%	9.5%	8.1%

Mercersburg Financial Corporation Selected Historical Financial and Other Data

The following tables set forth selected historical financial data for Mercersburg Financial Corporation as of and for each of the three months ended March 31, 2018 and 2017 (unaudited) and for the five years ended December 31, 2017, 2016, 2015, 2014 and 2013 (which has been derived primarily from its audited financial statements). The information at and for the three months ended March 31, 2018 and 2017 is unaudited. However, in the opinion of management of Mercersburg Financial Corporation, all adjustments (all of which are of a normal recurring nature) that are necessary for a fair statement are reflected in the unaudited information. The selected operating data presented below for the three months ended March 31, 2018 are not necessarily indicative of a full year’s operations. You should read these tables together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Mercersburg Financial Corporation” included in this proxy statement/prospectus.

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
(In Thousands, Except per Share Information)	2018	2017	2017	2016	2015	2014	2013
Summary of Operations
Interest and dividend income	$1,837	$1,790	$7,243	$6,985	$6,662	$6,491	$6,837
Interest expense	196	169	703	633	657	766	1,009

Net interest income	1,641	1,621	6,540	6,352	6,005	5,725	5,828
Provision for loan losses	—	35	153	450	130	(150)	(235)

Net interest income after provision for loan losses	1,641	1,586	6,387	5,902	5,875	5,875	6,063
Investment securities gains	—	—	—	38	17	30	102
Noninterest income	199	188	1,013	937	891	878	1,065
Noninterest expenses	1,500	1,429	5,764	5,599	5,513	5,521	6,014

Income before income tax expense (benefit)	340	345	1,636	1,278	1,270	1,262	1,216
Income tax expense	49	81	797	235	208	171	97

Net income	$291	$264	$839	$1,043	$1,062	$1,091	$1,119

Per Share Information
Basic earnings per share	$0.36	$0.33	$1.04	$1.29	$1.31	$1.35	$1.38
Dividends per share	0.14	0.14	0.56	0.48	0.48	0.40	0.30
Book value at period end	26.08	25.69	25.97	25.48	24.92	24.18	23.37
Weighted average shares outstanding	810,080	810,080	810,080	810,080	810,080	810,080	810,080
Period-End Information
Total assets	$183,966	$180,962	$180,390	$177,016	$169,026	$167,786	$171,708
Loans	150,195	150,884	152,056	149,813	141,970	132,009	123,246
Total investment securities	8,460	8,460	9,179	8,697	11,576	14,633	17,090
Deposits — noninterest-bearing	27,517	25,348	27,279	25,512	25,491	23,490	21,270
Deposits — interest-bearing	132,383	132,119	129,332	128,253	120,751	122,195	129,253
Total deposits	159,900	157,467	156,611	153,766	146,242	145,685	150,523
Total stockholders’ equity	21,128	20,813	21,035	20,641	20,186	19,585	18,931
Financial Ratios
Stockholders’ equity to total assets	11.48%	11.50%	11.66%	11.66%	11.94%	11.67%	11.03%
Average equity / average assets	11.38%	11.45%	11.72%	11.86%	11.88%	11.41%	10.70%
Return on average equity	5.51%	5.06%	3.99%	5.10%	5.33%	5.63%	6.07%
Return on average assets	0.64%	0.59%	0.47%	0.60%	0.63%	0.64%	0.65%
Capital Ratios (1)
Total capital to risk weighted assets	17.7%	17.2%	17.5%	17.4%	17.5%	16.6%	16.4%
Tier 1 capital to risk weighted assets	16.4%	15.9%	16.2%	16.1%	16.3%	15.4%	15.1%
Common equity Tier 1 capital to risk weighted assets	16.4%	15.9%	16.2%	16.1%	16.3%	na	na
Tier 1 capital to average assets	11.3%	11.3%	11.5%	11.5%	11.8%	10.8%	10.3%

(1)	The capital ratios presented are for the bank subsidiary only. As a Small Bank Holding Company as defined in the Small Bank Holding Company and Small Savings and Loan Holding Company Policy Statement attached as an appendix to the FRB’s Regulation Y, Mercersburg Financial Corporation is not subject to the regulatory capital requirements prescribed by Regulation G.

ORRSTOWN FINANCIAL SERVICES MARKET PRICE AND DIVIDEND INFORMATION

Orrstown Financial Services’ common stock currently trades on the NASDAQ Capital Market under the symbol “ORRF.” The following table shows the high and low sales price per share for Orrstown Financial Services’ common stock by quarter, as reported by the NASDAQ Capital Market for the periods indicated. The table also provides information as to dividends declared per share of Orrstown Financial Services common stock.

	Market Prices						Dividend Paid Per Share
	High			Low
Fiscal Year Ending December 31, 2018
First Quarter		$26.65			$23.40			$0.12
Second Quarter		$27.05			$23.60			$0.13
Third Quarter (through [ • ], 2018)	$	[	• ]	$	[	• ]	$	[	• ]
Fiscal Year Ended December 31, 2017
First Quarter		$23.40			$20.00			$0.10
Second Quarter		$23.00			$19.05			$0.10
Third Quarter		$26.55			$22.15			$0.10
Fourth Quarter		$26.95			$24.15			$0.12
Fiscal Year Ended December 31, 2016
First Quarter		$18.11			$16.60			$0.08
Second Quarter		$19.95			$17.05			$0.09
Third Quarter		$23.73			$17.59			$0.09
Fourth Quarter		$23.75			$18.05			$0.09

On May 31, 2018, the last full trading day immediately preceding the public announcement of the merger, and on [ • ], the most recent practicable date prior to the mailing of this proxy statement/prospectus, the last reported sales prices of Orrstown Financial Services’ common stock, as reported by the NASDAQ Capital Market, were $25.95 per share and $[ • ] per share, respectively. The market price of Orrstown Financial Services common stock is likely to fluctuate prior to the effective time of the merger. You are encouraged to obtain current trading prices for Orrstown Financial Services’ common stock in considering whether to vote on the matters being considered at the annual meeting and in completing your election form for the merger consideration.

Orrstown Financial Services expects that after the completion of the merger, subject to approval and declaration by the Orrstown Financial Services board of directors, it will continue to declare quarterly cash dividends on shares of its common stock consistent with past practices. The actual payment of dividends is subject to numerous factors, and no assurance can be given that Orrstown Financial Services will pay dividends following the completion of the merger or that dividends will not be reduced in the future. The current annualized rate of distributions on the shares of Orrstown Financial Services common stock is $0.52 per share.

As of July 23, 2018, there were approximately [ • ] holders of record of Orrstown Financial Services’ common stock.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section of this proxy statement/prospectus titled “Special Note Regarding Forward-Looking Statements” on page 29, you should carefully consider the following risk factors described below in deciding how to vote. You should also read and consider the risk factors associated with the business of Orrstown Financial Services because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found in the Orrstown Financial Services Annual Report on Form 10-K for the fiscal year ended December  31, 2017.

Risks Relating to the Merger

The value of the merger consideration that Mercersburg Financial Corporation stockholders receive may vary with changes in Orrstown Financial Services’ stock price and whether they receive stock or cash consideration.

Upon completion of the merger, 85% of the total number of shares of Mercersburg Financial Corporation common stock outstanding immediately prior to the effective time of the merger will be converted into shares of Orrstown Financial Services common stock, and the remaining shares of Mercersburg Financial Corporation common stock will be converted into cash. The exchange ratio for the stock portion of the merger consideration is fixed. Accordingly, the dollar value of Orrstown Financial Services common stock that Mercersburg Financial Corporation stockholders will receive upon completion of the merger will depend upon the market value of Orrstown Financial Services common stock at the time of completion of the merger, which may be lower or higher than the closing price of Orrstown Financial Services common stock on the last full trading day preceding public announcement of the merger, the dates of the special meetings or the date on which elections are due. Thus, at the time of the special meetings and at the time the elections are due, you will not know or be able to determine the dollar value of the stock consideration to be received in the merger. See the section of this proxy statement/prospectus titled “The Merger Agreement—Merger Consideration” beginning on page 64.

Mercersburg Financial Corporation stockholders may not receive the form of merger consideration that they elect.

If the merger agreement is approved by the holders of at least 60% of the shares of Mercersburg Financial Corporation common stock outstanding and entitled to vote at the special meeting and the merger is subsequently completed, each outstanding share of Mercersburg Financial Corporation common stock will be converted into the right to receive at the election of the holder thereof either (1) $40.00 in cash, without interest, or (2) 1.5291 shares of Orrstown Financial Services common stock, subject to proration to ensure that in the aggregate 85% of Mercersburg Financial Corporation common stock will be converted to Orrstown Financial Services common stock and the remaining 15% of Mercersburg Financial Corporation common stock will be converted to cash.

You will have the opportunity to elect to receive all cash, all stock or a combination of cash and stock with respect to the shares of Mercersburg Financial Corporation common stock that you hold. Your right as a Mercersburg Financial Corporation stockholder to receive the consideration you elect for your shares is limited because of the allocation procedures set forth in the merger agreement, which are intended to ensure that 85% of the total number of shares of Mercersburg Financial Corporation common stock outstanding immediately prior to the effective time of the merger will be converted into shares of Orrstown Financial Services common stock, and the remaining shares of Mercersburg Financial Corporation common stock will be converted into cash. If the total stock elections by Mercersburg Financial Corporation stockholders are greater, or less, than the aggregate stock consideration to be paid in the merger, you may not receive the form of consideration that you elect and you may receive a pro rata amount of cash and Orrstown Financial Services common stock. A detailed discussion of the election and allocation provisions of the merger agreement is set forth in the sections of this proxy statement/prospectus titled “The Merger Agreement—Merger Consideration,” “—Election Procedures” and “—Allocation Procedures,” beginning on page 64. We recommend that you carefully read this discussion and the merger agreement attached to this proxy statement/prospectus as Annex A.

The federal income tax consequences of the merger for Mercersburg Financial Corporation stockholders will be dependent upon the merger consideration received.

The federal income tax consequences of the merger to you will depend upon the merger consideration that you receive. You generally will not recognize any gain or loss on the exchange of shares of Mercersburg Financial Corporation common stock solely for shares of Orrstown Financial Services common stock, except with respect to cash received in lieu of fractional shares of Orrstown Financial Services common stock. However, you generally will be taxed if you receive cash in exchange for your shares of Mercersburg Financial Corporation common stock. Furthermore, since the merger consideration you receive may differ from what you elected, you cannot control the tax consequences of the merger to you. For a detailed discussion of the federal income tax consequences of the merger to Mercersburg Financial Corporation stockholders generally, see the section of this proxy statement/prospectus titled “Material Federal Income Tax Consequences” beginning on page 87. We strongly encourage you to consult your own tax advisors as to the effect of the merger on your specific interests.

There is no assurance when or even if the merger will be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include:

•	approval of the merger agreement and the merger by Mercersburg Financial Corporation stockholders;

•	the receipt of required regulatory approvals;

•	absence of orders prohibiting the completion of the merger;

•	effectiveness of the registration statement of which this proxy statement/prospectus is a part;

•	the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements; and

•	the receipt by both parties of legal opinions from their respective tax counsels.

There can be no assurance that the parties will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The parties can agree at any time to terminate the merger agreement even after Mercersburg Financial Corporation’s stockholders have provided their approval. The parties can also terminate the merger agreement under other specified circumstances. See “The Merger Agreement—Termination” on page 73. In addition, Mercersburg Financial Corporation may choose to terminate the merger agreement if the volume weighted average stock price of Orrstown Financial Services’ common stock as reported on NASDAQ during the 15 trading day period ending on the determination date is less than $20.928 per share and Orrstown Financial Services’ common stock underperforms the NASDAQ Bank Index by more than 20% between May 29, 2018 and the determination date. Any such termination would be subject to the right of Orrstown Financial Services to increase the amount of Orrstown Financial Services common stock to be provided to Mercersburg Financial Corporation stockholders pursuant to the formula prescribed in the merger agreement. See the section of this proxy statement/prospectus titled “The Merger Agreement—Termination” beginning on page 73 for a more complete discussion of the circumstances under which the merger agreement could be terminated.

Regulatory approvals may not be received or may take longer than expected in order to be obtained.

Orrstown Financial Services and Orrstown Bank are required to obtain the approvals of the Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking and Securities prior to completing the merger. Obtaining the approval of these regulatory agencies may delay the date of completion of the merger. In addition, you should be aware that, as in any transaction, it is possible that, among other things, restrictions on the combined operations of the two companies may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the merger to Orrstown Financial Services or have an adverse effect on Orrstown Financial Services following the merger and prevent it from achieving the expected benefits of the merger. Orrstown Financial Services has the right to terminate the merger agreement if the approval of any governmental authority required for consummation of the merger and the other transactions provided for in the merger agreement, imposes any term, condition or restriction upon Orrstown Financial Services or any of its subsidiaries that Orrstown Financial Services reasonably determines would (a) prohibit or materially limit the ownership or operation by Orrstown Financial Services of any material portion of Mercersburg Financial Corporation’s business or assets, (b) compel Orrstown Financial Services to dispose or hold separate any material portion of Mercersburg Financial Corporation’s assets or (c) compel Orrstown Financial Services to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (a)-(c) of this sentence would have a material adverse effect on the future operation by Orrstown Financial Services of its business, taken as a whole.

If the merger is not completed, Mercersburg Financial Corporation will have incurred substantial expenses without their stockholders realizing the expected benefits.

Mercersburg Financial Corporation has incurred, and will continue to incur, substantial expenses in connection with the transactions described in this proxy statement/prospectus. If the merger is not completed, these expenses may have a material adverse impact on the operating results of Mercersburg Financial Corporation.

Mercersburg Financial Corporation’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Mercersburg Financial Corporation stockholders.

In considering the information contained in this proxy statement/prospectus, you should be aware that Mercersburg Financial Corporation’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Mercersburg Financial Corporation stockholders generally. For example, upon execution of the merger agreement, Orrstown Financial Services and Orrstown Bank entered into an employment agreement and a change in control agreement with Robert J. Fignar, President and Chief Executive Officer of Mercersburg Financial Corporation, to be effective as of the closing date of the merger. The employment agreement provides that Mr. Fignar shall serve as the Market President for the Southern Region, defined as Franklin and Perry Counties in Pennsylvania and Washington County in Maryland, of Orrstown Bank. During the term of the employment agreement, Mr. Fignar’s minimum annual base salary will be $230,000. The employment agreement provides for a term of four years, plus an automatic extension for successive additional one year terms, unless Mr. Fignar or Orrstown Financial Services and Orrstown Bank gives at least sixty days’ notice of non-renewal. If Mr. Fignar is still employed upon attaining age 65, he may voluntarily provide notice of retirement in which event he will receive salary continuation for a period of six months plus payment of 150% of the premium cost to maintain his group life insurance benefit for a period of three years. The employment agreement also provides for severance payments to Mr. Fignar if his employment is terminated without “Cause” (as defined in the employment agreement), he resigns for any reason (including death or Disability as defined in the employment agreement) within two years of the closing date of the merger, or he resigns for “Good Reason” (as defined in the employment agreement) after the second anniversary of the closing date of the merger during the term of the employment agreement. The change in control agreement becomes effective after the second anniversary of the closing date of the merger and provides that Orrstown Financial Services and Orrstown Bank are to pay to Mr. Fignar specified amounts of cash compensation and provide specified health and welfare benefits in the event that his employment is terminated by Orrstown Financial Services or Orrstown Bank or any successor, without cause, within the 90 day period immediately preceding, or the two years following, the occurrence of a change in control (as defined in the change in control agreement) or if such termination is initiated by Mr. Fignar for any reason within six months following a change in control. The employment agreement and the change in control agreement also include customary non-competition and non-solicitation provisions.

In addition, members of Mercersburg Financial Corporation’s management and board of directors may be deemed to have interests in the merger that are different from, or in addition to, the interests of Mercersburg Financial Corporation stockholders generally, including:

•	payment of cash severance benefits under existing severance policies to other Mercersburg Financial Corporation employees upon termination of their employment; and

•	continued indemnification and liability insurance coverage for directors and executive officers with respect to acts or omissions occurring before the merger.

Goodwill incurred in the merger may negatively affect Orrstown Financial Services’ financial condition.

To the extent that the merger consideration, consisting of the cash and the number of shares of Orrstown Financial Services common stock issued or to be issued in the merger, exceeds the fair value of the net assets, including identifiable intangibles, of Mercersburg Financial Corporation, that amount will be reported as goodwill by Orrstown Financial Services. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually or more frequently if events or circumstances warrant. A failure to realize expected benefits of the merger could adversely impact the carrying value of the goodwill recognized in the merger and, in turn, negatively affect Orrstown Financial Services’ financial results.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Mercersburg Financial Corporation.

Until the completion of the merger, Mercersburg Financial Corporation is restricted from soliciting, initiating, encouraging, or with some exceptions, considering any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Orrstown Financial Services except in connection with a superior proposal as provided in the merger agreement. In addition, Mercersburg Financial Corporation has agreed to pay a termination fee of $1,250,000 to Orrstown Financial Services in specified circumstances to terminate the merger agreement. These provisions could discourage other companies from trying to acquire Mercersburg Financial Corporation even though those other companies might be willing to offer greater value to Mercersburg Financial Corporation stockholders than Orrstown Financial Services has offered in the merger.

Orrstown Financial Services may be unable to successfully integrate Mercersburg Financial Corporation’s operations.

The merger involves the integration of two companies that previously operated independently. The difficulties of combining the companies’ operations include:

•	integrating personnel with diverse business backgrounds;

•	integrating departments, systems, operating procedures and information technologies;

•	combining different corporate cultures;

•	retaining existing customers and attracting new customers; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have a material adverse effect on the business and results of operations of the combined company.

The success of the merger will depend, in part, on Orrstown Financial Services’ ability to realize the anticipated benefits and cost savings from combining the business of Orrstown Financial Services with Mercersburg Financial Corporation. If Orrstown Financial Services is unable to successfully integrate Mercersburg Financial Corporation, the anticipated benefits and cost savings of the merger may not be realized fully or may take longer to realize than expected. For example, Orrstown Financial Services may fail to realize the anticipated increase in earnings and cost savings anticipated to be derived from the acquisition. In addition, as with regard to any merger, a significant change in interest rates or economic conditions or decline in asset valuations may also cause Orrstown Financial Services not to realize expected benefits and result in the merger not being as accretive as expected.

Unanticipated costs relating to the merger could reduce Orrstown Financial Services’ future earnings per share.

Orrstown Financial Services believes that it has reasonably estimated the likely costs of integrating the operations of Orrstown Financial Services and Mercersburg Financial Corporation, and the incremental costs of operating as a combined company. However, it is possible that Orrstown Financial Services could incur unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, which could result in the merger not being as accretive as expected or having a dilutive effect on the combined company’s earnings per share.

Former Mercersburg Financial Corporation stockholders will have limited ability to influence Orrstown Financial Services’ actions and decisions following the merger.

Following the merger, former Mercersburg Financial Corporation stockholders are expected to hold approximately 11.2% of the outstanding shares of Orrstown Financial Services common stock. As a result, former Mercersburg Financial Corporation stockholders will have limited ability to influence Orrstown Financial Services’ business. Former Mercersburg Financial Corporation stockholders will not have separate approval rights with respect to any actions or decisions of Orrstown Financial Services or have separate representation on Orrstown Financial Services’ board of directors.

The shares of Orrstown Financial Services common stock to be received by Mercersburg Financial Corporation stockholders as a result of the merger will have different rights from shares of Mercersburg Financial Corporation common stock.

Following completion of the merger, Mercersburg Financial Corporation stockholders will no longer be stockholders of Mercersburg Financial Corporation. Mercersburg Financial Corporation stockholders who receive shares of Orrstown Financial Services in the merger will instead be stockholders of Orrstown Financial Services. There will be important differences between your current rights as a Mercersburg Financial Corporation stockholder and the rights to which you will be entitled as an Orrstown Financial Services stockholder. See the section of this proxy statement/prospectus titled “Comparison of Stockholder Rights” beginning on page 91 for a discussion of the different rights associated with Orrstown Financial Services common stock and Mercersburg Financial Corporation common stock.

The market price of Orrstown Financial Services common stock after the merger may be affected by factors different from those affecting the shares of Orrstown Financial Services or Mercersburg Financial Corporation currently.

The businesses of Orrstown Financial Services and Mercersburg Financial Corporation differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Orrstown Financial Services and Mercersburg Financial Corporation. The market value of Orrstown Financial Services common stock fluctuates based upon various factors, including changes in the business, operations or prospects of Orrstown Financial Services, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors. Further, the market price of Orrstown Financial Services common stock after the merger may be affected by factors different from those currently affecting the common stock of Orrstown Financial Services or Mercersburg Financial Corporation. For a discussion of the businesses of Mercersburg Financial Corporation and Orrstown Financial Services and of certain factors to consider in connection with those businesses, see the section of this proxy statement/prospectus titled “The Companies – Orrstown Financial Services” and “- Mercersburg Financial Corporation” and the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 99.

Pending litigation and legal proceedings and the impact of any finding of liability or damages could adversely impact Orrstown Financial Services and its financial condition and results of operations.

Pending litigation and legal proceedings, and the impact of any finding of liability or damages, could adversely impact Orrstown Financial Services and its financial condition and results of operations. On May 25, 2012, the Southeastern Pennsylvania Transportation Authority (“SEPTA”) filed a putative class action complaint in the U.S. District Court for the Middle District of Pennsylvania against Orrstown Financial Services, Orrstown Bank, and certain of its current and former directors and executive officers alleging, among other things, that Orrstown Financial Services issued materially false and misleading statements regarding its lending practices and financial results, and did not publicly disclose certain alleged failures of internal controls over loan underwriting, risk management, and financial reporting, in violation of the federal securities laws. Following briefing on defendants’ motions to dismiss, the Court dismissed SEPTA’s first amended complaint in its entirety. SEPTA then filed a second amended complaint which, after a second round of motions, the Court dismissed in part.

SEPTA’s second amended complaint disclosed the existence of a confidential, non-public, fact-finding inquiry regarding the Company conducted by the Securities and Exchange Commission (the “SEC”). On September 27, 2016, without admitting or denying any of the Commission’s findings, Orrstown Financial Services entered into a settlement agreement with the SEC resolving the investigation of accounting and related matters. As part of the settlement agreement, Orrstown Financial Services agreed to pay a civil money penalty of $1 million.

On January 31, 2017, the District Court entered a revised Case Management Order in the SEPTA case establishing the schedule for litigation of the surviving claims against the remaining defendants. The Case Management Order, among other things, set the deadlines for the completion of discovery, the filing of motions, and various pre-trial conferences. A class has not yet been certified. While trial had been scheduled to begin on January 7, 2019, on February 28, 2018, the Court issued an Order continuing all case management deadlines until further order of the Court. Discovery in the case is ongoing.

Orrstown Financial Services believes that the allegations of SEPTA’s second amended complaint are without merit and intends to vigorously defend itself against those claims. It is not possible at this time to estimate reasonably possible losses, or even a range of reasonably possible losses, in connection with the litigation. See the section of this proxy statement/prospectus titled “Proposal No. 1 – The Merger – Recommendation of the Mercersburg Financial Corporation Board of Directors and Mercersburg Financial Corporation’s Reasons for the Merger” beginning on page 46.

Mercersburg Financial Corporation will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Mercersburg Financial Corporation. These uncertainties may impair Mercersburg Financial Corporation’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others who deal with Mercersburg Financial Corporation to seek to change existing business relationships with Mercersburg Financial Corporation. Mercersburg Financial Corporation employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect Mercersburg Financial Corporation’s financial results. In addition, the merger agreement requires that Mercersburg Financial Corporation operate in the usual, regular and ordinary course of business and restricts Mercersburg Financial Corporation from taking certain actions prior to the effective time of the merger or termination of the merger agreement without Orrstown Financial Services’ consent. These restrictions may prevent Mercersburg Financial Corporation from pursuing attractive business opportunities that may arise prior to the completion of the merger.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including the information incorporated by reference, contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which are based on certain current assumptions, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Orrstown Financial Services and Mercersburg Financial Corporation intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. You should read statements that contain these words carefully because they discuss the relevant company’s future expectations, contain projections of the relevant company’s future results of operations or financial condition, or state other “forward-looking” information.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	failure of the parties to satisfy the conditions to complete the proposed merger in a timely manner or at all;

•	failure of the stockholders of Mercersburg Financial Corporation to approve the merger agreement and the merger;

•	failure to obtain governmental approvals or the imposition of adverse regulatory conditions in connection with such approvals;

•	disruptions to the parties’ businesses as a result of the announcement and pendency of the merger;

•	difficulties in achieving cost savings as a result of the merger or in achieving such cost savings within the projected timeframe;

•	difficulties related to the integration of the businesses following the merger;

•	changes in general, national or regional economic conditions;

•	changes in loan default and charge-off rates;

•	changes in the financial performance and/or condition of borrowers;

•	changes in customer borrowing and savings habits;

•	changes in interest rates;

•	changes in regulations applicable to the financial services industry;

•	changes in accounting or regulatory guidance applicable to banks; and

•	competition.

Additional factors that could cause Orrstown Financial Services’ results to differ materially from those described in the forward-looking statements can be found in Orrstown Financial Services’ filings with the SEC, including Orrstown Financial Services’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Orrstown Financial Services or Mercersburg Financial Corporation or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Orrstown Financial Services and Mercersburg Financial Corporation undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE COMPANIES

Orrstown Financial Services

Orrstown Financial Services, Inc., a Pennsylvania corporation, is the holding company for its wholly-owned subsidiaries Orrstown Bank and Wheatland Advisors, Inc. Orrstown Financial Services’ principal executive offices are located at 77 East King Street, Shippensburg, Pennsylvania, 17257, with additional executive and administrative offices at 4750 Lindle Road, Harrisburg, Pennsylvania, 17111. Orrstown Financial Services was organized on November 17, 1987, for the purpose of acquiring Orrstown Bank and such other banks and bank-related activities as are permitted by law and desirable. Orrstown Financial Services provides banking and bank-related services through banking offices located in south-central Pennsylvania, principally in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties and in Washington County, Maryland. Wheatland Advisors was acquired in December 2016 and provides services as a registered investment advisor through its office in Lancaster County, Pennsylvania.

Orrstown Bank was originally organized in 1919 as a state-chartered bank. On March 8, 1988, in a bank holding company reorganization transaction, Orrstown Financial Services acquired 100% ownership of Orrstown Bank.

Orrstown Financial Services’ primary activity consists of owning and supervising its subsidiaries, Orrstown Bank and Wheatland Advisors. Day-to-day management is conducted by officers of Orrstown Bank. Orrstown Financial Services has historically derived most of its income through dividends from Orrstown Bank. At March 31, 2018, Orrstown Financial Services had total assets of $1.6 billion, total stockholders’ equity of $142.6 million, and total deposits of $1.3 billion.

Orrstown Financial Services has no employees. Its nine officers are employees of Orrstown Bank. On March 31, 2018, Orrstown Bank and Wheatland combined had 335 full-time and 15 part-time employees.

Orrstown Bank is engaged in commercial banking and trust business as authorized by the Pennsylvania Banking Code of 1965. This involves accepting demand, time and savings deposits, and granting loans. Orrstown Bank holds commercial, residential, consumer and agribusiness loans primarily in its market areas of Cumberland, Dauphin, Franklin, Lancaster and Perry Counties in Pennsylvania and Washington County in Maryland; and in contiguous counties. Orrstown Bank maintains a diversified loan portfolio and evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Orrstown Bank upon the extension of credit, is based on management’s credit evaluation of the customer pursuant to collateral standards established in Orrstown Bank’s credit policies and procedures.

Wheatland Advisors was acquired to supplement Orrstown Bank’s trust and wealth management group and to provide opportunities for future growth in these areas.

You can find additional information about the company in its filings with the Securities and Exchange Commission referenced in the section in this proxy statement/prospectus titled “Where You Can Find More Information” on page 99.

Mercersburg Financial Corporation

Mercersburg Financial Corporation is the holding company for First Community Bank of Mercersburg, an independent community bank founded in 1909. First Community Bank of Mercersburg has six locations in the communities of Mercersburg, Fort Loudon, Greencastle, Chambersburg and Scotland. First Community Bank of Mercersburg is dedicated to offering services and products that meet the needs of its customers while providing a fair stockholder return and a strong commitment to the local communities in which it serves.

At March 31, 2018, Mercersburg Financial Corporation had total consolidated assets of approximately $184.0 million, loans of approximately $150.2 million, deposits of approximately $159.9 million and stockholders’ equity of approximately $21.1 million.

Mercersburg Financial Corporation’s principal executive offices are located at 12 South Main Street, Mercersburg, Pennsylvania 17236, and its telephone number is (717) 328-3121.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF MERCERSBURG FINANCIAL CORPORATION

This section is intended to help readers understand the financial performance of Mercersburg Financial Corporation. The information reflected in this section reflects the financial performance of Mercersburg Financial Corporation and its subsidiary, First Community Bank of Mercersburg.

Overview

Our results of operations depend mainly on our net interest income, which is the difference between the interest income we earn on our loan and investment portfolios and the interest expense we pay on our deposits and borrowings. Results of operations are also affected by provisions for loan losses and noninterest income. Our noninterest expense consists primarily of compensation and employee benefits, office occupancy and general administrative and data processing expenses. Noninterest expenses have been stable in recent years, and tend to track below peers.

Our results of operations are significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect our financial condition and results of operations.

Historically, our business has consisted primarily of originating one-to four-family, five plus family, agricultural and real estate loans secured by property in our market area and investing in municipal investment securities. Typically, one-to four-family loans involve a lower degree of risk and carry a lower yield than commercial real estate, construction and consumer loans. Our loans are primarily funded by low cost deposits such as demand and savings accounts and, to a lesser extent, certificates of deposits. At times, we will utilize advances from the Federal Home Loan Bank of Pittsburgh (“FHLB”). Certificates of deposit typically have a higher interest rate than savings and demand deposit accounts. The combination of these factors, along with our capital level, has resulted in interest rate margins consistently above 4.00% with 4.14% for the year ended December 31, 2017 and 4.16% for the year ended December 31, 2016. Cost of funds ratios remain low at 0.54% for the year ended December 2017 and 0.51% for the year ended December 31, 2016.

Comparison of Financial Condition at December 31, 2017 and December 31, 2016

Total assets increased by $3,374,000, or 1.9%, to $180,390,000 at December 31, 2017. This increase was principally reflected in a $2,243,000 increase in loans, a $693,000 increase in cash and due from banks and a $461,000 increase in securities available for sale.

Cash and due from banks increased by $693,000, or 9.0%, to $8,436,000 at December 31, 2017 due to normal business fluctuations.

Investment securities available for sale, which excludes our investments in FHLB restricted stock, increased $461,000, or 5.4%, to $8,960,000 at December 31, 2017, from $8,499,000 at December 31, 2016. The increase reflected the reinvestment of proceeds from sales and calls reinvested back into the portfolio and new purchases for increased investment opportunities. Investment in FHLB restricted stock increased $22,000 or 13.8%, from $158,000 at December 31, 2016 to $180,000 at December 31, 2017. We are required to hold FHLB stock to participate in FHLB credit products and the FHLB’s mortgage partnership finance program (“MPF Loan Program”). The amount held is governed by the extent of our participation in those programs.

Net loans increased $2,126,000 from $148,266,000 at December 31, 2016 to $150,392,000 at December 31, 2017, or 1.4%. The net change in the loan portfolio occurred in several areas: real estate mortgages increased $4,910,000, installment loans decreased $332,000, and demand and time loans decreased $1,931,000 for the year ended December 31, 2017.

Total liabilities at December 31, 2017 were $159,355,000, an increase of $2,980,000, or 1.9%, from $156,375,000 at December 31, 2016. The increase principally reflected an increase in deposits of $2,845,000, or 1.8%, from December 31, 2016 to December 31, 2017. There were no borrowed funds outstanding at December 31, 2017 or at December 31, 2016.

Total deposits increased from $153,766,000 at December 31, 2016 to $156,611,000 at December 31, 2017. The increase of $2,845,000, or 1.8%, in total deposits was the result of an increase in demand deposits, a decrease in savings deposits (which include NOW and money market accounts), coupled with an increase in certificates of deposit. Demand deposits increased $1,767,000, from $25,512,000 at December 31, 2016 to $27,279,000 at December 31, 2017, or 6.9%.

Savings deposits decreased $1,145,000, from $81,537,000 at December 31, 2016 to $80,392,000 at December 31, 2017, or 1.4%. NOW and money market accounts decreased $2,126,000 or 3.4% during 2017. Certificates of deposit increased $2,222,000, or 4.8%, from $46,718,000 at December 31, 2016 to $48,940,000 at December 31, 2017. The increase in certificates of deposit included an increase in certificates of deposit over $250,000 of $1,057,000, or 20.2%.

Stockholders’ equity was $21,035,000, or 11.7%, of total assets, at December 31, 2017, compared to $20,641,000, or 11.7%, of total assets, at December 31, 2016, and reflected $839,000 in 2017 net income and dividends paid of $454,000 during the year. The dividends paid marked a 16.7%, or $65,000, increase from the year ended December 31, 2016.

Comparison of Operating Results for the Years Ended December 31, 2017 and December 31, 2016

Net Income. Net income decreased $204,000, or 19.6%, to $839,000 for the year ended December 31, 2017, from $1,043,000 for the year ended December 31, 2016. The decrease primarily reflected the enacted income tax rate change as the result of the Tax Cuts and Jobs Act, which resulted in an increase in 2017 deferred tax expense of $404,000. Net interest income increased by $188,000, or 3.0%, to $6,540,000; total other expenses increased $165,000, or 2.9% to $5,764,000; and the provision for loan losses decreased by $297,000, or 66.1%, to $153,000 for the year ended December 31, 2017 compared to the year ended December 31, 2016.

Net Interest Income. The $188,000 increase from 2016 to 2017 reflected an increase of $258,000 in interest and dividend income to $7,243,000 in the year ended December 31, 2017, from $6,985,000 in the year ended December 31, 2016, net of an increase of $70,000 in interest expense to $703,000 for the year ended December 31, 2017 from $633,000 for the year ended December 31, 2016. The increase in interest and dividend income was mainly the result of a $2,243,000 increase in the balance of loans in the loan portfolio. Interest expense increased primarily as a result of the increase in average rates paid on certificates of deposits, from 0.91% in 2016 to 0.95% in 2017.

For the year ended December 31, 2017, the average yield on interest-earning assets was 4.58%, compared to 4.56% for the year ended December 31, 2016. The average cost of interest-bearing liabilities was 0.54% for the year ended December 31, 2017, compared to 0.51% for the year ended December 31, 2016. The average balance of interest-earning assets increased by $4,450,000 to $161,717,000 for the year ended December 31, 2017, compared to $157,267,000 for the year ended December 31, 2016. The average balance of interest-bearing liabilities increased by $5,516,000 to $129,962,000 for the year ended December 31, 2017, from $124,446,000 for the year ended December 31, 2016.

The average interest rate spread was 4.04% for 2017 compared to 4.05% for 2016. The average net interest margin was 4.14% for 2017, compared to 4.16% for 2016.

Provision for Loan Losses. The provision for loan losses decreased $297,000, or 66.1%, to $153,000 for the year ended December 31, 2017 from $450,000 for the year ended December 31, 2016. The ratio of nonperforming assets/total assets was 0.33% for the year ended December 31, 2017 and the ratio of net charge offs/average loans was 0.02% for the year ended December 31, 2017.

Noninterest Income. Noninterest income was $1,013,000 for the year ended December 31, 2017, which was an increase of $38,000, or 3.8%, from $975,000 for the year ended December 31, 2016. This increase resulted primarily from the gain on sale of loans, as part of the MPF Loan Program, of $196,000 in 2017 compared to $149,000 in 2016.

Noninterest Expense. Noninterest expense increased by $165,000, or 2.9%, to $5,764,000 for the year ended December 31, 2017 from $5,599,000 for the year ended December 31, 2016. The increase was principally in salaries and benefits, hospitalization and item processing services. The increase in salaries and benefits of $92,000, or 2.9%, was a combination of salary increases, officer incentive compensation, and hospitalization cost increases. The increase in item processing services of $24,000 was primarily due to increased transaction volume and a 3% service fee increase.

Income Taxes. Deferred income tax expense was impacted by the enacted income tax rate change from 34% to 21% for tax years beginning on or after January 1, 2018 as the result of the Tax Cuts and Jobs Act enacted in December 2017. Included in deferred tax expense for 2017 was $404,000 related to the remeasurement of net deferred tax assets due to the tax rate change. Taxes also increased in 2017 compared to 2016 due to increased pretax income.

Average Balances and Yields

The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are based upon daily averages, unless otherwise noted. The yields set forth include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense. All averages and yields reflect activity at the bank level.

	December 2017			December 2016
(In Thousands)	Average Balance (1)	Tax-equivalent Interest (2)	Taxable- equivalent Rate	Average Balance (1)	Tax-equivalent Interest (2)	Tax-equivalent Rate
Assets:
Installment loans	$505	$17	3.37%	$856	$31	3.62%
Mortgages	131,095	6,044	4.61%	126,018	5,756	4.57%
Time/Demand	17,825	830	4.66%	17,035	802	4.71%
First reserve	318	24	7.55%	307	22	7.17%
Tax free loans	2,437	89	3.67%	2,872	98	3.43%
Investment securities	8,783	380	4.33%	9,807	452	4.61%
Fed funds sold	358	7	1.96%	0	—	0.00%
FHLB stock	190	6	3.16%	166	6	3.61%
FHLB cash account	206	2	0.97%	206	1	0.49%

Total interest earning assets	161,717	7,399	4.58%	157,267	7,168	4.56%

Noninterest earning assets	16,765			14,724

Total assets	$178,482			$171,991

Liabilities and Equity:
Interest bearing demand deposits	$29,603	57	0.19%	$26,610	51	0.19%
Money market deposits	31,960	162	0.51%	33,708	149	0.44%
Savings deposits	20,241	30	0.15%	19,845	29	0.15%
Certificates of deposit	38,785	367	0.95%	35,089	318	0.91%
IRA	8,847	79	0.89%	9,179	86	0.94%
Borrowed funds	526	8	1.52%	15	—	0.00%

Total interest bearing liabilities	129,962	703	0.54%	124,446	633	0.51%

Noninterest bearing liabilities and equity	48,520			47,545

Total liabilities and equity	$178,482			$171,991

Tax-equivalent net interest income / net interest spread		6,696	4.04%		6,535	4.05%

Tax-equivalent net interest margin(3)			4.14%			4.16%

Tax-equivalent adjustment		(156)			(183)

Net interest income		$6,540			$6,352

Net interest earning assets	$31,755			$32,821

Average interest earning assets to average interest bearing liabilities			124.4%			126.4%

(1)	Average loan balances include non-accrual loans.
(2)	Yields and interest income on tax-exempt assets have been computed on a fully tax-equivalent basis assuming a 34% tax rate in 2017 and 2016.
(3)	Tax-equivalent net interest margin equals tax-equivalent net interest income divided by average earning assets..

Comparison of Financial Condition at March 31, 2018 and December 31, 2017

Total assets increased by $3,576,000, or 2.0%, to $183,966,000 at March 31, 2018 from December 31, 2017. The increase was the result of a $6,379,000 increase in federal funds sold, and decreases of $676,000 in securities available for sale, $475,000 in cash and due from banks, and $1,799,000 in net loans.

Cash and due from banks decreased by $475,000, or 5.5%, to $8,171,000 at March 31, 2018 due to normal business fluctuations.

Investment securities available for sale decreased $676,000, or 7.6%, to $8,284,000 at March 31, 2018 from $8,960,000 at December 31, 2017. The decrease reflected reinvestment of calls or maturities back into the portfolio, no reinvestment of proceeds from sales and no new purchases.

Federal funds sold increased from $0 at December 31, 2017 to $6,379,000 at March 31, 2018. Federal funds sold increased due to deposit increases, as well as the decline in loan volume.

Total net loans decreased $1,799,000 from $150,392,000 at December 31, 2017 to $148,593,000 at March 31, 2018, or 1.2%. The net decrease in the loan portfolio was principally in time and demand loans, which decreased $1,764,000.

Total liabilities at March 31, 2018 were $162,838,000, an increase of $3,483,000, or 2.2%, from $159,355,000 at December 31, 2017. The increase principally reflected an increase in deposits of $3,289,000, or 2.1%, from December 31, 2017 to March 31, 2018. There were no borrowed funds at March 31, 2018 or at December 31, 2017.

Total deposits increased from $156,611,000 at December 31, 2017 to $159,900,000 at March 31, 2018. The increase of $3,289,000, or 2.1%, in total deposits was the result of an increase in demand deposits, a decrease in savings deposits, which include NOW and money market accounts coupled with an increase in certificates of deposit. Demand deposits increased $238,000, or 0.9%, from $27,279,000 at December 31, 2017 to $27,517,000 at March 31, 2018. Savings deposits decreased $163,000, or 0.2%, from $80,392,000 at December 31, 2017 to $80,229,000 at March 31, 2018. NOW and money market accounts decreased $906,000 or 1.5%. Certificates of deposit increased $3,214,000, or 6.6%, from $48,940,000 at December 31, 2017 to $52,154,000 at March 31, 2018.

Stockholders’ equity was $21,128,000, or 11.5% of total assets, at March 31, 2018 compared to $21,035,000, or 11.7% of total assets, at December  31, 2017, and principally reflected net income of $291,000 and dividends paid of $113,000 during the first quarter of 2018.

Comparison of Operating Results for the Three Months Ended March 31, 2018 and March 31, 2017

Net Income. Net income increased $27,000, or 10.6%, to $291,000 for the three months ended March 31, 2018, compared to $264,000 for the three months ended March 31, 2017. The increase primarily reflected the income tax rate change under the Tax Cuts and Jobs Act enacted in December 2017, which changed the corporate tax rate to 21% for the three months ended March 31, 2018 compared to 34% for the three months ended March 31, 2017. Net interest income increased $20,000, or 1.3%, to $1,641,000 for the three months ended March 31, 2018, compared to $1,621,000 for the three months ended March 31, 2017. The provision for loan losses decreased $35,000, with a provision expense booked for the three months ended March 31, 2017, and no provision booked for the three months ended March 2018. Noninterest expenses increased by $71,000 or 5.0% for the three months ended March 31, 2018 compared to the three months ended March 31, 2017.

Net Interest Income. The $20,000 increase primarily reflected an increase of $47,000 in interest and dividend income to $1,837,000 in the three months ended March 31, 2018, compared to $1,790,000 in the three months ended March 31, 2017, and an increase of $27,000 in interest expense to $196,000 for the three months ended March 31, 2018 from $169,000 for the three months ended March 31, 2017. The increase in interest and dividend income was mainly the result of improved yields on earning assets with a 4.39% yield for the three months ended March 31, 2018 compared to a 4.31% yield for the three months ended March 31, 2017. The interest expense increase was a result of an increase in deposit yields as well as the change in deposit mix from NOW and money market accounts into certificates of deposit. The certificate of deposit average rate paid increased to 1.20% for the three months ended March 31, 2018, from 0.94% for the three months ended March 31, 2017.

For the three months ended March 31, 2018, the average yield on interest-earning assets was 4.39%, compared to 4.31% for the three months ended March 31, 2017. The average cost of interest-bearing liabilities was 0.63% for the three months ended March 31, 2018, compared to 0.55% for the three months ended March 31, 2017. The average interest rate spread was 3.76% for both the three months ended March 31, 2018 and the three months ended March 31, 2017. The average net interest margin was 4.01% for the three months ended March 31, 2018, compared to 4.04% for the three months ended March 31, 2017.

Provision for Loan Losses. There was no provision for loan losses for the three months ended March 31, 2018 compared to $35,000 for the three months ended March 31, 2017. The ratio of nonperforming assets to total assets was 0.38% and the ratio of net charge offs/average loans was 0.04% for three months ended March 31, 2018.

Noninterest Income. Noninterest income was $199,000 for the three months ended March 31, 2018, which was an increase of $11,000 or 6.1% from $188,000 for the three months ended March 31, 2017. There was no significant area of increase.

Noninterest Expense. Noninterest expense increased by $71,000 or 5.0% to $1,500,000 for the three months ended March 31, 2018, compared to $1,429,000 for the three months ended March 31, 2017. The increase was principally in salaries and benefits and hospitalization.

Income Taxes. Income tax expense was impacted by the enacted income tax rate change from 34% to 21% for tax years beginning on or after January 1, 2018 as the result of the Tax Cuts and Jobs Act. Income tax expense for the three months end March 31, 2018 was $49,000 compared to $81,000 for the three months ended March 31, 2017, with only a modest change in pretax income.

THE SPECIAL MEETING OF MERCERSBURG FINANCIAL CORPORATION STOCKHOLDERS

Date, Time and Place of the Special Meeting of Mercersburg Financial Corporation Stockholders

The special meeting of stockholders of Mercersburg Financial Corporation will be held at the Mercersburg American Legion Post 517, 100 Keefer Drive, Mercersburg, Pennsylvania, on September 11, 2018 at 10:00 a.m., local time.

Actions to be Taken at the Special Meeting

At the special meeting, Mercersburg Financial Corporation stockholders as of the record date will be asked to consider and vote on the following proposals:

1.	To consider and vote upon a proposal to approve the merger agreement;

2.	To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement; and

3.	To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

Votes Required to Transact Business at the Special Meeting

A quorum of Mercersburg Financial Corporation stockholders is necessary to hold a valid meeting. If the holders of at least a majority of the shares of Mercersburg Financial Corporation common stock entitled to be cast are present in person or represented by proxy at the special meeting, a quorum will exist. Mercersburg Financial Corporation will include proxies marked as abstentions as present at the meeting in determining whether a quorum is present.

Record Date; Outstanding Shares; Shares Entitled to Vote

You can vote at the special meeting if you owned Mercersburg Financial Corporation common stock at the close of business on July 23, 2018, the record date for the special meeting. As of the close of business on the record date, there were 810,080 shares of Mercersburg Financial Corporation common stock outstanding. Each holder of Mercersburg Financial Corporation common stock is entitled to one vote for each share of Mercersburg Financial Corporation common stock he, she or it owned as of the record date.

Vote Required to Approve Each Proposal

Approval of the Merger. Approval of this proposal requires the affirmative vote of holders of at least 60% of the outstanding shares of Mercersburg Financial Corporation common stock entitled to vote at the special meeting. If you abstain or do not vote, it will have the same effect as voting “AGAINST” approval of the merger agreement and the merger.

Approval of Adjournments of the Special Meeting. Approval of this proposal requires the affirmative vote of a majority of the votes cast at the special meeting. If you do not vote, either in person or by proxy, it will have no effect on the outcome of the proposal. Proxies marked abstentions will have the same effect as a vote “AGAINST” this proposal.

How to Vote Shares Held Directly by the Stockholder

If you are the record holder of your shares, you may vote your shares by:

•	Over the Internet. You may vote online by going to the website of Computershare at www.investorvote.com/MCBG. Have your proxy card in hand when you access the website and follow the instructions to vote your shares. You must submit your Internet proxy before 12:00 a.m., Eastern Time, on September 11, 2018, the day of the special meeting, for your proxy to be valid and your vote to count.

•	By Mail. You may vote by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope. Computershare, our tabulator, must receive your mailed proxy before 12:00 a.m., Eastern Time, on September 11, 2018, the day of the special meeting, for your proxy to be valid and your vote to count.

•	By Telephone. You may vote by telephone by calling 1-800-652-VOTE (8683). Have your proxy card in hand when you call and then follow the instructions to vote your shares. You must submit your telephonic proxy before 12:00 a.m., Eastern Time, on September 11, 2018, the day of the special meeting, for your proxy to be valid and your vote to count.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares.

How to Vote Shares Held by a Broker, Bank or Other Nominee

If your shares are held through a broker, bank or other nominee, you may vote your shares by following the voting instructions provided by your broker, bank or other nominee. To be able to vote shares not registered in your own name in person at the special meeting, contact your broker, bank or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the special meeting, along with a bank or brokerage statement or a letter from your nominee evidencing your beneficial ownership of our stock and a form of personal identification. A broker’s proxy is not the form of proxy enclosed with this proxy statement/prospectus.

Broker Non-Votes and Abstentions

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee and you do not give instructions to the broker, bank or other nominee on how to vote your shares at the special meeting, your broker, bank or other nominee may not vote your shares with respect to any of the proposals. Proxies submitted by a broker that do not exercise this voting authority are also known as “broker non-votes.”

An abstention is a decision by a stockholder to take a neutral position on a proposal being submitted to stockholders at a meeting.

Effect of Broker Non-Votes and Abstentions on Quorum and the Votes Required at the Special Meeting

The affirmative vote of holders of at least 60% of the outstanding shares of Mercersburg Financial Corporation common stock entitled to vote at the special meeting is required to approve the merger agreement and the affirmative vote of holders of a majority of the votes cast at the special meeting is required to approve any adjournment proposal. Because broker non-votes and abstentions are not considered a vote approving any proposal submitted at the special meeting, broker non-votes and abstentions will have the same effect as a vote against the proposal to approve the merger agreement. However, broker non-votes will have no effect on the outcome of the adjournment proposal, but abstentions will have the same effect as a vote against the adjournment proposal.

How Will Shares be Voted

All shares represented by valid unrevoked proxies will be voted in accordance with the instructions on the proxy card. If you return a signed proxy card, but make no specification on the card as to how you want your shares voted, your proxy will be voted “FOR” approval of the foregoing proposals. The board of directors of Mercersburg Financial Corporation is presently unaware of any other matter that may be presented for action at the special meeting of stockholders. If any other matter does properly come before the special meeting, the board of directors of Mercersburg Financial Corporation intends that shares represented by properly submitted proxies will be voted, or not voted, by and in accordance with the directions of the Mercersburg Financial Corporation board of directors.

Revocation of Proxies

A proxy may be revoked at any time before it is voted at the special meeting by:

•	Filing a written revocation of the proxy with the Secretary of Mercersburg Financial Corporation, Larry L. Nair, 12 South Main Street, Mercersburg, Pennsylvania 17236;

•	Submitting a new signed proxy card by mail bearing a later date, or by submitting a new vote over the Internet or by telephone (any earlier proxies will be revoked automatically); or

•	Attending the special meeting and voting in person provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of Mercersburg Financial Corporation as indicated above.

If you hold your shares in the name of a broker, bank or other nominee, you will need to contact your nominee in order to revoke your proxy. If you hold your shares in “street name” through a broker or bank, you may only change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions or your broker or bank.

Proxy Solicitation

The board of directors of Mercersburg Financial Corporation is soliciting these proxies. Mercersburg Financial Corporation will pay the expenses of soliciting proxies to be voted at the special meeting. In addition to sending you this proxy statement/prospectus, some of Mercersburg Financial Corporation’s directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail, or in person.

Dissenters’ Rights

Dissenters’ rights are statutory rights that enable stockholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay such stockholders the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances and exceptions to those rights are set forth in the Pennsylvania Business Corporation Law (“PBCL”). The term “fair value” in this instance means the value of a share of Mercersburg Financial Corporation’s common stock immediately before the day of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Mercersburg Financial Corporation stockholders are entitled to dissenters’ rights in connection with the merger.

Set forth below is a summary of the terms under the Pennsylvania Business Corporation Law, describing the steps that must be taken in order to exercise dissenting stockholder rights. Any Mercersburg Financial Corporation stockholder considering exercising the stockholder’s right to dissent from the proposed action and receive the fair value of his shares should read both this summary and the full text of the law, which is attached hereto as Annex B. Written notices or demands that are required concerning the exercise of dissenters’ rights should be sent to Mercersburg Financial Corporation, 12 South Main Street, Mercersburg, Pennsylvania 17236 Attention: Corporate Secretary or at such other address as may be indicated in subsequent instructions related to the exercise of such rights.

Any Mercersburg Financial Corporation stockholder who wishes to dissent and exercise rights to an appraisal must:

•	file a written notice of intention to demand payment of the fair value of his or her shares (if the merger is completed), prior to the vote of stockholders on the merger at the special meeting;

• make no change in the stockholder’s beneficial ownership of stock from the date of the written notice through the day of the merger; and

• not vote his or her stock for approval of the merger.

Voting in favor of the merger constitutes a waiver of dissenters’ rights of appraisal. Further, neither a proxy marked against approval of the merger nor a vote at the special meeting against approval of the merger satisfies the necessary written notice of intention to dissent. A separate written notice must be filed with Mercersburg Financial Corporation prior to the vote of stockholders on the merger, as described above.

If the merger is approved by the required vote of stockholders, Mercersburg Financial Corporation will mail a notice to all dissenters who gave due notice of intention to demand payment of fair value and who did not vote for approval of the plan of merger. The notice will state where and when the dissenting stockholder must deliver a written demand for payment and where certificates for stock should be deposited in order to obtain payment. The notice will include a form for demanding payment and a copy of the law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Any dissenting Mercersburg Financial Corporation stockholder who wishes to exercise appraisal rights must take each step in the indicated order and in strict compliance with the statute to preserve dissenters’ rights. Any such stockholder who fails to follow the steps will lose his or her right to dissent and will, instead, receive the merger consideration.

Promptly after the merger, Orrstown Financial Services will send dissenters, who have timely filed the demand for payment and deposited their stock certificates, the amount that Orrstown Financial Services estimates to be the fair value of the stock. The remittance or notice will be accompanied by:

•  a closing balance sheet and statement of income of Mercersburg Financial Corporation for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements;

• a statement of Orrstown Financial Services’ estimate of the fair value of Mercersburg Financial Corporation common stock; and

• a notice of the right of the dissenter to demand supplemental payment, accompanied by a copy of the law.

If a dissenting stockholder believes that the amount stated or remitted by Orrstown Financial Services is less than the fair value of the stock, the dissenter may send an estimate of the fair value of the stock to Orrstown Financial Services. If Orrstown Financial Services remits payment of the estimated value of a dissenter’s stock and the dissenter does not file his or her own estimate within 30 days after Orrstown Financial Services mailed its remittance, the dissenter will be entitled to no more than the amount remitted by Orrstown Financial Services.

If any demands for payment remain unsettled within 60 days after the latest to occur of: (1) the merger, (2) the timely receipt of any stockholder demands for payment, or (3) the timely receipt of any estimates by dissenters of the fair value, then Orrstown Financial Services may file an application in the Court of Common Pleas of Cumberland County requesting that the court determine the fair value of the stock. If this happens, all dissenters, no matter where they reside, whose demands have not been settled, shall be made parties to the proceeding. In addition, a copy of the application will be delivered to each dissenter.

If Orrstown Financial Services fails to file the application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim may file an application in the name of Mercersburg Financial Corporation at any time within the 30-day period after the expiration of the 60-day period and request that the Cumberland County Court determine the fair value of the shares. The fair value determined by the court may, but need not, equal the dissenters’ estimates of fair value. If no dissenter files an application, then each dissenter entitled to do so shall be paid Orrstown Financial Services’ estimate of the fair value of the common stock and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the court finds fair and equitable.

The costs and expenses of any valuation proceedings in court, including the reasonable compensation and expenses of any appraiser appointed by the court to recommend a decision on the issue of fair value, will be determined by the court and assessed against Mercersburg Financial Corporation except that any part of the costs and expenses may be apportioned and assessed by the court against all or any of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be arbitrary, vexatious or in bad faith. In addition, dissenting stockholders generally will be responsible for their own costs and expenses, including, without limitation, the fees and expenses of their own legal counsel and experts. Investment banker opinions as to the fairness, from a financial point of view, of the consideration payable in a transaction such as the merger are not opinions as to, and do not address in any respect, “fair value” under the PBCL.

Stock Certificates

You should not send in any certificates representing Mercersburg Financial Corporation common stock at this time. It is expected that at least 20 business days prior to the anticipated closing date of the merger you will receive instructions for the exchange of certificates representing Mercersburg Financial Corporation common stock. For more information regarding these instructions, please see the section of this proxy statement/prospectus titled “The Merger Agreement—Election Procedures” beginning on page  65.

Proposal to Approve Adjournment of the Special Meeting

Mercersburg Financial Corporation is also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement and the merger at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Mercersburg Financial Corporation may not have received sufficient votes to approve the merger agreement and the merger by the time of the special meeting. In that event, Mercersburg Financial Corporation would need to adjourn the special meeting in order to solicit additional proxies.

To allow the proxies that have been received by Mercersburg Financial Corporation at the time of the special meeting to be voted for an adjournment, if necessary, Mercersburg Financial Corporation is submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration. If the new date, time and place are announced at the special meeting before the adjournment, Mercersburg Financial Corporation is not required to give notice of the time and place of the adjourned meeting, unless the board of directors fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the merger agreement and the merger in the event that there are insufficient votes to approve that proposal. The Mercersburg Financial Corporation board of directors retains full authority to the extent set forth in the Mercersburg Financial Corporation bylaws and applicable law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Mercersburg Financial Corporation stockholders.

Share Ownership of Management; Voting Agreements

In connection with the merger agreement, Mercersburg Financial Corporation’s directors and executive officers executed voting agreements with Orrstown Financial Services under which they agreed to vote their shares in favor of the merger. As of the record date, there were 41,598 shares of Mercersburg Financial Corporation common stock, or approximately 5.1% of the outstanding shares, subject to the voting agreements. See the section of this proxy statement/prospectus titled “The Voting Agreements” beginning on page 86 for further information regarding these voting agreements.

PROPOSAL NO. 1—THE MERGER

General

Under the terms and conditions set forth in the merger agreement, Mercersburg Financial Corporation will merge with and into Orrstown Financial Services. The surviving corporation in the merger will be Orrstown Financial Services. Pursuant to the merger agreement, if the merger agreement is approved by the holders of at least 60% of the shares of Mercersburg Financial Corporation common stock outstanding and entitled to vote at the special meeting and the merger is subsequently completed, each outstanding share of Mercersburg Financial Corporation common stock will be converted into the right to receive at the election of the holder thereof either (1) $40.00 in cash, without interest, or (2) 1.5291 shares of Orrstown Financial Services common stock subject to proration to ensure that in the aggregate 85% of Mercersburg Financial Corporation common stock will be converted to Orrstown Financial Services common stock and the remaining 15% of Mercersburg Financial Corporation common stock will be converted to cash.

No fractional shares of Orrstown Financial Services common stock will be issued in connection with the merger. Instead, each Mercersburg Financial Corporation stockholder will receive an amount of cash, in lieu of any fractional share, based on the average daily closing price of Orrstown Financial Services common stock as reported on NASDAQ for the ten consecutive trading day period ending on the fifth business day prior to the closing date of the merger, rounded to the nearest whole cent.

The exchange ratio was determined based on the 15-day volume weighted average stock price of Orrstown Financial Services common stock for the “measurement period”, which was $26.16 per share, which would have resulted in Mercersburg Financial Corporation stockholders receiving Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $40.00. Based on the closing price of Orrstown Financial Services common stock of $[ • ] per share on [ • ], the most recent practicable date prior to the mailing of this proxy statement/prospectus, Mercersburg Financial Corporation stockholders would receive Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $[ • ].

Mercersburg Financial Corporation has the right to terminate the merger agreement if the volume weighted average stock price of Orrstown Financial Services common stock as reported on NASDAQ for the 15 consecutive trading days immediately preceding the date on which all required regulatory and stockholder approvals have been obtained (the “determination date”), is less than $20.928 per share and Orrstown Financial Services common stock underperforms the NASDAQ Bank Index by more than 20% between May 29, 2018 and the determination date. If Mercersburg Financial Corporation exercises this termination right, Orrstown Financial Services will have the option to increase the amount of Orrstown Financial Services common stock to be provided to Mercersburg Financial Corporation stockholders to an amount which, when multiplied by the volume weighted average price of Orrstown Financial Services common stock as reported on NASDAQ for the fifteen consecutive trading days immediately preceding the determination date, equals the lesser of (1) $40.00 or (2) $40.00 multiplied by the index ratio. If Orrstown Financial Services elects to increase the stock consideration pursuant to the preceding sentence, no termination will occur.

Background of the Merger

The board of directors of Mercersburg Financial Corporation held off-site strategic planning meetings in October 2014, 2015, 2016 and 2017. While the board of directors recognized that Mercersburg Financial Corporation would be more likely to grow larger and more quickly through a business combination with a strategic acquirer or a strategic merger of equals than as a standalone independent community bank, it also determined that Mercersburg Financial Corporation was doing well as a standalone independent community bank in comparison to its peers and was making a significant contribution to its local Mercersburg community, both as a source of economic and financial support and as a source of employment. As a result, the board of directors believed that while Mercersburg Financial Corporation could continue to be successful as a standalone independent community bank, a strategic merger of equals would be a preferable alternative growth strategy to a business combination with a strategic acquirer because a strategic merger of equals would be more likely to enable the Mercersburg Financial Corporation board of directors and management team to stay meaningfully involved in the management and operation of the combined institution and to thereby assure continuing involvement in and support for the local Mercersburg community than would a business combination with a larger institution.

In 2017, Mercersburg Financial Corporation entered into separate discussions as more fully described below with two institutions regarding a possible strategic transaction. In the spring of 2017, Robert J. Fignar, the President and Chief Executive Officer of Mercersburg Financial Corporation, met with the chief executive officer of one of the two institutions

(“Party A”) to discuss what a combined institution might look like. Although Party A was a larger institution than Mercersburg Financial Corporation, the two discussed incorporating aspects of a merger of equals. Afterwards, in order to facilitate further discussions, the chief executive officer of Party A delivered a written term sheet to Mercersburg Financial Corporation. The Mercersburg Financial Corporation board of directors determined, however, that the terms set forth in the term sheet did not accurately represent what had been discussed at the earlier meeting of the chief executive officers and were more representative of terms the board of directors would have anticipated receiving from a strategic acquirer than from a partner in a merger of equals. When considered together with the limited trading volume for the common stock of Party A, the Board determined that it would be more likely to receive a better deal in a business combination with a larger institution having greater trading volume for its common stock than in the transaction proposed by Party A and discontinued discussions with Party A.

Later in the summer of 2017, Mr. Fignar and William E. Sanders, Jr., the Chairman of the Board of Mercersburg Financial Corporation, met with the chief executive officer and chairman of the board of the second institution (“Party B”). Mercersburg Financial Corporation and Party B had been having on again, off again discussions about a possible transaction between them over the past five or so years. The summer of 2017 meeting was followed by a social get acquainted meeting between the boards of directors of the two institutions and, in October, the Mercersburg Financial Corporation board of directors focused on what a merger of equals between the two institutions would look like at its annual strategic planning meeting. After a number of attempts to schedule follow up meetings with Party B were unsuccessful, Party B informed Mercersburg Financial Corporation that it would not be interested in having serious discussions about a transaction for a few more years.

In December 2017, Mr. Fignar received a telephone call from Thomas R. Quinn, Jr., the President and Chief Executive Officer of Orrstown Financial Services, during which they agreed to meet. The meeting was scheduled for February 1, 2018.    At the February 1, 2018 meeting, Mr. Quinn outlined Orrstown Financial Services’ vision of a combined company that would include Mercersburg Financial Corporation.

On February 7, 2018, the board of directors of Mercersburg Financial Corporation held a special meeting at which Mr. Fignar reported on his earlier meeting with Mr. Quinn. The board of directors directed Mr. Fignar to engage in further discussions with Mr. Quinn.

Additional meetings involving Mr. Fignar and Mr. Quinn occurred on February 15, 2018, which included David Boyle, Chief Financial Officer of Orrstown Financial Services; March 15, 2018, which included additional executive officers of Orrstown Financial Services; and April 9, 2018, which included Mr. Sanders and Joel R. Zullinger, the Chairman of the Board of Orrstown Financial Services.

Following the meeting on April 9, 2018, Orrstown Financial Services delivered to Mercersburg Financial Corporation proposed forms of a mutual confidentiality and non-disclosure agreement and a letter of intent. The letter of intent proposed for Mercersburg Financial Corporation to merge with and into Orrstown Financial Services with Orrstown Financial Services continuing as the surviving corporation, and for Mercersburg Financial Corporation stockholders to receive merger consideration in the amount of $40.00 per share for each share of Mercersburg Financial Corporation common stock held, in the form of cash or Orrstown Financial Services common stock, based upon a floating exchange ratio and subject to a “collar” limiting the maximum number of shares issuable by Orrstown Financial Services in the transaction. The amount of cash consideration payable also would be limited to not more than 15% of the total amount of merger consideration.

A special meeting of the board of directors of Mercersburg Financial Corporation was held on April 18, 2018 to review the terms and conditions proposed by Orrstown Financial Services in the letter of intent. Also in attendance at the invitation of the board of directors were representatives of the law firm of Stevens & Lee, legal counsel to Mercersburg Financial Corporation, and Ambassador. The representative of Stevens & Lee made a presentation regarding the fiduciary duties of directors under the Pennsylvania Business Corporation Law. The representative of Ambassador reviewed financial aspects of the floating exchange ratio proposed by Orrstown Financial Services as compared to a fixed exchange ratio or a collar setting both a maximum and minimum number of shares issuable by Orrstown Financial Services in the transaction. The representative of Ambassador also provided information regarding merger transaction pricing in the banking industry over a four year period from 2014 through 2017 on both national and Pennsylvania bases and information regarding six potential transaction partners, including Orrstown Financial Services and Party A, that had been identified in consultation with Mr. Fignar, which information included their respective apparent capacity to pay. There was also a discussion of the strengths and weaknesses generally associated with a negotiated transaction and an auction process.

The board of directors considered Orrstown Financial Services’ proposed $40.00 per share price in relation to the five other potential transaction partners discussed by Ambassador and believed that none of the other potential transaction partners appeared likely to offer a materially better price. The board observed that two of the other potential transaction partners appeared to have the capacity to pay the same or more than Orrstown Financial Services, but that one of the two was Party A and the other of two (“Party C”) was then occupied with completing a similar transaction with another party. The board noted that Orrstown Financial Services and Party C were the only two potential partners having a stock trading on NASDAQ, with the others, including Party A, trading in the over-the-counter market, and that two of the other potential partners, including Party C, were then occupied with completing similar transactions with other parties. The board of directors also discussed Orrstown Financial Services’ proposals for severance pay for Mercersburg Financial Corporation employees who would not be retained by Orrstown Financial Services after the closing of the transaction, a retention bonus fund and the employment of Mr. Fignar as Orrstown Bank’s Southern Region President. The board of directors discussed Orrstown Financial Services’ proposal that Mercersburg Financial Corporation fully fund its pension plan prior to closing, the implications of the SEPTA litigation involving Orrstown Financial Services and the scope of the reverse due diligence that would be necessary for Mercersburg Financial Corporation to undertake. The board of directors discussed Orrstown Financial Services’ proposal in relation to the board’s assessment of Mercersburg Financial Corporation’s strategic vision and future, while expressing a desire to better understand Orrstown Financial Services’ visions for the local Mercersburg community served and supported by Mercersburg Financial Corporation and Mercersburg Financial Corporation’s contributions to Orrstown Financial Services’ business strategy following the completion of the transaction.

As a result of the foregoing discussions, the Mercersburg Financial Corporation board of directors directed Ambassador to communicate the following counterproposals to Orrstown Financial Services’ financial advisor:

•	A fixed exchange ratio rather than a floating exchange ratio;

•	A 30 percent cash portion rather than a 15 percent cash portion; and

•	Two weeks of severance pay per year of service, rather than the one week initially proposed by Orrstown Financial Services, with a minimum of two weeks and a maximum of 26 weeks.

Mercersburg Financial Corporation received a revised letter of intent from Orrstown Financial Services on April 18, 2018 following Ambassador’s conversation with Orrstown Financial Services’ financial advisor. Orrstown Financial Services agreed to a fixed exchange ratio based upon the same $40.00 per share price, with the cash portion limited to 15%.

The board of directors met by conference telephone on April 20, 2018 to review the revised letter of intent. Representatives of Stevens & Lee and Ambassador participated in the call.

The board of directors expressed satisfaction with the proposed fixed exchange ratio, $40.00 per share price and the cash portion limited to 15%. Because, however, Orrstown Financial Services’ financial advisor had told Ambassador that in establishing the $40.00 per share price Orrstown Financial Services had assumed in its pricing models that it would realize cost-savings of 45% in connection with combining the separate operations of the two companies, the board of directors discussed at length the implications of cost-savings at a 45% level on Mercersburg Financial Corporation employees and the Mercersburg community. As a result, the board of directors directed Ambassador to invite Mr. Quinn to make a presentation to the Mercersburg Financial Corporation board of directors regarding Orrstown Financial Services’ vision for the Mercersburg community and the contribution Mercersburg Financial Corporation would make to Orrstown Financial Services’ business strategy following completion of the merger. In order to enable the exchange of confidential and proprietary information that would facilitate preparations for such a presentation, the Board of Directors also authorized and directed Stevens & Lee to negotiate the terms and conditions of the non-disclosure agreement.

Mercersburg Financial Corporation and Orrstown Financial Services entered into a non-disclosure agreement on April 23, 2018.

Mr. Quinn, together with Mr. Boyle, made a presentation to the Mercersburg Financial Corporation board of directors on April 26, 2018.

On May 1, 2018, the Mercersburg board of directors met by conference telephone to discuss the revised letter of intent received from Orrstown Financial Services following the presentation by Mr. Quinn and Mr. Boyle on April 26, 2018. Representatives of Stevens & Lee and Ambassador again participated in the call. The board discussed the impacts they would anticipate from a transaction with Orrstown Financial Services under the terms of the letter of intent upon three key constituencies – (i) stockholders, (ii) employees and (iii) community. The directors acknowledged that the $40.00 per share price, proposed fixed exchange rate and 15% cash portion could be fair to Mercersburg Financial Corporation stockholders.

They discussed the potential impact of the SEPTA litigation on Orrstown Financial Services’ financial position, results of operations and the price of Orrstown Financial Services’ common stock. They discussed the potential impact of Orrstown Financial Services’ proposed 45% cost savings upon Mercersburg Financial Corporation employees and Orrstown Financial Services’ vision for the Mercersburg community and Mercersburg Financial Corporation’s contribution to Orrstown Financial Services’ business strategy following completion of the merger.

The board of directors also discussed possible alternatives to a transaction with Orrstown Financial Services, including a transaction with other likely strategic partners or continuing to pursue an independence strategy. The board of directors believed that none of the other potential partners that it considered at the April 18, 2018 meeting appeared likely to offer a materially better price than the $40.00 per share price offered by Orrstown Financial Services and concluded that no transaction with any other potential partner would be likely to have a more favorable impact on Mercersburg Financial Corporation’s employees or the Mercersburg community than a transaction with Orrstown Financial Services. With respect to anticipated prospects for continuing to pursue an independence strategy, the board of directors determined that it would be relatively difficult for Mercersburg Financial Corporation to materially enhance its franchise value while pursuing an independence strategy due to its relatively small size and limited opportunity to grow materially, whether by acquisition or organically, and that it would be unlikely that the corporation would be able to position itself to receive a proposal for a transaction in the future upon materially more favorable terms than the terms proposed by Orrstown Financial Services in the letter of intent.

The board of directors also discussed the terms of employment being offered to Mr. Fignar and the severance compensation proposed to be paid to terminated Mercersburg Financial Corporation employees by Orrstown Financial Services. The board of directors directed that Mercersburg Financial Corporation negotiate a restricted area having a radius of 35 miles from the banking offices of First Community Bank of Mercersburg as of the effective date of the merger consistently with the terms of Mr. Fignar’s current employment agreement with Mercersburg Financial Corporation, rather than the 75 mile radius from Orrstown Bank’s headquarters being proposed by Orrstown Financial Services, for purposes of the covenant not to compete to be included in the proposed employment agreement between Mr. Fignar and Orrstown Financial Services. The board of directors also directed that Mercersburg Financial Corporation negotiate for an agreement by Orrstown Financial Services to pay severance compensation to terminated Mercersburg Financial Corporation employees at the rate of two weeks of pay for each year of service rather than the rate of one week of pay for each year of service proposed by Orrstown Financial Services.

The Mercersburg Financial Corporation board of directors met again by conference telephone on May 3, 2018 to discuss the further revised letter of intent received from Orrstown Financial Services on May 2, 2018, which the board determined satisfactorily addressed the restricted area and severance compensation matters the board had discussed during its May 1, 2018 meeting. Representatives of Stevens & Lee and Ambassador also participated in the call. The board of directors also discussed again the other matters the board had discussed on May 1, 2018, reaching the same determinations it had before.

The Mercersburg Financial Corporation board of directors directed that Mercersburg Financial Corporation negotiate for a further agreement by Orrstown Financial Services to provide for an initial four year term under the employment agreement to be offered to Mr. Fignar and to provide for a base salary for Mr. Fignar commensurate with that of Orrstown Financial Services own similarly situated executive officers. The board of directors then authorized Mr. Fignar to execute and deliver to Orrstown Financial Services on behalf of Mercersburg Financial Corporation a letter of intent in the form presented by Orrstown Financial Services on May 2, 2018, but conditioned upon Orrstown Financial Services agreeing to the four year term and base salary provisions discussed above.

Orrstown Financial Services subsequently agreed to the four year term and base salary provisions and promptly delivered a revised letter of intent to Mercersburg Financial Corporation, which Mr. Fignar executed on behalf of Mercersburg Financial Corporation and returned to Orrstown Financial Services on May 3, 2018.

On May 4, 2018, Orrstown Financial Services began its due diligence investigation of Mercersburg Financial Corporation. On May 15, 2018, Orrstown Financial Services delivered to Mercersburg Financial Corporation an initial draft of a definitive merger agreement.

On May 24, 2018, members of senior management of Mercersburg Financial Corporation, together with representatives of Stevens & Lee, conducted on-site reverse due diligence of Orrstown Financial Services. Representatives of Ambassador also were present. The reverse due diligence included review of Orrstown Financial Services’ loan portfolio, investment holdings, product offerings, policies and procedures, pending legal matters including the SEPTA litigation, and financial information. Descriptions of the SEPTA litigation set forth by Orrstown Financial Services in its annual reports on Form 10-K and current reports on Form 10-Q filed with the SEC and materials filed with the Court by the parties to the SEPTA litigation were reviewed, and questions about the SEPTA litigation were asked of senior management of Orrstown Financial Services and its litigation counsel. While senior management of Mercersburg Financial Corporation determined due diligence findings to be satisfactory overall, no opinion with respect to the outcome of the SEPTA litigation or with respect to the merits of SEPTA’s claims or Orrstown Financial Services’ and the other defendants’ defenses is expressed or is to be inferred.

From May 15, 2018 to May 31, 2018, representatives of Stevens & Lee, in consultation with Mr. Fignar and representatives of Ambassador and with directions from the Mercersburg Financial Corporation board of directors, negotiated the terms of the definitive merger agreement. On May 23, 2018, at a regular meeting of the board of directors of First Community Bank of Mercersburg, the board of directors of Mercersburg Financial Corporation met to receive a report on the status of negotiations with Orrstown Financial Services on the definitive merger agreement. Representatives of Stevens & Lee and Ambassador also attended in person or by telephone.

The discussion by the board of directors focused on the fact that the initial draft of the definitive merger agreement delivered to Mercersburg Financial Corporation by Orrstown Financial Services on May 15, 2018 did not contain a double trigger walk-away provision. The purpose of a double trigger walk-away provision is to protect stockholders of the target corporation from a material reduction in the market price of the acquirer’s stock from the date of the definitive merger agreement to the closing date of the merger. The terms of the double trigger walk-away provision generally allow the board of directors of the target corporation to give notice of termination of the definitive merger agreement to the acquirer if the market price of the acquirer’s stock has decreased below an agreed-upon threshold, on both an absolute basis and relative to an agreed upon bank stock index. The acquirer then generally has the option to increase the number of shares of its stock into which shares of the target corporation’s stock are to be exchanged in order to preserve the value of the transaction to target corporation stockholders. In the event the acquirer would decline to contribute additional stock, the definitive merger agreement would terminate.

On May 23, 2018, Mercersburg Financial Corporation delivered a revised version of the definitive merger agreement to Orrstown Financial Services, setting forth Mercersburg Financial Corporation’s written comments on the terms and conditions of the definitive merger agreement initially proposed by Orrstown Financial Services. Mercersburg Financial Corporation included a double trigger walk-away provision among its written comments.

On May 25, 2018, Orrstown Financial Services delivered to Mercersburg Financial Corporation a revised draft of the definitive merger agreement that again did not include a double trigger walk-away provision.

On May 29, 2018, the board of directors of Mercersburg Financial Corporation met by conference telephone. Representatives of Stevens & Lee and Ambassador participated in the call. The board of directors again discussed the absence of the double trigger walk-away provision from the definitive merger agreement. In addition to the protection accorded generally to target corporation stockholders, the board of directors discussed the further protection a double trigger walk-away provision could provide to Mercersburg Financial Corporation stockholders in the event a judgment in or settlement of the SEPTA litigation would occur prior to the closing date of merger and have a material adverse effect on the market price of Orrstown Financial Services common stock and, thereby, the value of the merger consideration. The Mercersburg Financial Corporation board of directors voted unanimously that a double trigger walk-away provision must be included in the definitive merger agreement and directed that Mercersburg Financial Corporation negotiate for the inclusion of a double trigger walk-away provision. Orrstown Financial Services subsequently agreed to include a double trigger walk-away provision in the definitive merger agreement upon the terms and conditions therein set forth.

A special meeting of the Mercersburg Financial Corporation board of directors was held on May 31, 2018. Representatives of Stevens & Lee and Ambassador attended in person. The representative of Stevens & Lee again reminded the Mercersburg Financial Corporation directors of their fiduciary duties under the PBCL and reviewed with them the terms and conditions of the proposed definitive merger agreement. Ambassador reviewed with the board Ambassador’s financial analysis of the merger consideration and delivered its opinion to Mercersburg Financial Corporation’s board of directors to the effect that, as of such date and based upon and subject to various considerations set forth in the opinion, the merger consideration to be received by the holders of Mercersburg Financial Corporation common stock in the merger was fair to such holders from a financial point of view. Following further discussion and consideration of the factors described under “Reasons for the Merger” beginning on page 46, the Mercersburg Financial Corporation board of directors unanimously approved the definitive merger agreement and recommended that Mercersburg Financial Corporation’s stockholders approve and adopt the definitive merger agreement and all related transactions provided for in the agreement.

On May 31, 2018, Mercersburg Financial Corporation executed the definitive merger agreement and, together with Orrstown Financial Services, issued a joint press release announcing the transaction.

Recommendation of the Mercersburg Financial Corporation Board of Directors and Mercersburg Financial Corporation’s Reasons for the Merger

Recommendation of the Mercersburg Financial Corporation Board of Directors

Our board of directors unanimously approved the merger agreement and determined that the transactions provided for in the merger agreement are advisable to, and in the best interests of, Mercersburg Financial Corporation and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” the adjournment proposal, if necessary.

Reasons for the Merger

After careful consideration, the Mercersburg Financial Corporation board of directors determined it was advisable and in the best interests of Mercersburg Financial Corporation to enter into the merger agreement with Orrstown Financial Services.

In the process of making the recommendation to approve the merger with Orrstown Financial Services, the Mercersburg Financial Corporation board of directors evaluated the merger in consultation with Mercersburg Financial Corporation’s senior management team as well as Mercersburg Financial Corporation’s legal and financial advisors. In determining that the proposed merger with Orrstown Financial Services is in the best interests of Mercersburg Financial Corporation, the Mercersburg Financial Corporation’s board considered the following factors, which are not necessarily all-inclusive:

•	The changing regulatory environment, including, in particular, issuance of additional regulations to implement various provisions of the Dodd-Frank Act, and the expectant material increase in legal and compliance costs to Mercersburg Financial Corporation as greater human and technological resources and expertise are required to remain compliant with applicable law and regulations;

•	The current relative size of Mercersburg Financial Corporation, its growth over its 109 year history and the expected scale that would be necessary going forward for Mercersburg Financial Corporation to continue as an independent, high-performing community banking institution in comparison to the benefits of aligning with another institution in an acquisition transaction with a larger, high-performing institution;

•	The current merger and acquisition market, including the attractive prices being paid by acquirers and the uncertainty that such pricing would continue or that Mercersburg Financial Corporation’s future earnings would remain at a level sufficient to attract such prices;

•	The ability of Mercersburg Financial Corporation to attract and retain qualified individuals to replace members of its senior management team and members of its board of directors as individuals serving in such positions retire over the next several years;

•	The challenging environment for Mercersburg Financial Corporation to grow profitably in its current market, as reflected by the limited growth in terms of total assets from $172 million at December 31, 2012 to $180 million at December 31, 2017, and its flat net income levels from $1.1 million in 2012 to $1.24 million in 2017 (as adjusted for the one time deferred tax asset adjustment related to the Tax Cuts and Jobs Act);

•	The substantial and costly investments in information technology required to permit Mercersburg Financial Corporation to satisfy regulatory requirements and remain competitive in the marketplace, and the anticipated impact of such investments on Mercersburg Financial Corporation’s future earnings;

•	The process conducted by Mercersburg Financial Corporation’s management and board of directors, with the assistance of Ambassador, to identify potential strategic acquirers or mergers of equal partners;

•	The inability of Mercersburg Financial Corporation to interest preferred mergers of equal partners to enter into a merger of equals transaction upon terms and conditions acceptable to the Mercersburg Financial Corporation board of directors;

•	The consideration offered in the transaction, valued at approximately $32.4 million, which represents a premium to tangible book value multiple of approximately 1.53 times;

•	The 85% stock/15% cash consideration offered in the merger;

•	The fact that Mercersburg Financial Corporation stockholders will have the opportunity to receive shares of Orrstown Financial Services common stock in the merger on a tax-free basis, which would allow Mercersburg Financial Corporation stockholders to participate in the future performance of the combined company’s businesses and synergies resulting from the merger;

•	The increased liquidity for Mercersburg Financial Corporation stockholders who receive Orrstown Financial Services common stock in the transaction;

•	The fact that up to 15% of the merger consideration would be composed of cash at $40.00 per share, thereby permitting Mercersburg Financial Corporation stockholders who wish to receive cash to elect an all cash exchange or an exchange comprised of part Orrstown Financial Services common stock and part cash, subject to the election, allocation and proration provisions of the merger agreement;

•	The opportunity to expand relationships with Mercersburg Financial Corporation’s existing customer base through the increased lending capacity afforded by the combined institution;

•	The anticipated positive impact to Mercersburg Financial Corporation’s existing customers resulting from Orrstown Financial Services having a community banking business model similar to Mercersburg Financial Corporation;

•	The proposed board and management arrangements, including Orrstown Financial Services’ commitment to appoint one Mercersburg Financial Corporation board member to the Orrstown Financial Services board of directors, and to retain Robert J. Fignar, President and Chief Executive Officer of Mercersburg Financial Corporation, as President of Orrstown Bank’s Southern Region, comprised of Perry and Franklin Counties in Pennsylvania and Washington County in Maryland;

•	The likelihood and anticipated time of completion of the merger;

•	The understanding that aligning with Orrstown Financial Services would provide more robust technology and systems, broader product offerings, more favorable terms with vendors and more sophisticated marketing;

•	The mutual understanding that Mercersburg Financial Corporation and Orrstown Financial Services share similar operating cultures, core values and approaches to servicing their respective markets;

•	The Mercersburg Financial Corporation board’s belief that multiple areas of risk, including regulatory, financial, legal, servicing, and customer retention, could be substantially reduced by combining with a larger institution having access to greater financial and operational resources; and

•	The opinion, dated May 31, 2018, of Ambassador to the Mercersburg Financial Corporation board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Mercersburg Financial Corporation common stock of the merger consideration in the proposed merger, as more fully described under “Opinion of Mercersburg Financial Corporation’s Financial Advisor” below.

The Mercersburg Financial Corporation board of directors also considered a variety of potential risks associated with the merger, including the following:

•	The possibility the merger might not close and the negative impact that could have on Mercersburg Financial Corporation’s reputation and earnings;

•	The risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of Mercersburg Financial Corporation and Orrstown Financial Services;

•	The fact that because the stock consideration in the merger is based upon a fixed exchange ratio of shares of Orrstown Financial Services common stock to Mercersburg Financial Corporation common stock, Mercersburg Financial Corporation stockholders who receive Orrstown Financial Services common stock could be adversely affected by a decrease in the trading price of Orrstown Financial Services common stock during the pendency of the merger;

•	The fact that certain provisions of the merger agreement prohibit Mercersburg Financial Corporation from soliciting, and limit its ability to respond to, proposals for alternative transactions, and the obligation to pay a termination fee of $1,250,000 in the event that the merger agreement is terminated in certain circumstances, including if Mercersburg Financial Corporation terminates the merger agreement to accept a superior proposal;

•	The potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on Mercersburg Financial Corporation’s business and relations with customers, service providers and other stakeholders, whether or not the merger is consummated; and

•	The fact that pursuant to the merger agreement, Mercersburg Financial Corporation must generally conduct its business in the ordinary course and Mercersburg Financial Corporation is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement, which may delay or prevent Mercersburg Financial Corporation from undertaking business opportunities that may arise pending completion of the merger.

•	The risk that a judgment or settlement in the SEPTA litigation could have a material adverse effect on the financial condition, results of operation or reputation of Orrstown Financial Services or on the market price of its common stock. See the section of this proxy statement/prospectus titled “Risk Factors – Pending litigation and legal proceedings and the impact of any finding of liability or damages could adversely impact Orrstown Financial Services and its financial condition and results of operations” beginning on page 27.

•	In considering the risk that a judgment or settlement in the SEPTA litigation could have a material adverse effect on the financial condition, results of operation or reputation of Orrstown Financial Services, the Mercersburg Financial Corporation board of directors considered the fact that the merger agreement contains a double trigger walk-away provision that could allow the Mercersburg Financial Corporation board of directors to give notice of termination of the Merger Agreement if such a judgment or settlement would occur prior to the closing date of the merger and the conditions under the double trigger walk-away provision allowing for termination would be triggered. In addition, the board of directors further considered that because the January, 2019 trial date has been indefinitely continued, and because Orrstown Financial Services common stock, being listed on NASDAQ, is relatively liquid, Mercersburg Financial Corporation stockholders who receive Orrstown Financial Services common stock in the merger and who are concerned about the risk of the SEPTA litigation could have a reasonable opportunity before a trial would be likely to occur to sell their shares of Orrstown Financial Services common stock.

Mercersburg Financial Corporation’s board of directors realizes there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Mercersburg Financial Corporation board concluded the potential positive factors outweighed the potential risks of completing the merger.

During its consideration of the merger, Mercersburg Financial Corporation’s board of directors was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described under “Interests of Mercersburg Financial Corporation Directors and Executive Officers” beginning on page 62.

The foregoing discussion of the factors considered by the Mercersburg Financial Corporation board of directors in evaluating the transaction is not intended to be exhaustive, but, rather, includes all material factors considered by the Mercersburg Financial Corporation board of directors. In reaching its decision to approve the transaction, the Mercersburg Financial Corporation board of directors did not quantify or assign relative weights to the factors considered, and individual directors may have given different weights to different factors. The Mercersburg Financial Corporation board of directors evaluated the factors described above and determined that the transaction was in the best interests of Mercersburg Financial Corporation. It should be noted that this explanation of the reasoning of Mercersburg Financial Corporation’s board of directors and all other information in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Regarding Forward-Looking Statements” on page 29.

Opinion of Mercersburg Financial Corporation’s Financial Advisor

Mercersburg Financial Corporation retained Ambassador to act as Mercersburg Financial Corporation’s financial advisor in connection with the possible business combination of Mercersburg Financial Corporation with another party. Ambassador is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Ambassador is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On May 31, 2018, Ambassador delivered its opinion to Mercersburg Financial Corporation’s board of directors to the effect that, as of such date and based upon and subject to various considerations set forth in the opinion, the merger consideration to be received by the holders of Mercersburg Financial Corporation common stock in the merger was fair to such holders from a financial point of view. Ambassador’s opinion was approved by Ambassador’s Fairness Opinion Committee. Ambassador has consented to the inclusion of its opinion in this proxy statement/prospectus.

The full text of Ambassador’s written opinion to Mercersburg Financial Corporation, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. Holders of Mercersburg Financial Corporation common stock are encouraged to read the opinion carefully in its entirety. The following summary of Ambassador’s opinion is qualified in its entirety by reference to the full text of such opinion.

Ambassador’s opinion to Mercersburg Financial Corporation’s board of directors was rendered for the benefit of Mercersburg Financial Corporation’s board (in its capacity as such) in connection with its evaluation of the merger. Ambassador’s opinion is not intended and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto or whether such shareholder should to elect to receive the cash consideration or the stock consideration. Ambassador’s opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which Mercersburg Financial Corporation might engage or the merits of the underlying decision by Mercersburg Financial Corporation to engage in the merger.

No limitations were imposed by Mercersburg Financial Corporation on the scope of Ambassador’s investigation or on the procedures followed by Ambassador in rendering its opinion.

In rendering the opinion, Ambassador:

•	Reviewed a draft dated May 31, 2018 of the merger agreement;

•	Reviewed Mercersburg Financial Corporation’s audited financial statements as of or for the fiscal years ended December 31, 2017 and December 31, 2016 and Mercersburg Financial Corporation’s interim financial statements as of or for the quarter ended March 31, 2018;

•	Reviewed Orrstown Financial Services’ Form 10-K for the fiscal year ended December 31, 2017, including the financial statements contained therein;

•	Reviewed Orrstown Financial Services’ Form 10-Q for the quarter ended March 31, 2018, including the financial statements contained therein;

•	Reviewed First Community Bank of Mercersburg’s and Orrstown Bank’s respective quarterly call reports for March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017, and March 31, 2017;

•	Reviewed other publicly available information regarding Mercersburg Financial Corporation and Orrstown Financial Services, including research analysts’ estimates for Orrstown Financial Services discussed with Ambassador by the management of Orrstown Financial Services;

•	Reviewed certain non-public information provided to Ambassador by or on behalf of Mercersburg Financial Corporation and Orrstown Financial Services, regarding Mercersburg Financial Corporation and Orrstown Financial Services (including financial projections and forecasts for Mercersburg Financial Corporation provided to Ambassador by the management of Mercersburg Financial Corporation and long-term growth rate and other assumptions for Orrstown Financial Services provided to Ambassador by the management of Orrstown Financial Services) and projected cost savings anticipated by the management of Orrstown Financial Services to be realized from the merger;

•	Reviewed recently reported stock prices and trading activity of Mercersburg Financial Corporation Common Stock and Orrstown Financial Services common stock;

•	Discussed the past and current operations, financial condition and future prospects of Mercersburg Financial Corporation and Orrstown Financial Services with senior executives of Mercersburg Financial Corporation and Orrstown Financial Services, respectively;

•	Reviewed and analyzed certain publicly available financial and stock market data of banking companies that Ambassador selected as relevant to Ambassador’s analysis of Mercersburg Financial Corporation and Orrstown Financial Services;

•	Reviewed and analyzed certain publicly available financial data of transactions that Ambassador selected as relevant to Ambassador’s analysis of Mercersburg Financial Corporation;

•	Considered Orrstown Financial Services’ financial and capital position and certain potential pro forma financial effects of the merger on Orrstown Financial Services;

•	Conducted other analyses and reviewed other information Ambassador considered necessary or appropriate; and

•	Incorporated Ambassador’s assessment of the overall economic environment and market conditions, as well as Ambassador’s experience in mergers and acquisitions, bank stock valuations and other transactions.

In rendering Ambassador’s opinion, Ambassador also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information provided to Ambassador by or on behalf of Mercersburg Financial Corporation and Orrstown Financial Services and publicly available information used in Ambassador’s analyses. Ambassador did not assume any responsibility for the accuracy, reasonableness and completeness of any of the foregoing materials provided to Ambassador and publicly available information or for the independent verification thereof. Further, Ambassador relied on the assurances of managements of Mercersburg Financial Corporation and Orrstown Financial Services that they were not aware of any facts or circumstances that would make any of the foregoing materials provided to Ambassador inaccurate or misleading. With respect to the financial projections and forecasts for Mercersburg Financial Corporation and research analysts’ estimates and long-term growth rate and other assumptions for Orrstown Financial Services reviewed by Ambassador and other non-public information related to projected cost savings referred to above, Ambassador assumed, with Mercersburg Financial Corporation’s consent, that they were reasonably prepared on bases reflecting (or, in the case of research analysts’ estimates, are consistent with) the best currently available estimates and judgments of the respective managements of Mercersburg Financial Corporation and Orrstown Financial Services, as the case may be, as to the future financial performance of Mercersburg Financial Corporation and Orrstown Financial Services and such cost savings and that the financial results reflected in such projections, forecasts, estimates and assumptions as well as such cost savings would be realized in the amounts and at the times projected. Ambassador assumed no responsibility for and expressed no view as to any of the foregoing information reviewed by Ambassador or the assumptions on which they were based.

Ambassador is not an expert in the evaluation of deposit accounts or loan, mortgage or similar portfolios or allowances for losses with respect thereto and Ambassador was not requested to, and Ambassador did not, conduct a review of individual credit files or loan, mortgage or similar portfolios. Ambassador assumed no responsibility for and expressed no view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and Ambassador assumed that each of Mercersburg Financial Corporation and Orrstown Financial Services had, and the pro forma combined company would have, appropriate reserves to cover any such losses. Ambassador did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Mercersburg Financial Corporation, Orrstown Financial Services or any other party, and Ambassador was not furnished with any such valuation or appraisal.

Ambassador undertook no independent evaluation of any potential or actual litigation to which Mercersburg Financial Corporation or Orrstown Financial Services was or may be a party or was or may be subject. Ambassador expressed no view or opinion as to the pending federal securities litigation against Orrstown Financial Services and certain current and former officers of Orrstown Financial Services, as to which Ambassador understood that Orrstown Financial Services and Mercersburg Financial Corporation conducted such diligence and other investigations, and obtained such advice from legal counsel, as they deemed necessary and against which Orrstown Financial Services advised Ambassador it intends to vigorously defend itself. With Mercersburg Financial Corporation’s consent, Ambassador did not consider such litigation or any aspect, implication or effect thereof for purposes of Ambassador’s analyses or opinion. If the outcome of such litigation had been known or assumed to have a material effect on Orrstown Financial Services, then the conclusion reached in Ambassador’s opinion could have been affected.

Ambassador’s opinion was based on conditions as they existed and the information Ambassador received, as of the date of Ambassador’s opinion. Ambassador does not have any obligation to update, revise or reaffirm its opinion. Ambassador expressed no opinion as to the actual value of Orrstown Financial Services Common Stock when issued in the merger or the prices at which Mercersburg Financial Corporation Common Stock or Orrstown Financial Services Common Stock might trade at any time.

In rendering Ambassador’s opinion, Ambassador assumed, with Mercersburg Financial Corporation’s consent, that the merger and related transactions would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Ambassador also assumed, with Mercersburg Financial Corporation’s consent, that, in the course of obtaining the necessary governmental, regulatory and other third party approvals, consents and releases for the merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Mercersburg Financial Corporation, Orrstown Financial Services or the merger (including the contemplated benefits thereof). Ambassador also assumed, with Mercersburg Financial Corporation’s consent, that the final merger agreement would not differ from the draft reviewed by Ambassador in any respect material to Ambassador’s analyses or opinion. Ambassador further assumed, with Mercersburg Financial Corporation’s consent, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Ambassador expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in Ambassador’s opinion) of the merger or any related transaction, including, without limitation, the form of the merger consideration or the allocation thereof between cash and Orrstown Financial Services common stock or the relative fairness of the cash consideration and the stock consideration. Ambassador expressed no opinion with respect to the fairness of the amount or nature of any compensation to any of the officers, directors, or employees of any party to the merger, or any class of such persons, relative to the merger consideration or otherwise. In connection with Ambassador’s engagement, Ambassador was not authorized to, and Ambassador did not, solicit indications of interest from third parties with respect to the possible sale of Mercersburg Financial Corporation.

In performing its analyses, Ambassador made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Ambassador, Mercersburg Financial Corporation and Orrstown Financial Services. Any estimates contained in the analyses performed by Ambassador are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, Ambassador’s opinion was among several factors taken into consideration by Mercersburg Financial Corporation’s board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Mercersburg Financial Corporation board of directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Mercersburg Financial Corporation and Orrstown Financial Services and the decision of Mercersburg Financial Corporation to enter into the merger agreement was solely that of Mercersburg Financial Corporation’s board of directors.

Selected Implied Transaction Statistics for the Merger

Based on Mercersburg Financial Corporation’s financial information as of March 31, 2018, for the twelve months ended March 31, 2018 and for the three months ended March 31, 2018 (annualized) and the closing price of Mercersburg Financial Corporation common stock on May 25, 2018, Ambassador calculated the following implied transaction statistics for the merger using an implied per share value of the merger consideration of $40.00(1) or an implied transaction value of approximately $32.4 million:

Transaction value / tangible book value	153%
Transaction value / last twelve months earnings	37.4	x
Transaction value / last three months earnings annualized	27.8	x
Core deposit premium(2)	7.4%
Market premium to most recent closing price	63.3%

(1)	Based on the stock consideration exchange ratio of 1.5291x and the closing price of Orrstown Financial Services common stock on May 31, 2018, the implied per share value of the merger consideration was $39.68 and the implied transaction value was approximately $32.1 million.
(2)	Calculated as follows: (implied transaction value – tangible equity) / core deposits; where core deposits are defined as: total deposits, less time deposit accounts with balances over $100,000, foreign deposits, and unclassified deposits.

The following is a summary of the material financial analysis presented by Ambassador to Mercersburg Financial Corporation’s board of directors in connection with rendering its opinion. This summary is not a complete description of the analyses and procedures performed by Ambassador in the course of arriving at its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Ambassador did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Ambassador believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. No company, transaction or business used in Ambassador’s analyses for comparative purposes is identical to Mercersburg Financial Corporation, Orrstown Financial Services or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical.

Selected Companies Analysis of Mercersburg Financial Corporation

Ambassador performed a selected companies analysis by comparing the financial and stock performance of Mercersburg Financial Corporation with those of the following ten selected publicly traded financial institutions, referred to as the comparable institutions, that were headquartered in Maryland, New Jersey, New York, Pennsylvania, Ohio, Virginia or West Virginia, were not mutual institutions, thrifts or merger or acquisition targets and had assets between $100 million and $400 million, average one-year daily trading volume greater than 100 shares, nonperforming assets to assets ratios less than 1.5%, and returns on equity less than 7%:

Description of Comparable Institutions

Institution	Assets(1) (In Millions)	City, State	Ticker	Exchange
Clarion County Community Bank	$157	Clarion, PA	CCYY	OTC Pink
Delhi Bank Corp.	313	Delhi, NY	DWNX	OTC Pink
Enterprise Bank N.J.	244	Kenilworth, NJ	ENBN	OTC Pink
Glen Burnie Bancorp	390	Glen Burnie, MD	GLBZ	NASDAQ
JTNB Bancorp, Inc.	194	Jim Thorpe, PA	JTNB	OTC Pink
Middletown Valley Bank	373	Middletown, MD	MNVB	OTC Pink
National Bank of Coxsackie	303	Coxsackie, NY	NCXS	OTC Pink
Oak View National Bank	226	Warrenton, VA	OAKV	OTC Pink
Virginia Bank Bankshares, Inc.	195	Danville, VA	VABB	OTC Pink
Virginia Partners Bank	379	Fredericksburg, VA	PTRS	OTCQX

Source: S&P Global Market Intelligence

(1) Financial data as of March 31, 2018, or if unavailable, December 31, 2017.

Ambassador compared the financial performance of Mercersburg Financial Corporation and the comparable institutions as indicated in the following table:

Financial Performance of Mercersburg Financial Corporation and Comparable Institutions(1)

	Assets (In Millions)	Tangible Equity/ Tangible Assets	Tangible Common Equity/ Tangible Assets	Nonperforming Assets/ Assets	Return on Average Assets	Return on Average Equity
High	$390	12.45%	12.45%	1.48%	.81%	6.81%
75th Percentile	375	11.63	11.63	1.06	.50	5.21
Median	273	9.31	9.31	.53	.39	4.15
25th Percentile	195	8.48	8.48	.13	.33	3.22
Low	157	8.39	8.39	.01	.18	1.83
Mercersburg Financial Corporation	$184	11.48%	11.48%	.23%	.66%	5.83%

Source: S&P Global Market Intelligence

(1)	Financial data is as of March 31, 2018, or the twelve months ended March 31, 2018, or if unavailable, December 31, 2017, or the twelve months ended December 31, 2017.

Ambassador then compared the stock performance of Mercersburg Financial Corporation and the comparable institutions as indicated in the following table:

Stock Performance of Mercersburg Financial Corporation and Comparable Institutions(1)

	Stock Price/ Earnings per Share		Tangible Book Value Per Share	Assets Per Share	Dividend Yield	Shares Traded Daily(2)
	Last 12 Months	Most Recent Quarter (annualized)
High	66.4x	32.2x	174%	14.6%	5.81%	3,084
75th Percentile	35.1	29.5	124	14.3	3.65	969
Median	26.5	17.7	115	11.6	1.72	279
25th Percentile	18.6	14.2	96	8.2	.00	167
Low	17.9	11.2	84	7.0	.00	106
Mercersburg Financial Corporation	22.9x	17.0x	94%	11.0%	2.29%	41

Source: S&P Global Market Intelligence.

(1)	Financial data as of March 31, 2018, or for the twelve or three months ended March 31, 2018, or if unavailable, December 31, 2017, or the twelve or three months ended December 31, 2017. Market data is as of May 25, 2018.
(2)	Average volume of shares traded daily over the past year.

Ambassador also reviewed the historical stock price performance of Mercersburg Financial Corporation relative to the comparable institutions and selected stock indices, as indicated in the following tables:

Mercersburg Financial Corporation Historical Stock Performance

Relative to Comparable Institutions and Selected Indices

	One-Year Stock Performance
Date	Mercersburg Financial Corporation (MCBG)	Comparable Institutions	S&P 500	NASDAQ Bank Index
May 25, 2018	98%	105%	113%	118%
May 25, 2017	100	100	100	100

	Three-Year Stock Performance
Date	Mercersburg Financial Corporation (MCBG)	Comparable Institutions	S&P 500	NASDAQ Bank Index
May 25, 2018	178%	106%	129%	157%
May 26, 2015	100	100	100	100

Discounted Dividend Analysis of Mercersburg Financial Corporation

Ambassador performed a discounted divided analysis to estimate a range for the implied equity value of Mercersburg Financial Corporation common stock. In this analysis, Ambassador assumed discount rates of 10%, 12% and 14% and calculated terminal values of 100% and 120% of estimated tangible book value at the end of seven years. Ambassador used financial projections and forecasts for Mercersburg Financial Corporation provided to Ambassador by the management of Mercersburg Financial Corporation. This analysis indicated an implied present value reference range of Mercersburg Financial Corporation common stock of $16.68 per share to $24.80 per share, which are 11.6x and 17.2x, respectively, of Mercersburg Financial Corporation’s annualized earnings for the three months ended March 31, 2018 and 64% and 95%, respectively, of Mercersburg Financial Corporation’s tangible book value as of March 31, 2018.

Selected Transactions Analysis of Mercersburg Financial Corporation

Ambassador performed a selected transactions analysis by reviewing the following information for purposes of comparison with selected implied transaction ratios for the merger:

•	Publicly available acquisition metrics of selected transactions in the United States that were announced from January 1, 2015 through May 25, 2018 with announced deal values of $10 million or more, excluding mergers of equals (“National M&A Transactions”).

•	Publicly available acquisition metrics of selected transactions in which the selling bank was based in Pennsylvania that were announced from January 1, 2012 through May 25, 2018 with seller assets between $100 million to $400 million (“Pennsylvania Transactions”).

The results of the analysis for National M&A Transactions are set forth in the following table:

National M&A Transactions(1)

	Year(2)	Number of Deals	Median Price/ Last 12 Months Earnings	Median Price/ Tangible Common Book (%)
Highest 3rd by Announced Price-to-Tangible Book	YTD 2018	17	26.2x	223%
	2017	47	21.9	209
	2016	38	20.3	179
	2015	47	23.7	181
Middle 3rd by Announced Price-to-Tangible Book	YTD 2018	18	27.8x	179%
	2017	47	22.9	167
	2016	39	20.0	141
	2015	46	22.8	143
Lowest 3rd by Announced Price-to-Tangible Book	YTD 2018	18	26.2x	134%
	2017	47	20.8	132
	2016	39	18.2	116
	2015	46	23.4	118
	Orrstown Financial Services / Mercersburg Financial Corporation		37.4x	153%

Source: S&P Global Market Intelligence.

(1)	Median pricing data of the selected transactions in the sub-group indicated are shown.
(2)	Year-to-date 2018 through May 25, 2018.

The results of the analysis for the Pennsylvania Transactions are set forth in the following table with primary focus on the median values:

Pennsylvania Transactions

Acquirer/Seller	Deal Value (in millions)	Deal Value/ Last 12 Months Earnings		Deal Value/ Common Tangible Book Value
Univest Corporation of Pennsylvania / Valley Green Bank	$78	15.3x		234%
Emclaire Financial Corp / Community First Bancorp, Inc.	18	21.0		191
Penns Woods Bancorp, Inc. / Luzerne National Bank Corporation	46	20.3		165
DNB Financial Corporation / East River Bank	49	21.7		158
NexTier Incorporated / Eureka Financial Corporation	35	22.7		151
Citizens Financial Services, Inc. / First National Bank of Fredericksburg	23	NM		145
S&T Bancorp, Inc. / Gateway Bank of Pennsylvania	21	34.2		140
Mid Penn Bancorp, Inc./ Scottdale Bank & Trust Company	59	NM		130
First Bank/ Bucks County Bank	27	46.7		125
ESSA Bancorp, Inc. / Eagle National Bancorp, Inc.	25	NM		112
CB Financial Services, Inc. / FedFirst Financial Corporation	55	27.1		110
Mid Penn Bancorp, Inc. / Phoenix Bancorp, Inc.	15	26.6		110
First Priority Financial Corp. / Affinity Bancorp, Inc.	13	NM		105
Prudential Bancorp, Inc. / Polonia Bancorp, Inc.	38	NM		102
Riverview Financial Corporation / Union Bancorp, Inc.	10	NM		94
ESSA Bancorp, Inc. / Franklin Security Bancorp, Inc.	16	30.5		87
Median	$26	24.6x		127%
Orrstown Financial Services / Mercersburg Financial Corporation	$32	37.4x	(1)	153%

Source: S&P Global Market Intelligence

(1)	Not adjusted for the impact of Tax Cuts and Jobs Act for the quarter ended December 31, 2017. Deal Value/Last 12 Months Earnings is 23.2x if the effective tax rate for the Last 12 Months is set at 14.5%, the effective tax rate of Mercersburg Financial Corporation for the three months ended March 31, 2018.

Selected Companies Analysis of Orrstown Financial Services

Ambassador performed a selected companies analysis by comparing the financial and stock performance of Orrstown Financial Services with those of the following 11 selected publicly traded financial institutions, referred to as the comparable institutions, that were headquartered in Pennsylvania, were not mutual institutions, unionized companies, thrifts or merger or acquisition targets, and had assets between $1.15 million and $2.50 billion, average one-year daily trading volume greater than 500 shares, and nonperforming assets to assets ratios less than 1.50%:

Overview of Orrstown Financial Services and Comparable Institutions

Institution	Assets(1) (In Millions)	City, State	Ticker	Exchange
ACNB Corporation	$1,611	Gettysburg, PA	ACNB	NASDAQ
Citizens & Northern Corporation	1,258	Wellsboro, PA	CZNC	NASDAQ
Codorus Valley Bancorp, Inc.	1,725	York, PA	CVLY	NASDAQ
FNCB Bancorp, Inc.	1,189	Dunmore, PA	FNCB	NASDAQ
Franklin Financial Services Corporation	1,169	Chambersburg, PA	FRAF	OTCQX
Mid Penn Bancorp, Inc.	1,391	Millersburg, PA	MPB	NASDAQ
Penns Woods Bancorp, Inc.	1,527	Williamsport, PA	PWOD	NASDAQ
Peoples Financial Services Corp.	2,190	Scranton, PA	PFIS	NASDAQ
QNB Corp.	1,172	Quakertown, PA	QNBC	OTC Pink
Republic First Bancorp, Inc.	2,471	Philadelphia, PA	FRBK	NASDAQ
Riverview Financial Corporation	1,171	Harrisburg, PA	RIVE	OTCQX

Source: S&P Global Market Intelligence

(1)	Financial data as of March 31, 2018.

Ambassador compared the financial performance of Orrstown Financial Services and the comparable institutions as indicated in the following table:

Financial Performance of Orrstown Financial Services and Comparable Institutions(1)

	Assets (In Millions)	Tangible Equity/ Tangible Assets	Tangible Common Equity/ Tangible Assets	Nonperforming Assets/ Assets	Return on Average Assets	Return on Average Equity
High	$2,471	14.00%	14.00%	1.28%	1.15%	8.46%
75th Percentile	1,725	9.43	9.43	1.15	0.82	7.71
Median	1,391	8.44	8.44	0.92	0.72	7.36
25th Percentile	1,172	7.93	7.93	0.56	0.23	2.20
Low	1,169	6.96	6.96	0.45	-0.17	-1.83
Orrstown Financial Services	$1,636	8.66%	8.66%	.71%	.63%	6.80%

Source: S&P Global Market Intelligence.

(1)	Financial data is as of March 31, 2018, or the twelve months ended March 31, 2018.

Ambassador then compared the stock performance of Orrstown Financial Services and the comparable institutions as indicated in the following table:

Stock Performance of Orrstown Financial Services and Comparable Institutions(1)

	Stock Price/				Dividend Yield	Shares Traded Daily(2)
	Earnings per Share		Tangible Book Value Per Share	Assets Per Share
	Last 12 Months	Most Recent Quarter (annualized)
High	60.8x	71.9x	223%	24.2%	4.35%	154,752
75th Percentile	39.7	18.9	180	16.5	3.20	10,545
Median	21.0	16.2	175	14.1	2.78	6,621
25th Percentile	18.8	11.4	162	13.6	1.76	2,595
Low	17.7	10.1	143	9.7	.00	1,247
Orrstown Financial Services	22.1x	15.1x	155%	13.4%	1.99%	13,457

Source: S&P Global Market Intelligence.

(1)	Financial data is as of March 31, 2018, or the twelve or three months ended March 31, 2018. Market data is as of May 25, 2018.
(2)	Average volume of shares traded daily over the past year.

Ambassador also reviewed the historical stock price performance of Orrstown Financial Services relative to the comparable institutions and selected stock indices, as indicated in the following tables:

Orrstown Financial Services Historical Stock Performance

Relative to Comparable Institutions and Selected Indices

	One-Year Stock Performance
Date	Orrstown Financial Services (ORRF)	Comparable Institutions	S&P 500	NASDAQ Bank Index
May 25, 2018	118%	112%	113%	118%
May 25, 2017	100	100	100	100

	Three-Year Stock Performance
Date	Orrstown Financial Services (ORRF)	Comparable Institutions	S&P 500	NASDAQ Bank Index
May 25, 2018	150%	146%	129%	157%
May 26, 2015	100	100	100	100

Discounted Dividend Analysis of Orrstown Financial Services

Ambassador performed a discounted divided analysis to estimate a range for the implied equity value of Orrstown Financial Services common stock. In this analysis, Ambassador assumed discount rates of 10%, 12% and 14% and calculated terminal values of 14x and 18x estimated earnings per share at the end of seven years. Ambassador used research analysts’ estimates for Orrstown Financial Services and long-term growth rate and other assumptions for Orrstown Financial Services provided to Ambassador by the management of Orrstown Financial Services. This analysis indicated an implied present value range of Orrstown Financial Services common stock of $17.82 per share to $27.98 per share, which are 10.3x and 16.3x, respectively, Orrstown Financial Services’ annualized first quarter 2018 earnings per share and 106% and 167%, respectively, of Orrstown Financial Services’ tangible book value per share as of March 31, 2018.

Financial Impact Analysis on Orrstown Financial Services

Ambassador also conducted a financial impact analysis assuming that the merger will close at the end of the fourth quarter of 2018. Ambassador used historical financial data as of March 31, 2018, or for the three months ended March 31, 2018, financial projections and forecasts for Mercersburg Financial Corporation provided to Ambassador by the management of Mercersburg Financial Corporation, the most recent research analysts’ estimates for Orrstown Financial Services and projected cost savings anticipated by the management of Orrstown Financial Services to be realized from the merger. Ambassador also incorporated other pro forma assumptions as provided by Orrstown Financial Services. The analysis indicated that the merger could be dilutive to tangible book value per share as of December 31, 2018 and could be accretive to earnings per share for the twelve months ended December 31, 2018. Furthermore, Ambassador’s analysis indicated that, pro forma for the merger, Orrstown Financial Services’ tangible equity to tangible assets ratio as of December 31, 2018 could be lower. All of the results of Ambassador’s financial impact analysis may vary materially from the actual results achieved by Orrstown Financial Services.

Other Disclosures

Ambassador, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Mercersburg Financial Corporation selected Ambassador to act as a financial advisor and to provide a fairness opinion based on Ambassador’s experience, including in connection with mergers and acquisitions of commercial banks and bank holding companies.

Mercersburg Financial Corporation has agreed to pay Ambassador a fee for its services totaling approximately $405,000, a portion of which fee became payable upon presentation of Ambassador’s opinion and execution of the merger agreement and approximately $290,000 of Ambassador’s fee is contingent upon the closing of the merger. In addition, portions of Ambassador’s fee became payable upon the signing of Ambassador’s engagement agreement and upon the execution of an exclusivity agreement between Mercersburg Financial Corporation and Orrstown Financial Services, and a portion of Ambassador’s fee is payable upon the mailing of the proxy statement/prospectus. Mercersburg Financial Corporation has also agreed to reimburse Ambassador’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Ambassador against certain liabilities arising out of the performance of its obligations under the engagement letter.

Over the two years preceding the date of Ambassador’s opinion, Ambassador did not provide investment banking or other consulting services to Mercersburg Financial Corporation or Orrstown Financial Services for which Ambassador received compensation from Mercersburg Financial Corporation or Orrstown Financial Services. In the future, Ambassador may pursue the opportunities to provide investment banking and other consulting services to Mercersburg Financial Corporation and Orrstown Financial Services.

Ambassador is an approved broker-dealer for First Community Bank of Mercersburg and periodically purchases securities from and sells securities to First Community Bank of Mercersburg.

Ambassador’s fairness committee approved the issuance of its opinion letter dated May 31, 2018.

Orrstown Financial Services’ Reasons for the Merger

In the course of its evaluation of the merger and the merger agreement, the board of directors of Orrstown Financial Services consulted with its management, Hovde Group, LLC (its financial advisor) and Goodwin Procter LLP (its legal counsel). The boards discussed the proposed merger in a series of meetings between March 22, 2018 and May 31, 2018, when it approved the merger and the merger agreement. In reaching the decision to approve the merger agreement and related transactions, the board of directors of Orrstown Financial Services considered a number of factors, including, among others, the following:

•	information concerning the business, operations, financial condition, earnings and prospects of each of Orrstown Financial Services and Mercersburg Financial Corporation as separate entities and on a combined basis;

•	their understanding of the current environment in the financial services industry and current financial market conditions;

•	the compatibility of the businesses, operations and cultures of the two companies, particularly with respect to meeting local banking needs;

•	the pro forma financial effects of the proposed transaction, including the expected dilution to tangible book value per share;

•	the terms and conditions of the merger agreement, including the financial terms, and the structure of the merger;

•	the fact that the merger agreement contains restrictions on the ability of Mercersburg Financial Corporation to solicit proposals for alternative transactions or engage in discussions regarding such proposals including the requirement of Mercersburg Financial Corporation to pay a termination fee of $1,250,000 in certain circumstances to terminate the merger agreement;

•	the intention for the merger to qualify as a tax free reorganization and thus the shares of Mercersburg Financial Corporation common stock can be exchanged for shares of Orrstown Financial Services common stock on a tax free basis;

•	the ability to complete the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement;

•	the possibility of costs and delays resulting from seeking the regulatory approvals necessary to complete the transactions provided for in the merger agreement, the possibility that the banking regulatory authorities may impose restrictions on the combined operations of the two companies (including divestitures) in order to grant the required approvals and thus preventing Orrstown Financial Services from fully realizing the benefits of the merger, the possibility that the merger may not be completed if such approvals are not obtained, and the potential negative impacts on Orrstown Financial Services, its business and the price of Orrstown Financial Services common stock if such approvals are not obtained or restrictions are imposed;

•	the challenges of combining the businesses of two corporations;

•	the fact that the integration of Orrstown Financial Services and Mercersburg Financial Corporation may be complex and time consuming and may require substantial resources and effort, and the risk that if the combined bank is not successfully integrated, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the transaction costs to be incurred by Orrstown Financial Services in connection with the merger; and

•	the opinion, dated May 31, 2018, of Hovde Group to the board of directors of Orrstown Financial Services as to the fairness, from a financial point of view as of the date of the opinion, to the holders of Orrstown Financial Services common stock of the merger consideration per share to be paid by Orrstown Financial Services to holders of Mercersburg Financial Corporation common stock.

The foregoing discussion of the information and factors considered by the Orrstown Financial Services board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the board of directors of Orrstown Financial Services. In view of the wide variety of factors it considered, the board did not find it practicable to assign any specific or relative weights to the factors considered. In addition, the board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the board may have given different weight to different factors. However, after taking into account all of the factors set forth above, the board of directors of Orrstown Financial Services unanimously approved the merger agreement.

There can be no assurance that the potential synergies or opportunities considered by the boards will be achieved through completion of the merger. See the section of this proxy statement/prospectus titled “Risk Factors—Risks Relating to the Merger” beginning on page 23.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with Orrstown Financial Services treated as the acquiror. Under this method of accounting, Mercersburg Financial Corporation’s assets and liabilities will be recorded by Orrstown Financial Services at their respective fair values as of the closing date of the merger and added to those of Orrstown Financial Services. Any excess of purchase price over the net fair values of Mercersburg Financial Corporation’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of Mercersburg Financial Corporation’s net assets over the purchase price will be recognized in earnings by Orrstown Financial Services on the closing date of the merger. Financial statements of Orrstown Financial Services issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Mercersburg Financial Corporation prior to the merger. The results of operations of Mercersburg Financial Corporation will be included in the results of operations of Orrstown Financial Services beginning on the effective date of the merger.

Post-Closing Capitalization

Following the merger, Orrstown Financial Services will have approximately 9,453,586 shares of common stock outstanding. Stockholders of Orrstown Financial Services before the merger will own approximately 88.8% of the total shares outstanding after the merger and Mercersburg Financial Corporation’s current stockholders will own approximately 11.2%.

All of the numbers and percentages calculated above are based on the outstanding shares as of the record date.

Listing of Orrstown Financial Services common stock to be Issued in the Merger

Orrstown Financial Services common stock is quoted on NASDAQ under the trading symbol “ORRF.” Under the terms of the merger agreement, Orrstown Financial Services will file a notice of additional listing of shares with NASDAQ with respect to the shares of Orrstown Financial Services common stock to be issued to the holders of Mercersburg Financial Corporation common stock in the merger so that these shares will be listed and traded on the NASDAQ following the merger.

Number of Holders of Common Stock and Number of Shares Outstanding

As of July 23, 2018, there were [•] stockholders of record of Orrstown Financial Services common stock and [ • ] shares of Orrstown Financial Services common stock outstanding.

As of July 23, 2018, there were [•] stockholders of record of Mercersburg Financial Corporation common stock and 810,080 shares of Mercersburg Financial Corporation common stock outstanding.

Orrstown Financial Services’ registrar and transfer agent is Continental Stock Transfer & Trust Company. Copies of the governing corporate instruments of Orrstown Financial Services and Mercersburg Financial Corporation are available, without charge, by following the instructions set forth in the section of this proxy statement/prospectus titled “Where You Can Find More Information” beginning on page 99.

INTERESTS OF MERCERSBURG FINANCIAL CORPORATION DIRECTORS AND EXECUTIVE OFFICERS

IN THE MERGER

Mercersburg Financial Corporation stockholders should be aware that directors and executive officers of Mercersburg Financial Corporation have financial interests in the merger that may be different from, or in addition to, those of Mercersburg Financial Corporation stockholders generally. As described in more detail below, these interests include certain payments and benefits that may be provided to directors and executive officers of Mercersburg Financial Corporation upon completion of the merger or upon termination of their employment under certain circumstances following the merger, including cash severance, continued health, dental, life and accident insurance benefits, and retention bonuses.

Share Ownership of Mercersburg Financial Corporation Directors and Executive Officers

As of July 23, 2018, the record date for the special meeting, the directors and executive officers of Mercersburg Financial Corporation may be deemed to be the beneficial owners of 41,598 shares, representing approximately 5.1% of the outstanding shares of Mercersburg Financial Corporation common stock. See the section of this proxy statement/prospectus titled “The Voting Agreements” beginning on page 86 for further information regarding the voting agreements between Orrstown Financial Services and the Mercersburg Financial Corporation directors and executive officers.

Indemnification

Under the merger agreement, Orrstown Financial Services has agreed that all rights to indemnification and all limitations of liability existing in favor of any director, officer or employee of Mercersburg Financial Corporation, as provided in the articles of incorporation and bylaws of Mercersburg Financial Corporation or applicable law as in effect on the date of the merger agreement with respect to matters occurring on or prior to the effective time of the merger, will survive the merger.

Directors’ and Officers’ Insurance

Under the merger agreement, Mercersburg Financial Corporation will purchase an extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage that will provide Mercersburg Financial Corporation directors and officers with coverage for six years following the effective time of the merger of not less than the existing coverage under, and have other terms at least as favorable to, the insured persons as the directors’ and officers’ liability insurance coverage presently maintained by Mercersburg Financial Corporation, so long as the aggregate cost is not more than 200% of the annual premium currently paid by Mercersburg Financial Corporation for such insurance. In the event that this premium limit is insufficient for such coverage, Mercersburg Financial Corporation may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

Employment Agreement and Change In Control Agreement

Upon execution of the merger agreement, Orrstown Financial Services and Orrstown Bank entered into an employment agreement and a change in control agreement with Robert J. Fignar, President and Chief Executive Officer of Mercersburg, with the employment agreement to be effective as of the closing date of the merger and the change in control agreement to be effective as of the second anniversary of the closing date of the merger.

The employment agreement provides that Mr. Fignar shall serve as the Market President for the Southern Region, defined as Franklin and Perry Counties in Pennsylvania and Washington County in Maryland, of Orrstown Bank. During the term of the employment agreement, Mr. Fignar’s minimum annual base salary will be $230,000. The employment agreement provides for a term of four years, plus an automatic extension for successive additional one year terms, unless Mr. Fignar or Orrstown Financial Services and Orrstown Bank gives at least sixty days’ notice of non-renewal. If Mr. Fignar is still employed upon attaining age 65, he may voluntarily provide notice of retirement at any time thereafter in which event he will receive salary continuation for a period of six months plus payment of 150% of the premium cost to maintain his group life insurance benefit for a period of three years.

In the event that Mr. Fignar’s employment is terminated on or prior to the second anniversary of the closing date of the merger by Orrstown Financial Services or Orrstown Bank without “Cause” (as defined in the employment agreement) or by Mr. Fignar for any reason, including death, disability or Good Reason (as defined in the employment agreement), then Mr. Fignar will be paid severance equal to 2.99 times the sum of (1) his highest annual base salary during the three calendar years immediately preceding the closing date of the merger and (2) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the closing date of the merger. Mr. Fignar would also be entitled to continue to participate in employee benefit plans for three years or receive a cash contribution in lieu thereof.

In the event that Mr. Fignar’s employment is terminated after the second anniversary of the closing date of the merger by Orrstown Financial Services or Orrstown Bank without “Cause,” or by Mr. Fignar for “Good Reason” (as those terms are defined in the employment agreement), then Mr. Fignar will be paid severance in a one-time lump sum cash payment equal to (1) salary continuation for six months or the remaining duration of the term of the employment agreement, whichever is greater, and (2) the average annual cash bonus earned by him with respect to the three calendar years immediately preceding the date of termination. Mr. Fignar would also be entitled to continue to participate in employee benefit plans for one year or receive a cash contribution in lieu thereof including, if applicable, a contribution equal to 150% of the premium cost to maintain his group life insurance benefit for a period of three years. Payment of this cash compensation is to be made in a single lump sum within thirty-five days after the termination of employment.

The change in control agreement becomes effective after the second anniversary of the closing date of the merger and provides that Orrstown Financial Services and Orrstown Bank are to pay to Mr. Fignar specified amounts of cash compensation and provide specified health and welfare benefits, each described below, in the event that his employment is terminated by Orrstown Financial Services or Orrstown Bank or any successor, without cause, within the 90-day period immediately preceding, or the two years following, the occurrence of a “change in control” (as defined in the change in control agreement) or if such termination is initiated by Mr. Fignar for any reason within six months following a change in control.

Upon a termination pursuant to a change in control occurring after the second anniversary of the closing date of the merger, Orrstown Financial Services and Orrstown Bank or any successor are obligated to pay to Mr. Fignar cash compensation in an amount equal to 2.99 times the sum of (1) his annual base salary in effect immediately prior to the change in control and (2) his highest annual cash bonus and other annual incentive cash compensation awarded over the past three years (exclusive of any election to defer receipt of compensation he may have made during such three-year period). Mr. Fignar will also receive (A) an amount equal to any unvested employer contribution to his 401(k), profit sharing, deferred compensation or other similar individual account plan plus an amount sufficient to pay federal, state and local income taxes on such unvested employer contributions and (B) up to $10,000 for outplacement services. Payment of this cash compensation is to be made in a single lump sum within thirty-five days after the termination of employment. The change in control agreement further provides that, upon a change in control, if the plans governing the vesting and exercise rights of stock options, shares of restricted stock and other equity-based compensation units are silent on the subject of change in control, all such options, shares and units shall immediately become vested and exercisable as to all or part of the shares and rights covered thereby. In addition, Mr. Fignar would also be entitled to continue to participate in the expense reimbursement plan described in his employment agreement, as well as participate in employee benefit plans for two years or receive a cash contribution in lieu thereof, including, if applicable, a contribution equal to 150% of the premium cost to maintain his group life insurance benefit for a period of three years. Mr. Fignar, however, will continue to be responsible for the costs of such benefits to the same extent as other similarly situated active employees of Orrstown Bank and his spouse and/or eligible dependents will continue to be covered on the same terms that they were covered prior to the termination of employment. Orrstown Financial Services and Orrstown Bank or any successor are also obligated to pay two additional years of retirement plan contributions under each retirement plan in which Mr. Fignar was a participant prior to his termination equal to two years of the actuarial present value of two additional years of benefit accruals under each such plan.

The change in control agreement provides that in the event any benefit or payment from Orrstown Financial Services or Orrstown Bank to Mr. Fignar is deemed to be an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code, then the aggregate present value of amounts or benefits payable to Mr. Fignar shall be reduced to the greater of (1) the highest aggregate present value of the amount due under the agreement that can be made without causing any payments or benefits to be an excess parachute payment or (2) the largest portion of the amount due under the agreement that after taking into account all applicable state and federal taxes, including any taxes payable pursuant to Section 4999 of the Code, results in a greater after-tax benefit to Mr. Fignar than the after-tax benefit to Mr. Fignar calculated under (1) above.

Mr. Fignar has agreed in the employment agreement to a two year period following termination of employment or services, not to directly or indirectly engage in business competition with Orrstown Financial Services or Orrstown Bank with respect to its services, products, processes, customers, methods of doing business and similar matters (1) within a 35 mile radius from any banking office of Mercersburg Financial Corporation if Mr. Fignar’s employment is terminated by Orrstown Bank without cause or by Mr. Fignar for any reason on or prior to the second anniversary of the closing date of the merger and (2) within a 75 mile radius of Orrstown Financial Services’ then current headquarters if his employment is terminated for any reason after the second anniversary of the closing date of the merger. In addition, during the employment period and for one year thereafter, Mr. Fignar will not solicit or attempt to solicit, divert or appeal to any employees, customers, clients or referral sources of Orrstown Financial Services, Orrstown Bank or any of their respective subsidiaries. If Mr. Fignar’s employment is terminated in connection with a change in control, the two year non-compete period is reduced under the change in control agreement to a period equal to the greater of six (6) months or the period extending from the date of termination to the first anniversary of the change in control.

THE MERGER AGREEMENT

The following is a brief summary of the significant provisions of the merger agreement. The summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. You should read the merger agreement carefully and in its entirety.

Structure of the Merger

The merger agreement provides for the merger of Mercersburg Financial Corporation with and into Orrstown Financial Services. The surviving corporation in the merger will be Orrstown Financial Services. It is anticipated that First Community Bank of Mercersburg will merge with and into Orrstown Bank, with Orrstown Bank continuing as the surviving bank, immediately following the merger.

Closing of the Merger

The closing of the merger will occur on a date that is no later than five business days after the satisfaction or waiver of all of the closing conditions described in the merger agreement, unless this date is extended by the mutual agreement of the parties. The merger will become effective upon the filing of articles of merger with the Secretary of the Commonwealth of Pennsylvania.

We currently expect to complete the merger during the fourth quarter of 2018; however, because the merger is subject to a number of conditions, we cannot predict the actual timing of the closing of the merger.

Board of Directors of Orrstown Financial Services and Orrstown Bank

Upon completion of the merger, the board of directors of both Orrstown Financial Services and Orrstown Bank will consist of the current board of directors and one director of Mercersburg Financial Corporation who will be agreed upon by the board of directors of both Orrstown Financial Services and Mercersburg Financial Corporation and appointed to the board of directors of both Orrstown Financial Services and Orrstown Bank at the effective time of the merger.

Merger Consideration

If the merger agreement is approved by the holders of at least 60% of the shares of Mercersburg Financial Corporation common stock outstanding and entitled to vote at the special meeting and the merger is subsequently completed, each outstanding share of Mercersburg Financial Corporation common stock will be converted into the right to receive at the election of the holder thereof either (1) $40.00 in cash, without interest, or (2) 1.5291 shares of Orrstown Financial Services common stock, subject to proration to ensure that in the aggregate 85% of Mercersburg Financial Corporation common stock will be converted to Orrstown Financial Services common stock and the remaining 15% of Mercersburg Financial Corporation common stock will be converted to cash. Orrstown Financial Services common stock is traded on NASDAQ under the symbol “ORRF.”

No fractional shares of Orrstown Financial Services common stock will be issued in connection with the merger. Instead, each Mercersburg Financial Corporation stockholder will receive an amount of cash, in lieu of any fractional share, based on the average daily closing price of Orrstown Financial Services common stock as reported on NASDAQ for the ten consecutive trading day period ending on the fifth business day prior to the closing date of the merger, rounded to the nearest whole cent.

The exchange ratio was determined based on the volume weighted average stock price of Orrstown Financial Services common stock for the measurement period, which was $26.16 per share, which would have resulted in Mercersburg Financial Corporation stockholders receiving Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $40.00. Based on the closing price of Orrstown Financial Services common stock of $[ • ] per share on [ • ], the most recent practicable date prior to the mailing of this proxy statement/prospectus, Mercersburg Financial Corporation stockholders would receive Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $[ • ]. The following table presents the implied value per share to be received in exchange for each share of Mercersburg Financial Corporation common stock if the stock price of Orrstown Financial Services common stock at the closing of the merger is equal to the prices set forth in the table.

Illustrative Orrstown Financial Services Stock Price at Closing	Exchange Ratio	Implied Value Per Share of Mercersburg Financial Corporation common stock(1)
$25.00	1.5291	$38.49
$25.50	1.5291	$39.14
$26.00	1.5291	$39.79
$26.16	1.5291	$40.00
$26.50	1.5291	$40.44
$27.00	1.5291	$41.09
$27.50	1.5291	$41.74

(1)	Assumes each stockholder of Mercersburg Financial Corporation receives merger consideration consisting of 85% Orrstown Financial Services common stock and 15% cash.

Mercersburg Financial Corporation has the right to terminate the merger agreement if the volume weighted average stock price of Orrstown Financial Services common stock as reported on NASDAQ for the 15 consecutive trading days immediately preceding the determination date, is less than $20.928 per share and Orrstown Financial Services common stock underperforms the NASDAQ Bank Index by more than 20% between May 29, 2018 and the determination date. If Mercersburg Financial Corporation exercises this termination right, Orrstown Financial Services will have the option to increase the amount of Orrstown Financial Services common stock to be provided to Mercersburg Financial Corporation stockholders to an amount which, when multiplied by the volume weighted average price of Orrstown Financial Services common stock as reported on NASDAQ for the fifteen consecutive trading days immediately preceding the determination date, equals the lesser of (1) $40.00 or (2) $40.00 multiplied by the index ratio. If Orrstown Financial Services elects to increase the stock consideration pursuant to the preceding sentence, no termination will occur. In such case, you would receive Orrstown Financial Services common stock and, if applicable, cash with an implied value equal to the minimum implied value that would have avoided triggering the termination right described above. See the section of this proxy statement/prospectus titled “The Merger Agreement—Termination” beginning on page 73.

As of July 23, 2018, there were 810,080 shares of Mercersburg Financial Corporation common stock issued and outstanding. Based upon these numbers, assuming that 85% of the merger consideration will be paid in the form of Orrstown Financial Services common stock, this will result in current Orrstown Financial Services stockholders owning approximately 88.8% of the combined company and Mercersburg Financial Corporation stockholders owning approximately 11.2% of the combined company.

No interest will be paid on any cash merger consideration.

Election Procedures

The shares of Mercersburg Financial Corporation common stock that you hold will be exchanged for cash, Orrstown Financial Services common stock, or a combination of cash and Orrstown Financial Services common stock as chosen by you, subject to the allocation and proration procedures described in the merger agreement. No later than twenty business days prior to the closing date (or such other date as Orrstown Financial Services and Mercersburg Financial Corporation shall mutually agree), you will be sent an election form and detailed instructions to permit you to choose your preferred consideration. You will have the following choices:

•	you may elect to receive $40.00 per share in cash, without interest (the “cash consideration”), in exchange for all shares of Mercersburg Financial Corporation common stock that you hold;

•	you may elect to receive 1.5291 shares of Orrstown Financial Services common stock (the “stock consideration”) in exchange for all shares of Mercersburg Financial Corporation common stock that you hold, plus cash in lieu of any fractional share.

•	you may elect to receive the cash consideration with respect to a portion of the shares of Mercersburg Financial Corporation common stock that you hold, and the stock consideration with respect to your remaining shares; or

•	you may make no election with respect to the consideration to be received by you in exchange for your shares of Mercersburg Financial Corporation common stock.

If your shares or a portion of your shares of Mercersburg Financial Corporation common stock are held in “street name” by a broker, bank or other nominee, you should receive or seek instructions from the institution holding your shares concerning how to make your election. Any instructions must be given to your broker, bank or other nominee in advance of the election deadline in order to allow your broker, bank or other nominee sufficient time to make an election as described above. Orrstown Financial Services will publicly announce the election deadline. “Street name” holders of Mercersburg Financial Corporation common stock may be subject to an election deadline earlier than the announced election deadline applicable to record holders. Therefore, you should carefully read any materials you receive from your broker, bank or other nominee. If you instruct a broker, bank or other nominee to submit an election for your shares, you must follow such broker’s, bank’s or other nominee’s directions for revoking or changing those instructions.

An election form must be either accompanied by the Mercersburg Financial Corporation stock certificates as to which the election is being made, or must be accompanied by an appropriate guarantee of delivery of those stock certificates. Any election form may be revoked or changed by the person submitting such election form to the exchange agent by written notice to the exchange agent only if such notice of revocation or change is actually received by the exchange agent at or prior to the election deadline. Stock certificates relating to any revoked election form will be promptly returned without charge.

In order to be effective, a properly completed election form must be received by the exchange agent on or before 5:00 p.m., Eastern time, on the 25th day following the mailing date of the election form to Mercersburg Financial Corporation stockholders, unless Orrstown Financial Services and Mercersburg Financial Corporation have mutually agreed to another date and time as the election deadline, which date will be publicly announced by Orrstown Financial Services as soon as practicable prior to the election deadline. Mercersburg Financial Corporation stockholders are urged to carefully read and follow the instructions for completion of the election form and to submit the form along with the stock certificate(s) in advance of the election deadline.

If a Mercersburg Financial Corporation stockholder either:

•	does not submit a properly completed election form in a timely fashion; or

•	revokes his, her or its election form prior to the deadline for the submission of the election form and does not resubmit a properly completed election form by the election form deadline,

the shares of Mercersburg Financial Corporation common stock held by the stockholder will be designated non-election shares. The exchange agent will have reasonable discretion in determining whether any election, revocation or change was properly or timely made and to disregard any immaterial defects in the election form.

If you have a preference for receiving either cash or Orrstown Financial Services common stock for your shares of Mercersburg Financial Corporation common stock, you should return the election form indicating your preference. Mercersburg Financial Corporation stockholders who make an election will be accorded priority over those stockholders who make no election in instances where the cash consideration or stock consideration must be re-allocated in order to achieve the required ratio of Mercersburg Financial Corporation shares being converted into the right to receive cash and Orrstown Financial Services common stock. If you do not make an election, you will be allocated cash and/or Orrstown Financial Services common stock depending entirely on the elections made by other Mercersburg Financial Corporation stockholders. However, even if you do make an election, the form of merger consideration you actually receive may differ from the form of merger consideration you elect to receive due to the allocation procedures described below.

The market price of Orrstown Financial Services common stock will fluctuate between the date of this proxy statement/prospectus, the date of your election and the effective time of the merger. Because the exchange ratio is fixed, such fluctuations will alter the value of the shares of Orrstown Financial Services common stock that you may receive in the merger. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Orrstown Financial Services common stock, you should carefully read the section of this proxy statement/prospectus titled “Material Federal Income Tax Consequences” beginning on page 87.

Allocation Procedures

A stockholder’s ability to elect to receive cash or shares of Orrstown Financial Services common stock in exchange for shares of Mercersburg Financial Corporation common stock in the merger will be subject to allocation procedures set forth in the merger agreement. These allocation procedures are designed to ensure that 85% of the total number of shares of Mercersburg Financial Corporation common stock outstanding immediately prior to the effective time of the merger will be converted into shares of Orrstown Financial Services common stock, and the remaining shares of Mercersburg Financial Corporation common stock will be converted into cash. In the event that the tax opinions to be delivered at closing cannot be rendered as a result of the merger failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, Orrstown Financial Services will increase the stock consideration to the minimum extent necessary to enable the tax opinions to be rendered.

Whether you receive the amount of cash and/or stock you request in your election form will depend in part on the elections of other Mercersburg Financial Corporation stockholders. You may not receive the form of consideration that you elect in the merger, and you may instead receive a pro-rata amount of cash and Orrstown Financial Services common stock.

Through the use of examples, we illustrate below the possible adjustments to elections in connection with these allocation procedures. The first of our three examples assumes you make an effective stock election with respect to all of your Mercersburg Financial Corporation shares. The second example assumes you make no election with respect to your Mercersburg Financial Corporation shares. Finally, the third example assumes that you make an effective cash election with respect to all of your Mercersburg Financial Corporation shares. You should note, however, that you are not required to elect to receive only cash or only Orrstown Financial Services common stock. You may instead elect to receive cash with respect to a portion of your Mercersburg Financial Corporation shares and shares of Orrstown Financial Services common stock with respect to the rest of your Mercersburg Financial Corporation shares. You also should note that the examples below are included for illustrative purposes only, and the pro-rated amounts of cash and stock that a stockholder may receive in the merger are subject to the application of the allocation provisions in the merger agreement by the exchange agent, including the exchange agent’s procedures for rounding the various amounts.

Allocation if Too Many Shares of Orrstown Financial Services common stock are Elected. If Mercersburg Financial Corporation stockholders elect to receive more Orrstown Financial Services common stock than Orrstown Financial Services has agreed to issue in the merger, then all Mercersburg Financial Corporation stockholders who elected to receive cash or who have made no election would receive the cash consideration with respect to their Mercersburg Financial Corporation shares, and all Mercersburg Financial Corporation stockholders who elected to receive Orrstown Financial Services common stock would receive a pro-rata portion of the available shares of Orrstown Financial Services common stock calculated in the manner described below.

EXAMPLE #1: Assume that (1) 800,000 shares of Mercersburg Financial Corporation common stock are outstanding immediately prior to the merger, (2) holders of 720,000 shares of Mercersburg Financial Corporation common stock have made effective stock elections, (3) holders of 40,000 shares of Mercersburg Financial Corporation common stock have made effective cash elections and (4) holders of 40,000 shares of Mercersburg Financial Corporation common stock have made no election with respect to their shares. You hold 10,000 Mercersburg Financial Corporation shares and have made an effective election to receive the stock consideration for those shares. In this example, pro-ration would be required with respect to the Mercersburg Financial Corporation stockholders who elected the stock consideration because stockholders have elected to receive Orrstown Financial Services common stock in the merger with respect to more than 85% of the outstanding shares of Mercersburg Financial Corporation common stock.

EXPLANATION #1:

Step 1. Derive the stock fraction: the stock fraction equals the stock conversion number divided by the aggregate number of Mercersburg Financial Corporation shares for which an effective stock election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock conversion number is the number of shares of Mercersburg Financial Corporation common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 680,000 shares of Mercersburg Financial Corporation common stock. The stock fraction for the example above is calculated as follows:

stock conversion number	=	680,000 shares	=	0.94
stock election shares		720,000 shares

Step 2. Derive the stock consideration: the pro-rated stock consideration is the product of the stock fraction multiplied by the number of Mercersburg Financial Corporation shares as to which you have made an effective stock election. This amount is then multiplied by the exchange ratio, which is 1.5291. The pro-rated stock consideration for the example above is calculated as follows:

10,000 × 0.94 = 9,400

9,400 × 1.5291 = 14,373 shares of Orrstown Financial Services common stock

Step 3. Derive the cash consideration: the cash consideration that you will receive for your Mercersburg Financial Corporation shares is the product of $40.00, multiplied by the remaining number of Mercersburg Financial Corporation shares as to which you made an effective stock election. The cash consideration for the example above is calculated as follows:

$40.00 × (10,000 – 9,400) = $40.00 × 600 = $24,000

Thus, in this example, if you own 10,000 shares of Mercersburg Financial Corporation common stock and have made an effective stock election for all of those shares, you would receive (subject to rounding):

•	14,373 shares of Orrstown Financial Services common stock; and

•	$24,000 in cash.

Allocation if Too Few Shares of Orrstown Financial Services common stock are Elected. If Mercersburg Financial Corporation stockholders elect less Orrstown Financial Services common stock than the merger agreement provides for Orrstown Financial Services to issue in the merger, then all shares with respect to which Mercersburg Financial Corporation stockholders have elected to receive stock consideration would be converted into the right to receive Orrstown Financial Services common stock, and the shares for which Mercersburg Financial Corporation stockholders have elected to receive cash or with respect to which no election was made would be treated in the manner illustrated below.

EXAMPLE #2: Assume that (1) 800,000 shares of Mercersburg Financial Corporation common stock are outstanding immediately prior to the merger, (2) holders of 500,000 shares of Mercersburg Financial Corporation common stock have made effective stock elections, (3) holders of 100,000 shares of Mercersburg Financial Corporation common stock have made effective cash elections and (4) holders of 200,000 shares of Mercersburg Financial Corporation common stock have made no election with respect to their shares. You hold 10,000 Mercersburg Financial Corporation shares and have made no election with respect to those shares. In this example, pro-ration would be required with respect to the stockholders who made no election with respect to their Mercersburg Financial Corporation shares because holders of less than 85% of the outstanding Mercersburg Financial Corporation shares have elected to receive Orrstown Financial Services common stock in the merger, and the shortfall is less than the number of non-election shares.

EXPLANATION #2:

Step 1. Derive the shortfall number: the shortfall number is the amount by which the stock conversion number exceeds the aggregate number of Mercersburg Financial Corporation shares with respect to which the stock consideration was elected. The stock conversion number is the number of shares of Mercersburg Financial

Corporation common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 680,000 shares of Mercersburg Financial Corporation common stock. The shortfall number for the example above is calculated as follows:

680,000 – 500,000 = 180,000 shares

Step 2. Determine whether the shortfall number is less than or equal to the number of non-election shares: In this example, the shortfall number (180,000 shares) is less than the number of non-election shares (200,000 shares). As a result, all Mercersburg Financial Corporation shares with respect to which an effective cash election was made would be converted into the right to receive the cash consideration, and the holders of non-election shares would receive a mix of stock consideration and cash consideration.

Step 3. Derive the stock fraction: the stock fraction equals the shortfall number divided by the aggregate number of Mercersburg Financial Corporation shares for which no election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock fraction for the example above is calculated as follows:

shortfall number	=	180,000 shares	=	0.9
non-election shares		200,000 shares

Step 4. Derive the stock consideration: the pro-rated stock consideration is the product of the stock fraction multiplied by the number of Mercersburg Financial Corporation shares as to which you have made no election. This amount is then multiplied by the exchange ratio, which is 1.5291. The pro-rated stock consideration for the example above is calculated as follows:

10,000 × 0.9 = 9,000

9,000 × 1.5291 = 13,761 shares of Orrstown Financial Services common stock

Step 5. Derive the cash consideration: the cash consideration that you will receive for your Mercersburg Financial Corporation shares is the product of $40.00, multiplied by the remaining number of Mercersburg Financial Corporation shares as to which you made no election. The cash consideration for the example above is calculated as follows:

$40.00 × (10,000 – 9,000) = $40.00 × 1,000 = $40,000

Thus, in this example, if you own 10,000 shares of Mercersburg Financial Corporation common stock and made no election with respect to those shares, you would receive (subject to rounding):

•	13,761 shares of Orrstown Financial Services common stock; and

•	$40,000 in cash.

EXAMPLE #3: Assume that (1) 800,000 shares of Mercersburg Financial Corporation common stock are outstanding immediately prior to the merger, (2) holders of 100,000 shares of Mercersburg Financial Corporation common stock have made effective stock elections, (3) holders of 500,000 shares of Mercersburg Financial Corporation common stock have made effective cash elections and (4) holders of 200,000 shares of Mercersburg Financial Corporation common stock have made no election with respect to their shares. You hold 10,000 Mercersburg Financial Corporation shares and have made an effective election to receive the cash consideration for those shares. In this example, pro-ration would be required with respect to the stockholders who made cash elections with respect to their Mercersburg Financial Corporation shares because holders of less than 85% of the outstanding Mercersburg Financial Corporation shares have elected to receive stock in the merger, and the shortfall is more than the number of non-election shares.

EXPLANATION #3:

Step 1. Derive the shortfall number: the shortfall number is the amount by which the stock conversion number exceeds the aggregate number of Mercersburg Financial Corporation shares with respect to which the stock consideration was elected. The stock conversion number is the number of shares of Mercersburg Financial Corporation common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 680,000 shares of Mercersburg Financial Corporation common stock. The shortfall number for the example above is calculated as follows:

680,000 – 100,000 = 580,000 shares

Step 2. Determine whether the shortfall number is less than or equal to the number of non-election shares: In this example, the shortfall number (580,000 shares) is greater than the number of non-election shares (200,000 shares). As a result, all Mercersburg Financial Corporation shares with respect to which no election was made would be converted into the right to receive the stock consideration, and the holders of shares with respect to which an effective cash election was made would receive a mix of stock consideration and cash consideration.

Step 3. Derive the stock fraction: the stock fraction equals the amount by which the shortfall number exceeds the total number of non-election shares, divided by the aggregate number of Mercersburg Financial Corporation shares for which an effective cash election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock fraction for the example above is calculated as follows:

shortfall number - non-election shares	=	(580,000–200,000)	=	380,000	=	0.76
cash election shares		500,000		500,000

Step 4. Derive the stock consideration: the pro-rated stock consideration is the product of the stock fraction multiplied by the number of Mercersburg Financial Corporation shares as to which you have made an effective cash election. This amount is then multiplied by the exchange ratio, which is 1.5291. The pro-rated stock consideration for the example above is calculated as follows:

10,000 × 0.76 = 7,600

7,600 × 1.5291= 11,621 shares of Orrstown Financial Services common stock

Step 5. Derive the cash consideration: the cash consideration that you will receive for your Mercersburg Financial Corporation shares is the product of $40.00, multiplied by the remaining number of Mercersburg Financial Corporation shares as to which you made an effective cash election. The cash consideration for the example above is calculated as follows:

$40.00 × (10,000 – 7,600) = $40.00 × 2,400 = $96,000

Thus, in this example, if you own 10,000 shares of Mercersburg Financial Corporation common stock and made an effective cash election for all of those shares, you would receive (subject to rounding):

•	11,621 shares of Orrstown Financial Services common stock; and

•	$96,000 in cash.

Exchange of Mercersburg Financial Corporation Stock Certificates for Orrstown Financial Services common stock

On or before the closing date of the merger, Orrstown Financial Services will cause to be delivered to the exchange agent certificates representing the shares of Orrstown Financial Services common stock to be issued in the merger. In addition, Orrstown Financial Services will deliver to the exchange agent an aggregate amount of cash sufficient to pay the aggregate amount of cash consideration payable in the merger, including an estimated amount of cash to be paid in lieu of fractional shares of Orrstown Financial Services common stock. Orrstown Financial Services has selected Broadridge Corporate Issuer Solutions to act as exchange agent in connection with the merger.

Mercersburg Financial Corporation stockholders who surrender their stock certificates and complete transmittal and election forms prior to the election deadline will automatically receive the merger consideration allocated to them promptly following completion of the allocation procedures.

As promptly as practicable following the effective time of the merger, the exchange agent will mail to each Mercersburg Financial Corporation stockholder of record at the effective time of the merger who did not previously surrender Mercersburg Financial Corporation stock certificates with a properly completed election form, a letter of transmittal and instructions for use in surrendering the stockholder’s Mercersburg Financial Corporation stock certificates. When such Mercersburg Financial Corporation stockholders deliver their Mercersburg Financial Corporation stock certificates to the exchange agent with a properly completed and duly executed letter of transmittal and any other required documents, their Mercersburg Financial Corporation stock certificates will be cancelled and in exchange Mercersburg Financial Corporation stockholders will receive, as allocated to them:

•	the number of whole shares of Orrstown Financial Services common stock that they are entitled to receive under the merger agreement;

•	a check representing the amount of cash that they are entitled to receive under the merger agreement; and/or

•	a check representing the amount of cash that they are entitled to receive in lieu of any fractional shares.

No interest will be paid or accrued on any cash constituting merger consideration.

Mercersburg Financial Corporation stockholders who are receiving the stock consideration in the merger are not entitled to receive any dividends or other distributions on Orrstown Financial Services common stock with a record date after the closing date of the merger until they have surrendered their Mercersburg Financial Corporation stock certificates in exchange for a Orrstown Financial Services stock certificate. After the surrender of their Mercersburg Financial Corporation stock certificates, Mercersburg Financial Corporation stockholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their Orrstown Financial Services common stock.

Conditions to the Merger

The obligations of the parties to the merger agreement to consummate the merger are subject to the fulfillment of the following conditions:

•	the merger agreement and the merger being approved by the requisite affirmative vote of the holders of at least 60% of the outstanding shares of Mercersburg Financial Corporation common stock entitled to vote at the special meeting;

•	Orrstown Financial Services and Orrstown Bank having obtained all regulatory approvals required to consummate the transactions provided for in the merger agreement, all related statutory waiting periods having expired, and none of the regulatory approvals having imposed any burdensome condition;

•	the absence of any order, decree or injunction in effect, or any law, statute or regulation enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal the consummation of the transactions provided for in the merger agreement; and

•	the registration statement, of which this proxy statement/prospectus is a part, being declared effective and the absence of any proceeding or threatened proceeding to suspend, or stop order suspending, that effectiveness.

In addition, the obligation of Orrstown Financial Services to complete the merger is subject to the fulfillment or written waiver, where permissible, of the following conditions:

•	each of the representations and warranties of Mercersburg Financial Corporation contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on Mercersburg Financial Corporation;

•	each and all of the agreements and covenants of Mercersburg Financial Corporation to be performed and complied with pursuant to the merger agreement on or prior to the closing date of the merger having been duly performed and complied with in all material respects;

•	Orrstown Financial Services having received a certificate from the chief executive officer and chief financial officer of Mercersburg Financial Corporation with respect to compliance with the foregoing conditions;

•	Orrstown Financial Services having received an opinion from its tax counsel, or such other counsel as provided for in the merger agreement, that the merger will be treated for federal income tax purposes as a “reorganization” under Section 368(a) of the Code; and

•	Holders of no more than ten percent of the outstanding shares of Mercersburg Financial Corporation common stock have asserted dissenters’ rights of appraisal under the Pennsylvania Business Corporation Law.

The obligations of Mercersburg Financial Corporation to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

•	each of the representations and warranties of Orrstown Financial Services contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on Orrstown Financial Services;

•	each and all of the agreements and covenants of Orrstown Financial Services to be performed and complied with pursuant to the merger agreement on or prior to the closing date of the merger having been duly performed and complied with in all material respects;

•	Mercersburg Financial Corporation having received a certificate from the chief executive officer and chief financial officer of Orrstown Financial Services with respect to compliance with the foregoing conditions; and

•	Mercersburg Financial Corporation having received an opinion from its tax counsel, or such other counsel as provided for in the merger agreement, that the merger will be treated for federal income tax purposes as a “reorganization” under Section 368(a) of the Code.

“Material adverse effect” when used in reference to Mercersburg Financial Corporation or Orrstown Financial Services, means any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (1) are, or would reasonably be expected to be, materially adverse to the business, business prospects, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Mercersburg Financial Corporation or Orrstown Financial Services and its subsidiaries, taken as a whole, or (2) would reasonably be expected to prevent Mercersburg Financial Corporation or Orrstown Financial Services from performing its obligations under the merger agreement or consummating the transactions provided for in the merger agreement; however, material adverse effect does not include the impact of:

•	any fact, change, event, development, effect or circumstance arising after the date of the merger agreement affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Mercersburg Financial Corporation or Orrstown Financial Services and its subsidiaries, taken as a whole);

•	any fact, change, event, development, effect or circumstance resulting from any change in law, generally accepted accounting principles or regulatory accounting after the date of the merger agreement, which affects generally entities such as Mercersburg Financial Corporation or Orrstown Financial Services and its subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Mercersburg Financial Corporation or Orrstown Financial Services and its subsidiaries, taken as a whole);

•	actions and omissions of Mercersburg Financial Corporation or Orrstown Financial Services and its subsidiaries taken with the prior written consent of the other party in furtherance of the transactions provided for in the merger agreement or otherwise permitted to be taken by Mercersburg Financial Corporation or Orrstown Financial Services and its subsidiaries under the merger agreement;

•	any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions provided for in the merger agreement;

•	transaction expenses required by Mercersburg Financial Corporation or Orrstown Financial Services of a type and in an amount customary for transactions similar to the merger;

•	any failure by Mercersburg Financial Corporation or Orrstown Financial Services to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period; and

•	changes in the trading price or trading volume of Orrstown Financial Services’ common stock.

Termination

The merger agreement may be terminated and the merger and the transactions provided for in the merger agreement abandoned as follows:

•	by mutual written consent of the parties;

•	by Orrstown Financial Services or Mercersburg Financial Corporation if the merger is not consummated by March 31, 2019, unless the terminating party’s failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date;

•	by Orrstown Financial Services or Mercersburg Financial Corporation if the other party materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), and the breach cannot be or has not been cured within 30 days of written notice of the breach and such breach would entitle the non-breaching party not to consummate the transactions provided for in the merger agreement;

•	by Orrstown Financial Services or Mercersburg Financial Corporation if (1) any regulatory approval required for consummation of the merger and the other transactions provided for in the merger agreement (A) will impose any term, condition or restriction upon Orrstown Financial Services or any of its subsidiaries that Orrstown Financial Services reasonably determines, after consultation with Mercersburg Financial Corporation, is a burdensome condition, or (B) has been denied by final nonappealable action of any regulatory authority, or (2) any governmental entity has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the transactions provided for in the merger agreement, provided in either case that the terminating party has used its reasonable best efforts to have the order, injunction or decree lifted or to prevent such burdensome condition from being imposed;

•	by Orrstown Financial Services or Mercersburg Financial Corporation if the required approval of the merger agreement and the merger by the Mercersburg Financial Corporation stockholders is not obtained;

•	by Orrstown Financial Services, if the Mercersburg Financial Corporation board of directors or any committee thereof:

•	withdraws, qualifies, amends, modifies or withholds its recommendation to the Mercersburg Financial Corporation stockholders to vote in favor of the merger, fails to reaffirm such recommendation within five business days following a request to do so by Orrstown Financial Services, or makes any statement, filing or release that is inconsistent with such recommendation;

•	materially breaches its obligation to call, give notice of hold and commence the special meeting or to solicit proxies in favor of approval of the merger agreement and the merger;

•	approves or recommends another acquisition proposal;

•	enters into, or causes Mercersburg Financial Corporation to enter into, any letter of intent, agreement in principle, acquisition, or other agreement related to an acquisition proposal, or requiring Mercersburg Financial Corporation to abandon, terminate or fail to complete the merger or the transactions contemplated thereby; or

•	resolves or otherwise determines to take, or announces an intention to take, any of the actions listed above;

•	by Orrstown Financial Services if Mercersburg Financial Corporation or any of Mercersburg Financial Corporation’s representatives breaches in any material respect the provisions in the merger agreement prohibiting the solicitation of other offers; or

•	by Mercersburg Financial Corporation, if its board of directors so determines by a majority vote of the members of its entire board, at any time during the two business day period commencing on the determination date, if both of the following conditions are satisfied:

•	the volume weighted average stock price of Orrstown Financial Services common stock as reported on NASDAQ for the 15 trading day period immediately preceding the determination date, rounded to the nearest whole cent, is less than $20.928 (which represents 80% of the 15-day volume weighted average stock price of Orrstown Financial Services common stock, as reported on NASDAQ, for the measurement period); and

•	the number obtained by dividing the 15-day volume weighted average stock price of Orrstown Financial Services common stock as reported on NASDAQ for the measurement period, rounded to the nearest whole cent, by the 15-day volume weighted average stock price of Orrstown Financial Services common stock, as reported on NASDAQ, for the 15 consecutive trading day period ending on the determination date, rounded to the nearest whole cent, is less than the quotient obtained by dividing the average of the volume weighted average stock price of the NASDAQ Bank Index for the 15 consecutive trading day period ending on the determination date, rounded to the nearest whole cent, by the 15-day volume weighted average stock price of the NASDAQ Bank Index for the measurement period (the “index ratio”), minus 0.20.

If the Mercersburg Financial Corporation board of directors exercises the termination right described above, Mercersburg Financial Corporation shall promptly notify Orrstown Financial Services of its decision. Within two business days of receipt of such notice, Orrstown Financial Services may elect to increase the merger consideration to be provided to Mercersburg Financial Corporation stockholders by increasing the stock consideration to an amount which, when multiplied by volume weighted average stock price of Orrstown Financial Services common stock as reported on NASDAQ for the 15 trading day period immediately preceding the determination date, equals the lesser of (1) $40.00 or (2) $40.00 multiplied by the index ratio.

If Orrstown Financial Services elects to increase the stock consideration ratio pursuant to the preceding sentence, no termination will occur.

Under the merger agreement, an “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Orrstown Financial Services), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An “acquisition transaction” means:

•	any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Mercersburg Financial Corporation or any of its subsidiaries;

•	any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Mercersburg Financial Corporation representing, in the aggregate, 15% or more of the assets of Mercersburg Financial Corporation on a consolidated basis;

•	any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of Mercersburg Financial Corporation or any of its subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of Mercersburg Financial Corporation or any of its subsidiaries; or

•	any transaction which is similar in form, substance or purpose to any of the transactions listed above, or any combination of these types of transactions.

For purposes of the termination fee provisions described below, all references to 15% in the definition of “acquisition transaction” shall instead refer to 50%.

Termination Fee

Under the terms of the merger agreement, Mercersburg Financial Corporation must pay Orrstown Financial Services a termination fee of $1,250,000 if:

•	Orrstown Financial Services terminates the merger agreement as a result of the Mercersburg Financial Corporation board of directors:

•	withdrawing, qualifying, amending, modifying or withholding its recommendation to the Mercersburg Financial Corporation stockholders to vote in favor of the merger, failing to reaffirm such recommendation within five business days following a request to do so by Orrstown Financial Services, or making any statement, filing or release that is inconsistent with such recommendation;

•	materially breaching its obligation to call, give notice of hold and commence the special meeting or to solicit proxies in favor of the merger;

•	approving or recommending another acquisition proposal;

•	entering into, causing Mercersburg Financial Corporation to enter into, any letter of intent, agreement in principle, acquisition, or other agreement related to an acquisition proposal, or requiring Mercersburg Financial Corporation to abandon, terminate or fail to complete the merger or the transactions contemplated thereby; or

•	resolving or otherwise determining to take, or announcing an intention to take, any of the actions listed above;

•	Orrstown Financial Services terminates the merger agreement as a result of a material breach by Mercersburg Financial Corporation or any of Mercersburg Financial Corporation’s representatives of the provisions in the merger agreement prohibiting the solicitation of other offers;

•	Orrstown Financial Services or Mercersburg Financial Corporation terminates the merger agreement as a result of:

•	the failure of the Mercersburg Financial Corporation stockholders to approve the merger agreement and the merger, or the merger not having been consummated by March 31, 2019 due to the failure of the Mercersburg Financial Corporation stockholders to approve the merger agreement and the merger, and both:

•	an acquisition proposal with respect to Mercersburg Financial Corporation has been publicly announced, disclosed or otherwise communicated to the Mercersburg Financial Corporation board of directors or senior management of Mercersburg Financial Corporation prior to March 31, 2019 or prior to the special meeting, as applicable; and

•	within 12 months of termination of the merger agreement, Mercersburg Financial Corporation enters into a definitive agreement with respect to, or consummates, another acquisition transaction; or

•	Orrstown Financial Services terminates the merger agreement as a result of a willful material breach by Mercersburg Financial Corporation of any of its representations, warranties, covenants or agreements contained in the merger agreement, if both:

•	an acquisition proposal with respect to Mercersburg Financial Corporation has been publicly announced, disclosed or otherwise communicated to the Mercersburg Financial Corporation board of directors or senior management of Mercersburg Financial Corporation prior to such breach or during the related cure period; and

•	within 12 months of termination of the merger agreement, Mercersburg Financial Corporation enters into a definitive agreement with respect to, or consummates, another acquisition transaction.

No Solicitation

Mercersburg Financial Corporation has agreed that neither it nor its subsidiaries nor any of its respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other of its agents (which we refer to as Mercersburg Financial Corporation’s representatives) will, directly or indirectly:

•	initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•	participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Orrstown Financial Services) any information or data with respect to Mercersburg Financial Corporation or any of its subsidiaries or otherwise relating to an acquisition proposal;

•	release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Mercersburg Financial Corporation is a party; or

•	enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

If Mercersburg Financial Corporation receives a bona fide unsolicited written acquisition proposal that did not result from a breach by Mercersburg Financial Corporation of any of the provisions in the merger agreement as discussed above, the Mercersburg Financial Corporation board of directors may participate in discussions or negotiations regarding the unsolicited acquisition proposal or furnish the third party with, or otherwise afford access to the third party of, any information or data with respect to Mercersburg Financial Corporation or any of its subsidiaries or otherwise relating to the acquisition proposal if:

•	the Mercersburg Financial Corporation board of directors first determines in good faith, (1) after consultation with its outside legal counsel and its independent financial advisor, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, and (2) after consultation with its outside legal counsel, that it is required to take such actions to comply with the fiduciary standard of conduct required of a board of directors under applicable law and Mercersburg Financial Corporation’s bylaws;

•	Mercersburg Financial Corporation has provided Orrstown Financial Services with at least 24 hours prior notice of such determination; and

•	prior to furnishing or affording access to any information or data with respect to Mercersburg Financial Corporation or any of its subsidiaries or otherwise relating to an acquisition proposal, the third party enters into a confidentiality agreement with Mercersburg Financial Corporation containing terms not materially less favorable to Mercersburg Financial Corporation than those contained in its confidentiality agreement with Orrstown Financial Services.

A “superior proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an acquisition transaction on terms that the Mercersburg Financial Corporation board of directors determines in its good faith judgment, after consultation with outside legal counsel and its independent financial advisor:

•	would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Mercersburg Financial Corporation’s common stock or all, or substantially all, of the assets of Mercersburg Financial Corporation;

•	would result in a transaction that:

•	involves consideration to the Mercersburg Financial Corporation stockholders that is more favorable, from a financial point of view, than the consideration to be paid to Mercersburg Financial Corporation stockholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the proposed transaction, including without limitation the timing thereof, beyond or in addition to those specifically provided for in the merger agreement, and which proposal is not conditioned upon obtaining additional financing; and

•	is, in light of the other terms of such proposal, more favorable to Mercersburg Financial Corporation stockholders than the merger and the transactions provided for in the merger agreement; and

•	is reasonably likely to be completed on the terms proposed,

in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Mercersburg Financial Corporation has agreed to promptly, and in any event within 24 hours, notify Orrstown Financial Services in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Mercersburg Financial Corporation or any of its representatives, in each case in connection with any acquisition proposal. Any such notice will indicate the name of the person initiating such discussions or negotiations or making such inquiry, proposal, offer or information request, the material terms and conditions of any proposals or offers. Mercersburg Financial Corporation is also required to keep Orrstown Financial Services informed, on a reasonably current basis, and in any event within 24 hours, of the status and terms of any material developments with respect to such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

Mercersburg Financial Corporation has also agreed to promptly provide Orrstown Financial Services with any non-public information about Mercersburg Financial Corporation or any of its subsidiaries provided to any other person that was not previously provided to Orrstown Financial Services.

In addition, under the merger agreement, Mercersburg Financial Corporation agreed that its board of directors, or any committee of the board, will not:

•	withdraw, qualify, amend, modify, withhold, or propose to withdraw, qualify, amend, modify, or withhold, in a manner adverse to Orrstown Financial Services in connection with the transactions provided for in the merger agreement (including the merger), its recommendation that Mercersburg Financial Corporation stockholders vote to approve the merger agreement and the merger;

•	fail to reaffirm its recommendation that Mercersburg Financial Corporation stockholders vote to approve the merger agreement and the merger within five business days following a request by Orrstown Financial Services;

•	make any statement, announcement or release, in connection with the special meeting or otherwise, inconsistent with its recommendation that Mercersburg Financial Corporation stockholders vote to approve the merger agreement and the merger (including taking a neutral position or no position with respect to an acquisition proposal);

•	approve or recommend, or propose to approve or recommend, any acquisition proposal; or

•	enter into any letter of intent, agreement in principle, acquisition agreement or other agreement:

•	related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the no solicitation provisions of the merger agreement); or

•	requiring Mercersburg Financial Corporation to abandon, terminate or fail to consummate the merger or any other transaction provided for in the merger agreement.

However, prior to the date of the special meeting of stockholders, the Mercersburg Financial Corporation board of directors may withdraw, qualify, amend or modify its recommendation that Mercersburg Financial Corporation stockholders vote to approve the merger agreement and the merger if the Mercersburg Financial Corporation board of directors reasonably determines in good faith, after consultation with outside legal counsel, that it is required to do so in order to comply with the fiduciary standard of conduct required of a board of directors under applicable law and Mercersburg Financial Corporation’s bylaws. In the event that the Mercersburg Financial Corporation board of directors makes this determination, Mercersburg Financial Corporation must provide five business days’ prior written notice to Orrstown Financial Services that its board has decided that a bona fide unsolicited written acquisition proposal that Mercersburg Financial Corporation received (that did not result from a breach of the no solicitation provisions of the merger agreement) constitutes a superior proposal. During the five business days after Orrstown Financial Services’ receipt of the notice of a superior proposal, Mercersburg Financial Corporation and its board must cooperate and negotiate in good faith with Orrstown Financial Services to make any adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Mercersburg Financial Corporation to proceed with its board’s original recommendation with respect to the merger agreement without requiring Mercersburg Financial Corporation to approve or recommend to its stockholders a superior proposal and withdraw, qualify or modify its board’s recommendation with respect to the merger agreement. At the end of the five business day period, and after taking into account any such adjusted, modified or amended terms as may have been proposed by Orrstown Financial Services during that period, the Mercersburg Financial Corporation board of directors must again determine in good faith, after consultation with outside legal counsel, that:

•	it is required to approve or recommend to its stockholders a superior proposal and withdraw, qualify, amend or modify its recommendation with respect to the merger agreement to comply with its fiduciary duties to its stockholders under applicable law; and

•	the acquisition proposal is a superior proposal.

Notwithstanding any withdrawal, qualification, amendment or modification to recommendation of the board of directors of Mercersburg Financial Corporation that the stockholders of Mercersburg Financial Corporation vote to approve the merger agreement and the merger, Mercersburg Financial Corporation must submit the merger agreement to its stockholders at the special meeting for the purpose of voting on the approval of the merger agreement and the merger; provided, however, that if the board of directors of Mercersburg Financial Corporation shall have withdrawn, qualified, amended or modified its recommendation, then the board of directors of Mercersburg Financial Corporation may communicate the basis for its lack of a recommendation to the stockholders of Mercersburg Financial Corporation in this proxy statement/prospectus or an appropriate amendment or supplement thereto. In addition, the board of directors of Mercersburg Financial Corporation may not submit to the vote of its stockholders any acquisition proposal other than the merger at the special meeting.

Mercersburg Financial Corporation Stockholders Meeting

Mercersburg Financial Corporation has agreed to call, hold and convene a meeting of its stockholders as promptly as practicable (and in any event within 45 days following the time when the registration statement of which this proxy statement/prospectus is a part becomes effective) to consider and vote upon the approval of the merger agreement and the merger and any other matter required to be approved by the stockholders of Mercersburg Financial Corporation in order to consummate the merger.

NASDAQ Listing

Under the terms of the merger agreement, Orrstown Financial Services will file a notice of additional listing of shares with NASDAQ with respect to the shares of Orrstown Financial Services common stock to be issued to the holders of Mercersburg Financial Corporation common stock in the merger so that these shares will be listed and traded on NASDAQ following the merger.

Indemnification and Insurance

Indemnification. Under the merger agreement, Orrstown Financial Services has agreed that all rights to indemnification and all limitations of liability existing in favor of any director, officer or employee of Mercersburg Financial Corporation, as provided in the articles of incorporation and bylaws of Mercersburg Financial Corporation, or in applicable law as in effect on the date of the merger agreement with respect to matters occurring on or prior to the effective time of the merger, including without limitation the right to advancement of expenses, will survive the merger.

Directors’ and Officers’ Insurance. The merger agreement provides for Mercersburg Financial Corporation to purchase an extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage prior to the effective time of the merger in a form acceptable to Mercersburg Financial Corporation. This extended reporting period endorsement will provide Mercersburg Financial Corporation’s directors and officers with coverage for six years following the effective time of the merger of not less than the existing coverage under, and have other terms at least as favorable to the insured persons as, the directors’ and officers’ liability insurance coverage presently maintained by Mercersburg Financial Corporation so long as the aggregate cost is no more than 200% of the annual premium currently paid by Mercersburg Financial Corporation for such insurance. In the event that this premium limit is insufficient for such coverage, Mercersburg Financial Corporation may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

Conduct of Business Pending the Merger

Under the merger agreement, Mercersburg Financial Corporation has agreed that, until the effective time of the merger or the termination of the merger agreement, and except as expressly permitted by the merger agreement or with the prior written consent of Orrstown Financial Services, Mercersburg Financial Corporation will not, and will cause each of its subsidiaries not to:

•	conduct its business other than in the ordinary and usual course consistent with past practice;

•	fail to use reasonable best efforts to preserve intact its business organizations and assets, and maintain its rights, franchises, and existing relations with customers, suppliers, employees and business associates;

•	take any action that would reasonably be expected to adversely affect the ability of either Mercersburg Financial Corporation or Orrstown Financial Services to obtain any necessary regulatory approval required to complete the transactions provided for in the merger agreement or adversely affect Mercersburg Financial Corporation’s ability to perform any of its material obligations under the merger agreement;

•	issue, sell or otherwise permit to become outstanding any securities or equity equivalents or enter into any agreement with respect to the foregoing, except with respect to stock options or stock based awards outstanding or authorized to be granted on the date of the merger agreement;

•	accelerate the vesting of any existing stock options or other equity rights except pursuant to the merger agreement;

•	effect a split, dividend, recapitalization or reclassification of its capital stock;

•	declare or pay any dividend or other distribution on its capital stock other than dividends from wholly owned subsidiaries to Mercersburg Financial Corporation or regular quarterly cash dividends on the common stock of Mercersburg Financial Corporation no greater than the rate paid during the fiscal quarter immediately preceding the date of the merger agreement with record and payment dates consistent with past practice;

•	grant or approve any preemptive or similar rights with respect to any shares of Mercersburg Financial Corporation common stock;

•	enter into or amend any employment, severance or similar arrangement with any director, officer, employee or consultant, grant any salary or wage increase, increase any employee benefit, or make any bonus or incentive payments except for normal increases not to exceed five percent (5%) on an individual basis in compensation to employees in the ordinary course of business consistent with past practice, as may be required by law, to satisfy existing contractual obligations and with respect to the calendar year in which the merger becomes effective, for bonuses budgeted by Mercersburg Financial Corporation consistent with past practice and in the ordinary course of business;

•	enter into, establish, adopt, or amend any benefit plans or any agreement, arrangement, plan or policy between Mercersburg Financial Corporation and any of its directors, officers or employees, except as required by law or to satisfy contractual obligations;

•	hire any member of senior management or other key employee, elect to any office any person who is not a member of Mercersburg Financial Corporation’s management team as of the date of the merger agreement or elect to the Mercersburg Financial Corporation board of directors any person who is not a member of the Mercersburg Financial Corporation board of directors as of the date of the merger agreement, except for the hiring of at-will employees having a title of manager or lower to replace employees that cease to be employees of Mercersburg Financial Corporation after the date of the merger agreement at an annual rate of salary not to exceed $50,000 in the ordinary course of business;

•	sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of Mercersburg Financial Corporation’s assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction, that, together with all other such transactions, is not material to Mercersburg Financial Corporation and its subsidiaries, taken as a whole;

•	amend its articles of incorporation or bylaws;

•	acquire all or any portion of the assets, business, securities, deposits or properties of any other entity, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice;

•	except for any emergency repairs to real or personal property owned by Mercersburg Financial Corporation, notice of which will be provided to Orrstown Financial Services 48 hours prior to such repairs, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not to exceed $35,000 in the aggregate;

•	enter into or terminate any material agreement or amend or modify in any material respect any existing material agreement;

•	settle any litigation, which settlement involves payment by Mercersburg Financial Corporation or any of its subsidiaries of any amount that exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Mercersburg Financial Corporation or any of its subsidiaries after the effective time of the merger, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect;

•	enter into any new material line of business;

•	change its material lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any regulatory authority;

•	introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

•	file any application or make any contract with respect to branching or site location or branching or site relocation or closure;

•	enter into any derivative transactions;

•	incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice);

•	prepay any indebtedness or other similar arrangements so as to cause Mercersburg Financial Corporation or any of its subsidiaries to incur any prepayment penalty;

•	assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

•	acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment of a type or in an amount not in accordance with Mercersburg Financial Corporation’s investment policy or any other debt security other than in accordance with Mercersburg Financial Corporation’s investment policy, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in accordance with Mercersburg Financial Corporation’s investment policy;

•	make, increase or purchase any loan if, as a result of such action, the total commitment to the borrower and the borrower’s affiliates would equal or exceed $500,000 in the case of residential mortgage loans or commercial loans, and $1,000,000 in the case of commercial real estate loans;

•	make, increase or purchase any fixed-rate loan with pricing below the applicable Federal Home Loan Bank advance rate;

•	renegotiate, renew, increase, extend, modify or purchase any existing loan rated “special mention” or lower by Mercersburg Financial Corporation in an amount equal to or greater than $250,000;

•	invest in real estate or in any real estate development project, other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case, in the ordinary course of business consistent with past practice;

•	foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of hazardous material;

•	change its accounting principles, practices or methods other than as may be required by changes in laws or regulations or by generally accepted accounting principles;

•	make or change any material (affecting or relating to more than $50,000 or more of taxable income) tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended tax return, fail to timely file any material tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, surrender any material right to claim a refund of taxes, consent to any material extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other similar action relating to the filing of any material tax return or the payment of any material tax;

•	change its loan policies or procedures except as required by a governmental authority;

•	knowingly take any action that would, or would be reasonably likely to, prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or materially impede or delay receipt of any regulatory approval;

•	take any action that is intended or is reasonably likely to result in:

•	any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger;

•	any of the conditions to the merger set forth in the merger agreement not being satisfied; or

•	a material violation of any provision of the merger agreement; or

•	resolve, agree or commit to do any of these prohibited activities.

Orrstown Financial Services and Orrstown Bank have agreed that, except as permitted by the merger agreement or otherwise consented to by Mercersburg Financial Corporation in writing, they will not:

•	knowingly take any action that would, or would be reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or materially impede or delay receipt of any regulatory approval; or

•	take any action that is intended or is reasonably likely to result in any of the conditions to the merger set forth in the merger agreement not being satisfied.

The agreements relating to the conduct of Mercersburg Financial Corporation’s and Orrstown Financial Services’ business contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article V of the merger agreement attached to this proxy statement/prospectus as Annex A.

Employee Benefits

Under the terms of the merger agreement, from and for at least a 12 month period after the effective time of the merger, Orrstown Financial Services will provide the employees of Mercersburg Financial Corporation and any of its subsidiaries who remain employed after the effective time of the merger with at least the types and levels of employee benefits as are substantially comparable to those provided to similarly-situated employees of Orrstown Financial Services. Orrstown Financial Services also has the right in its sole discretion to terminate, merge or continue any of Mercersburg Financial Corporation’s employee benefit plans. To the extent that Mercersburg Financial Corporation’s employees become eligible to participate in Orrstown Financial Services’ employee benefit plans after the merger, Orrstown Financial Services will:

•	provide each employee with eligibility and vesting credit, but not benefit accrual credit with respect to defined benefit plans for purposes of severance benefits, for any purposes under any post-termination/retiree welfare benefit plan or for purposes of any equity based compensation or benefits or profits-sharing contribution, equal to the amount of service credited by Mercersburg Financial Corporation prior to the merger;

•	subject to the terms of Orrstown Financial Services’ employee plans, take commercially reasonable efforts to provide each employee with eligibility and vesting credit in Orrstown Financial Services’ 401(k) plan and for purposes of determining the length of vacation, sick time, paid time off and severance under Orrstown Financial Services’ applicable plan or policy;

•	subject to the terms of Orrstown Financial Services’ employee plans, not treat any employee of Mercersburg Financial Corporation or any of its subsidiaries as a “new” employee for purposes of any exclusions under any health or similar plan of Orrstown Financial Services for any pre-existing medical condition, except to the extent such employee was treated as a “new” employee under the Mercersburg Financial Corporation health plan; and

•	subject to the terms of Orrstown Financial Services’ employee plans, provide for any deductibles, co-payments or out-of-pocket expenses paid under Mercersburg Financial Corporation’s health plans to be credited toward deductibles, co-payments or out-of-pocket expenses under Orrstown Financial Services’ health plans upon delivery to Orrstown Financial Services of appropriate documentation.

In addition, Orrstown Financial Services has agreed to pay retention bonuses to certain of Mercersburg Financial Corporation’s employees who remain employed through certain dates following the effective time of the merger. The employees who may receive retention bonuses and the amounts, allocation and timing of payment of the retention bonuses will be determined by the mutual agreement of Orrstown Financial Services and Mercersburg Financial Corporation. Orrstown Financial Services also agreed to cause Mercersburg Financial Corporation to honor and continue to be obligated to perform all contractual rights of current and former employees of Mercersburg Financial Corporation or any of its subsidiaries existing as of the date of the merger agreement.

Employees of Mercersburg Financial Corporation and any of its subsidiaries who are not otherwise party to an employment agreement, change in control agreement or other separation agreement that provides a benefit upon a termination of employment will be eligible to receive a lump sum severance payment equal to two weeks of weekly base pay for each full year of service, with a minimum of two weeks and a maximum of 26 weeks, if their employment is terminated other than for cause by Mercersburg Financial Corporation at the request of Orrstown Financial Services prior to the effective time of the merger or by Orrstown Financial Services within six months following the effective time of the merger.

Orrstown Financial Services also agreed to cause Mercersburg Financial Corporation to honor and continue to be obligated to perform all contractual rights of current and former employees of Mercersburg Financial Corporation or any of its subsidiaries existing as of the date of the merger agreement.

Other Covenants

The merger agreement also contains covenants relating to the preparation and distribution of this proxy statement/prospectus and all requisite regulatory filings.

Representations and Warranties

The merger agreement contains representations and warranties that Orrstown Financial Services and Mercersburg Financial Corporation made solely to each other as of specific dates. Those representations and warranties were made only for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties, including the schedules referenced in the merger agreement that each party delivered to the other in connection with the execution of the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specific date, may be subject to a standard of materiality provided for in the merger agreement, or may have been used for the purpose of allocating risk among Orrstown Financial Services and Mercersburg Financial Corporation rather than establishing matters as facts. Accordingly, they should not be relied upon as statements of factual information. Third parties are not entitled to the benefits of the representations and warranties in the merger agreement.

The merger agreement contains reciprocal representations and warranties of Orrstown Financial Services and Mercersburg Financial Corporation relating to:

•	due organization, existence, good standing and corporate authority;

•	capitalization;

•	corporate power;

•	corporate authority;

•	no violation or breach of certain organizational documents, agreements and governmental orders;

•	compliance with laws;

•	litigation;

•	corporate records;

•	labor matters;

•	environmental matters;

•	risk management instruments;

•	insurance;

•	off balance sheet transactions;

•	property and leases;

•	loans and allowance for loan losses;

•	repurchase agreements;

•	trust accounts;

•	absence of certain changes;

•	regulatory capitalization;

•	Community Reinvestment Act, anti-money laundering and customer information security compliance;

•	brokers;

•	deposit insurance;

•	investment securities; and

•	sufficient funds.

The merger agreement contains additional representations and warranties by Mercersburg Financial Corporation relating to:

•	taxes and tax returns;

•	employee benefit programs;

•	loans and nonperforming and classified assets;

•	intellectual property;

•	personal data and privacy requirements;

•	material agreements and defaults;

•	inapplicability of takeover laws;

•	investment management and trust activities;

•	derivative transactions; and

•	transactions with affiliates.

The merger agreement also contains additional representations and warranties by Orrstown Financial Services and its subsidiaries relating to SEC documents and filings, and the sufficiency of funds to complete the merger.

None of the representations and warranties by either party survives the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement attached to this proxy statement/prospectus as Annex A.

Expenses

Each party will pay all fees and expenses it incurs in connection with the merger agreement and the related transactions, except that the parties will each pay 50% of the printing expenses for this proxy statement/prospectus and Orrstown Financial Services will pay all SEC registration and filing fees.

Amendments

Orrstown Financial Services and Mercersburg Financial Corporation may amend the merger agreement by executing a written amendment approved by the boards of directors of Orrstown Financial Services and Mercersburg Financial Corporation. However, after approval of the merger agreement and the merger by the stockholders of Mercersburg Financial Corporation, no amendment of the merger agreement may be made which by law requires further approval of the Mercersburg Financial Corporation stockholders without obtaining that approval.

Regulatory Approvals Required for the Merger

Before Orrstown Financial Services and Mercersburg Financial Corporation may complete the merger, they must obtain a number of regulatory approvals from, or give notices to, federal and state bank regulators.

Board of Governors of the Federal Reserve System. The merger of First Community Bank of Mercersburg with and into Orrstown Bank is subject to approval by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), under Section 18(c) of the Federal Deposit Insurance Act, as amended, also known as the “Bank Merger Act.” Under the Bank Merger Act, the Federal Reserve may not approve a transaction that would result in a monopoly or otherwise substantially lessen competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Federal Reserve considers the financial and managerial resources and future prospects of the depository institutions involved in the proposed merger, the convenience and needs of the communities to be served, and the risk to the financial stability of the United States banking or financial system. Under the Community Reinvestment Act of 1977, as amended (the “CRA”), the Federal Reserve must take into account the record of performance of each party to the proposed merger in meeting the credit needs of its entire community, including low and moderate income neighborhoods. The Federal Reserve also must consider the effectiveness of each party involved in the proposed transaction in combating money laundering activities. Federal law requires publication of notice of, and the opportunity for public comment on, the application submitted by Orrstown Bank for Federal Reserve approval. The public comment period commenced on [ • ] and ended on [ • ].

In connection with its review of the application submitted by Orrstown Bank, the Federal Reserve will request a report on competitive factors from the United States Department of Justice (the “DOJ”). The Federal Reserve or the DOJ may challenge the merger on competitive grounds, and may require Orrstown Bank to divest certain of its branches or branches it proposes to acquire from First Community Bank of Mercersburg in order to complete the merger. The level of divestitures that the Federal Reserve and the DOJ may require might be unacceptable. Such divestures could delay the date of completion of the merger or may diminish the benefits of the merger.

Following Federal Reserve approval, the Bank Merger Act imposes a waiting period of up to 30 days after the Federal Reserve approval in order to permit the United States Department of Justice to file any objections to the proposed merger of First Community Bank of Mercersburg with and into Orrstown Bank under the federal antitrust laws. This waiting period may be reduced to 15 days if the DOJ has not provided any adverse comments relating to the competitive factors of the transaction, which the parties expect to occur. In reviewing these transactions, the DOJ could analyze the effect of the transactions on competition differently than the Federal Reserve, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve regarding the anti-competitive effects of these transactions. If the DOJ were to commence an antitrust action, it would stay the effectiveness of the Federal Reserve’s approval unless a court specifically orders otherwise.

After the merger, Orrstown Bank expects to close or relocate three branch offices of First Community Bank of Mercersburg. Orrstown Bank has filed all required notices with the Federal Reserve and Pennsylvania Department of Banking and Securities for these branch closures or relocations simultaneously with the application submitted pursuant to the Bank Merger Act.

In addition, Orrstown Financial Services has notified the Federal Reserve of Orrstown Financial Services’ intent to avail itself of the exemption from the application requirements of the Bank Holding Company Act of 1956, as amended, provided by Section 225.12(d)(1) of Regulation Y.

Pennsylvania Department of Banking and Securities. The merger of Mercersburg Financial Corporation with and into Orrstown Financial Services is subject to the prior approval of the Pennsylvania Department of Banking and Securities under Section 115 of the Pennsylvania Banking Code of 1965 relating to business combinations involving a holding company of a Pennsylvania-chartered bank. Additionally, the merger of First Community Bank of Mercersburg with and into Orrstown Bank is subject to the prior approval of the Pennsylvania Department of Banking and Securities under Chapter 16 of the Pennsylvania Banking Code of 1965. Generally, in determining whether to approve a bank merger, the Pennsylvania Department of Banking and Securities considers the same factors that are considered by the Federal Reserve Board under the Bank Merger Act.

Prior to the date of the special meeting, Orrstown Financial Services, Orrstown Bank, Mercersburg Financial Corporation, and First Community Bank of Mercersburg have filed all applications and notices and have taken or will take all other appropriate action with respect to any requisite approvals or other action of any governmental authority.

THE VOTING AGREEMENTS

In connection with the merger agreement, Orrstown Financial Services entered into voting agreements with all directors and executive officers of Mercersburg Financial Corporation, consisting of Robert J. Fignar, Robert H. Hoffman, James S. Junkin, David L. Maginnis, Larry L. Nair, Michael J. Rice, William E. Sanders, Jr., Kevin L. Schoenberger, Michael Starr, and Julie A. Statler. There are 41,598 shares of Mercersburg Financial Corporation common stock subject to the voting agreements, which represents approximately 5.1% of the outstanding shares of Mercersburg Financial Corporation common stock as of the record date.

In the voting agreements, each of these stockholders has agreed to vote all of his, her or its shares of Mercersburg Financial Corporation common stock (including any shares acquired after the date of the voting agreement, whether by the exercise of any stock option, purchase in the open market, privately or otherwise):

•	in favor of approval of the merger agreement and the merger;

•	against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty, or any other obligation or agreement of Mercersburg Financial Corporation contained in the merger agreement or of the stockholder contained in the voting agreement, or that would preclude fulfillment of a condition under the merger agreement to Mercersburg Financial Corporation’s and Orrstown Financial Services’ respective obligations to consummate the merger; and

•	against another acquisition proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger or any of the transactions provided for in the merger agreement.

Under the voting agreements, each of the stockholders also agreed not to, and not to permit any of his, her or its affiliates, to:

•	initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, another acquisition proposal;

•	participate in any discussions or negotiations regarding another acquisition proposal, or furnish, or otherwise afford access, to any person (other than Orrstown Financial Services) any information or data with respect to Mercersburg Financial Corporation or any of its subsidiaries or otherwise relating to another acquisition proposal;

•	enter into any agreement, agreement in principle or letter of intent with respect to another acquisition proposal;

•	solicit proxies or become a participant in a solicitation with respect to another acquisition proposal (other than the merger agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the merger agreement;

•	initiate a stockholders’ vote or action by consent of Mercersburg Financial Corporation’s stockholders with respect to another acquisition proposal; or

•	except by reason of the voting agreement, become a member of a group with respect to any voting securities of Mercersburg Financial Corporation that takes any action in support of another acquisition proposal.

In addition, except under limited circumstances, these stockholders also agreed not to sell, assign, transfer or otherwise dispose of or encumber their shares of Mercersburg Financial Corporation common stock while the voting agreements are in effect. The voting agreements terminate immediately upon the earlier of the effective time of the merger, the termination of the merger agreement in accordance with its terms, an amendment to the merger agreement that decreases the merger consideration, or mutual written agreement of Orrstown Financial Services and the stockholder.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of material United States federal income tax consequences of the merger of Orrstown Bank and Mercersburg Financial Corporation to U.S. holders of Mercersburg Financial Corporation common stock. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each stockholder’s individual circumstances or tax status. The following discussion is based upon current provisions of the Code, existing temporary and final regulations under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. Any such change could affect the validity of this discussion. No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to Mercersburg Financial Corporation stockholders. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular Mercersburg Financial Corporation stockholder.

The following discussion may not apply to particular categories of holders of shares of Mercersburg Financial Corporation common stock in light of their individual circumstances or to holders that are subject to special treatment under the Code, such as:

•	pass-through entities or investors in pass-through entities;

•	trusts and estates;

•	insurance companies;

•	financial institutions;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	tax-exempt organizations;

•	individual retirement and other tax-deferred accounts;

•	banks;

•	persons subject to the alternative minimum tax;

•	persons who hold Mercersburg Financial Corporation capital stock as part of a straddle, hedging or conversion transaction;

•	persons whose functional currency is other than the United States dollar;

•	persons eligible for tax treaty benefits;

•	foreign corporations, foreign partnerships and other foreign entities;

•	persons who are not citizens or residents of the United States; and

•	holders whose shares of Mercersburg Financial Corporation were acquired pursuant to the exercise of an employee stock option or otherwise as compensation.

This discussion assumes that holders of shares of Mercersburg Financial Corporation common stock hold their shares as capital assets within the meaning of section 1221 of the Code. The following discussion does not address state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors to determine the specific tax consequences of the merger, including any state, local or foreign tax consequences of the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Mercersburg Financial Corporation common stock that is:

•	a U.S. citizen or resident, as determined for federal income tax purposes; or

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia.

ALL HOLDERS OF MERCERSBURG FINANCIAL CORPORATION COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND AFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

Tax Consequences of the Merger

Based on facts and representations and assumptions regarding factual matters that were provided by Orrstown Bank and Mercersburg Financial Corporation and that are consistent with the state of facts that Orrstown Bank and Mercersburg Financial Corporation believe will be existing as of the effective time of the merger, Goodwin Procter LLP and Stevens & Lee are each of the opinion that the merger, when consummated in accordance with the terms of the merger agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal Revenue Service or the courts. Neither Orrstown Financial Services nor Mercersburg Financial Corporation intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

If the merger is treated as a “reorganization” within the meaning of section 368(a) of the Code, neither Orrstown Financial Services nor Mercersburg Financial Corporation will recognize any taxable gain or loss as a result of the merger.

The federal income tax consequences of the merger to a Mercersburg Financial Corporation stockholder generally will depend on whether the stockholder receives cash, Orrstown Financial Services common stock or a combination of cash and stock in exchange for the stockholder’s shares of Mercersburg Financial Corporation common stock.

Receipt of Solely Orrstown Financial Services Common Stock

In general, a Mercersburg Financial Corporation stockholder who receives solely Orrstown Financial Services common stock in exchange for all of that stockholder’s shares of Mercersburg Financial Corporation common stock pursuant to the merger will not recognize gain or loss on the exchange, except to the extent the stockholder receives cash in lieu of a fractional share of Orrstown Financial Services common stock. The stockholder’s tax basis in the Orrstown Financial

Services common stock received pursuant to the merger will equal that stockholder’s tax basis in the shares of Mercersburg Financial Corporation common stock being exchanged, reduced by any amount allocable to a fractional share of Orrstown Financial Services common stock for which cash is received. The holding period of Orrstown Financial Services common stock received will include the holding period of the shares of Mercersburg Financial Corporation common stock being exchanged.

Receipt of Solely Cash

A Mercersburg Financial Corporation stockholder who receives solely cash in exchange for all of that stockholder’s shares of Mercersburg Financial Corporation common stock pursuant to the merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder’s aggregate tax basis for such shares of Mercersburg Financial Corporation common stock, which gain or loss generally will be long-term capital gain or loss if such shares of Mercersburg Financial Corporation common stock were held for more than one year. If, however, any such Mercersburg Financial Corporation stockholder constructively owns shares of Mercersburg Financial Corporation common stock that are exchanged for shares of Orrstown Financial Services common stock in the merger or owns shares of Orrstown Financial Services common stock actually or constructively after the merger, such actual or constructive ownership of Orrstown Financial Services common stock may prevent any gain recognized in the merger from qualifying for capital gain rates and instead result in any gain being treated as the distribution of a dividend. Under the constructive ownership rules of the Code, a stockholder may be treated as owning stock that is actually owned by another person or entity. You should consult your tax advisors as to the possibility that all or a portion of any cash received in exchange for your shares of Mercersburg Financial Corporation common stock will be treated as a dividend. U.S. holders that are individuals or estates or trusts that do not fall into a special class of trusts that is exempt from such tax, may be subject to an additional 3.8% tax, generally referred to as the “Medicare tax” or “NIIT.” If you are a U.S. holder that is an individual, estate, or trust, please consult your tax advisors regarding the applicability of the Medicare tax with respect to your disposition of shares of Mercersburg Financial Corporation common stock pursuant to the merger.

Receipt of Orrstown Financial Services Common Stock and Cash

A Mercersburg Financial Corporation stockholder who receives both Orrstown Financial Services common stock and cash consideration in exchange for all of his, her or its shares of Mercersburg Financial Corporation common stock generally will recognize gain, but not loss, to the extent of the lesser of:

•	the excess, if any, of (a) the sum of the aggregate fair market value of the Orrstown Financial Services common stock received (including any fractional share of Orrstown Financial Services common stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of common stock) over (b) the stockholder’s aggregate tax basis in the shares of Orrstown Financial Services common stock exchanged in the merger; and

•	the amount of cash received by the stockholder.

In general, for this purpose, gain or loss must be calculated separately for each block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of Mercersburg Financial Corporation common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Code, in which case such gain will be treated as a dividend to the extent of the stockholder’s ratable share of the undistributed accumulated earnings and profits of Mercersburg Financial Corporation. You should consult your tax advisors as to the possibility that all or a portion of any cash received in exchange for your Mercersburg Financial Corporation common stock will be treated as a dividend.

The stockholder’s aggregate tax basis in the Orrstown Financial Services common stock received pursuant to the merger will equal that stockholder’s aggregate tax basis in the shares of Mercersburg Financial Corporation common stock being exchanged, reduced by any amount allocable to a fractional share of Orrstown Financial Services common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by that stockholder in the merger (including any portion of such gain that is treated as a dividend).

Cash in Lieu of Fractional Shares

No fractional shares of Orrstown Financial Services common stock will be issued in the merger. A Mercersburg Financial Corporation stockholder who receives cash in lieu of such a fractional share will be treated as having received that fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Orrstown Financial Services. A Mercersburg Financial Corporation stockholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the stockholder’s tax basis in the fractional share. Any capital gain or loss generally will be long-term capital gain or loss if the Mercersburg Financial Corporation common stock exchanged was held for more than one year.

Tax Opinions

Tax opinions of Goodwin Procter LLP and Stevens & Lee have been filed as Exhibits 8.1 and 8.2, respectively, to the registration statement of which this proxy statement/prospectus is a part. Additionally, it is a condition to the obligations of Orrstown Financial Services and Mercersburg Financial Corporation to complete the merger that Orrstown Financial Services receive an opinion of Goodwin Procter LLP, counsel to Orrstown Financial Services, or such other counsel as contemplated by the merger agreement, and that Mercersburg Financial Corporation receive an opinion of Stevens & Lee, counsel to Mercersburg Financial Corporation, or such other counsel as contemplated by the merger agreement, each dated as of the closing date of the merger and each to the effect that, based on representations of Orrstown Financial Services and Mercersburg Financial Corporation and on certain customary assumptions and conditions, the merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinions in Exhibits 8.1 and 8.2 are not intended to satisfy this closing condition.

The tax opinions delivered or to be delivered to Orrstown Financial Services and to Mercersburg Financial Corporation in connection with the merger are not binding on the Internal Revenue Service, or the “IRS,” or the courts, and neither Orrstown Financial Services nor Mercersburg Financial Corporation have sought or will seek any ruling from the IRS, regarding any matters relating to the merger. Consequently, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions contained in the tax opinions delivered to Orrstown Financial Services or Mercersburg Financial Corporation, or the federal income tax consequences of the merger described in this proxy statement/prospectus.

Information Reporting and Backup Withholding

Cash payments received in the Merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules.

If withholding results in an overpayment of taxes, a refund or credit against an Mercersburg Financial Corporation stockholder’s United States federal income tax liability may be obtained from the IRS, provided the stockholder furnishes the required information to the IRS. A holder that does not furnish their correct taxpayer identification number may be subject to penalties imposed by the IRS.

Mercersburg Financial Corporation stockholders who receive Orrstown Financial Services common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Other Tax Consequences

The state and local tax treatment of the merger may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the treatment of the merger under state and local tax laws.

The preceding discussion is intended only as a general discussion of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws, and the effect of any proposed changes in tax laws.

COMPARISON OF STOCKHOLDER RIGHTS

As a stockholder of Mercersburg Financial Corporation, Pennsylvania corporation, your rights are governed by the PBCL; Mercersburg Financial Corporation’s articles of incorporation, as currently in effect; and Mercersburg Financial Corporation’s bylaws, as currently in effect. When the merger becomes effective, you will become a stockholder of Orrstown Financial Services, a Pennsylvania corporation, if you receive the stock consideration for any portion of your Mercersburg Financial Corporation shares. As an Orrstown Financial Services stockholder, your rights will be governed by the PBCL, Orrstown Financial Services’ articles of incorporation, as in effect from time to time, and Orrstown Financial Services’ bylaws, as in effect from time to time.

The following discussion of the similarities and material differences between the rights of Mercersburg Financial Corporation stockholders under Pennsylvania law, and the articles of incorporation and bylaws of Mercersburg Financial Corporation and the rights of Orrstown Financial Services stockholders under Pennsylvania law and the articles of incorporation and bylaws of Orrstown Financial Services is only a summary, and may not contain all of the information that is important to you. You should carefully read this entire document and refer to the documents discussed below for a more complete understanding of the differences between your rights as a Mercersburg Financial Corporation stockholder and your rights as an Orrstown Financial Services stockholder. This discussion is qualified in its entirety by reference to the PBCL and the full texts of the articles of incorporation and bylaws of Orrstown Financial Services and the articles of incorporation and bylaws of Mercersburg Financial Corporation.

Capitalization

Orrstown Financial Services. The total authorized capital stock of Orrstown Financial Services consists of 50,000,000 shares of common stock, no par value per share, and 500,000 shares of preferred stock, par value $1.25 per share. As of July 23, 2018, there were [ • ] shares of common stock and no shares of preferred stock issued and outstanding.

Mercersburg Financial Corporation. The total authorized capital stock of Mercersburg Financial Corporation consists of 7,200,000 shares of common stock, no par value per share. As of July 23, 2018, there were 810,080 shares of common stock issued and outstanding.

Orrstown Financial Services may issue preferred stock without stockholder approval.

Notice of Stockholder Meetings

Under Pennsylvania law, notice in record form of every meeting of the stockholders shall be given by, or at the direction of, the secretary or other authorized person to each stockholder of record entitled to vote at the meeting (1) at least ten days prior to the day named for a meeting that will consider a major corporate transaction or a fundamental change in stockholder rights and (2) five days prior to the day named for the meeting in any other case. The articles of incorporation and bylaws of both Orrstown Financial Services and Mercersburg Financial Corporation, respectively, are consistent with this provision. Accordingly, stockholders of Orrstown Financial Services and Mercersburg Financial Corporation must receive the same notice for stockholders’ meetings.

Right to Call Special Meetings

Orrstown Financial Services. Orrstown Financial Services’ bylaws authorize the calling of a special meeting of stockholders by a majority of the board of directors, the president, the chairman of the board of directors (or in his absence the vice chairman, if applicable) or by stockholders entitled to cast at least 20% of the votes which stockholders are entitled to cast at such meeting.

Mercersburg Financial Corporation. Mercersburg Financial Corporation’s bylaws authorize the calling of a special meeting of stockholders by the board of directors, the chairman of the board of directors, the president or by the stockholders entitled to cast at least 25% of the vote which all stockholders are entitled to cast at the particular meeting.

Actions by Written Consent of Stockholders

Orrstown Financial Services. Orrstown Financial Services’ bylaws permit stockholder action by written consent, provided that the written consent is signed by all stockholders entitled to vote at a meeting.

Mercersburg Financial Corporation. Under Pennsylvania law, unless otherwise restricted in the bylaws, any action required or permitted to be taken at a meeting of the stockholders or of a class of stockholders of a business corporation may be taken without a meeting if a consent or consents to the action in record form are signed, before, on or after the effective date of the action by all of the stockholders who would be entitled to vote at a meeting for such purpose. Mercersburg Financial Corporation’s bylaws are silent on stockholder action by the written consent.

Accordingly, stockholders of both Orrstown Financial Services and Mercersburg Financial Corporation may take action by written consent in lieu of a meeting if the consent is signed by all stockholders entitled to vote at a meeting.

Rights of Dissenting Stockholders

As stockholders of Pennsylvania corporations, stockholders of Orrstown Financial Services and Mercersburg Financial Corporation have the same dissenters’ rights under Pennsylvania law.

Board of Directors—Number, Removal and Classification

Orrstown Financial Services. Orrstown Financial Services’ bylaws provide that the number of directors on the board shall be not less than nine and not more than 15, as determined from time to time by resolution of the board of directors approved by at least 75% of the directors entitled to vote thereon. Orrstown Financial Services currently has 11 directors. Orrstown Financial Services’ bylaws provide that the directors will be divided into three classes, as nearly equal in number as possible, with the term of one class expiring each year. Orrstown Financial Services’ articles of incorporation prohibit cumulative voting by stockholders in the election of directors.

Pennsylvania law provides that any director, or the entire board of directors, may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. However, unless expressly provided otherwise, a director, or the entire board, of a corporation whose board is classified may only be removed for cause. Orrstown Financial Services’ bylaws provided that a director may be removed with or without cause by the affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors.

Mercersburg Financial Corporation. Mercersburg Financial Corporation’s bylaws provide that the Mercersburg Financial Corporation board of directors will consist of at least five but not more than 15 directors, the exact number to be determined by a resolution of a majority of the full board of directors or by resolution of a majority of the stockholders at any annual or special meeting. Mercersburg Financial Corporation’s bylaws provide that the directors will be divided into three classes, as nearly equal in number as possible, with the term of one class expiring each year. Mercersburg Financial Corporation currently has eight directors. Mercersburg Financial Corporation’s articles of incorporation prohibit cumulative voting by stockholders in the election of directors.

Neither Mercersburg Financial Corporation’s articles of incorporation nor bylaws include provisions regarding the removal of directors.

Each of Orrstown Financial Services and Mercersburg Financial Corporation has a classified board of directors. The board of directors of each of Orrstown Financial Services and Mercersburg Financial Corporation may set the number of directors, subject, in each case, to the minimum and maximum number set forth in their respective bylaws. Directors of Orrstown Financial Services may be removed, with or without cause, by the affirmative vote of at least a majority of the outstanding shares entitled to vote, while directors of Mercersburg Financial Corporation may be removed by stockholders only for cause in accordance with Pennsylvania law.

Filling Vacancies on the Board of Directors

Orrstown Financial Services. Orrstown Financial Services’ bylaws provide that vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled only by a majority of the remaining members of the board of directors though less than a quorum, and each person so elected shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires, or until his earlier resignation or removal.

Mercersburg Financial Corporation. Mercersburg Financial Corporation’s bylaws provide that any vacancies in the board of directors and any newly created directorships resulting from any increase in the number of directors may be filled by the affirmative vote of a majority of the board of directors then in office, although less than a quorum.

Accordingly, vacancies on the boards of each of Orrstown Financial Services and Mercersburg Financial Corporation may be filled by a majority of the remaining directors.

Preemptive Rights

Preemptive rights generally allow a stockholder to maintain its proportionate share of ownership of a corporation by permitting the stockholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the stockholders from dilution of value and control upon new stock issuances. Under Pennsylvania law, unless the articles of incorporation provides otherwise, stockholders have no preemptive rights.

Orrstown Financial Services. Orrstown Financial Services’ articles of incorporation do not provide preemptive rights.

Mercersburg Financial Corporation. Mercersburg Financial Corporation’s articles of incorporation do not provide preemptive rights.

Accordingly, neither Orrstown Financial Services stockholders nor Mercersburg Financial Corporation stockholders have preemptive rights.

Dividends

Under Pennsylvania law, the board of directors of a Pennsylvania corporation may declare and pay dividends unless, after giving effect to the payment of such dividends, (1) the corporation would be unable to pay its debts as they become due in the usual course of its business or (2) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

Under Pennsylvania law, the board of directors of a Pennsylvania-chartered commercial bank and trust company may from time to time, declare, and the institution may pay, dividends on its outstanding shares subject to the restrictions set forth in the law and to the restrictions, if any, in its articles of incorporation. Dividends generally may be declared and paid out of accumulated net earnings of the institution or accumulated net earnings acquired as a result of a merger and transferred to surplus, if used with seven years of the date of merger, and may be paid in cash or property other than its own shares.

The Federal Reserve Board and the Federal Deposit Insurance Corporation have the authority to prohibit Orrstown Financial Services and Mercersburg Financial Corporation, respectively, from paying dividends if such payment is deemed to be an unsafe or unsound practice.

Thus, Orrstown Financial Services and Mercersburg Financial Corporation is each subject to substantially the same restrictions on declaring dividends.

Stockholder Nominations and Proposals

Orrstown Financial Services. Orrstown Financial Services’ bylaws include advance notice and informational requirements for any proposal that a stockholder wishes to bring before an annual meeting of stockholders. In order to be properly brought before a meeting, a stockholder proposal must be received by the corporation no less than 120 days prior to the anniversary date of the immediately preceding annual meeting of Orrstown Financial Services’ stockholders.

Mercersburg Financial Corporation. Mercersburg Financial Corporation’s bylaws include advance notice and informational requirements for director nominations that a stockholder wishes to propose before an annual meeting of stockholders. A stockholder’s notice of proposed director nominees will be timely if delivered to Mercersburg Financial Corporation’s corporate secretary not less than 14 days prior to the scheduled annual meeting.

Both Orrstown Financial Services stockholders and Mercersburg Financial Corporation stockholders have the ability to bring proposals before an annual meeting of stockholders, subject, in the case of Orrstown Financial Services, to certain procedural requirements.

Amendments to Articles of Incorporation

Orrstown Financial Services. The articles of incorporation of Orrstown Financial Services may be amended by the affirmative vote of stockholders entitled to cast at least three-fourths of the votes which all stockholders are entitled to cast unless approved by three-fourths of the directors of the corporation, in which case approval by stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast shall be sufficient.

Mercersburg Financial Corporation. Under Pennsylvania law, unless the articles of incorporation or a specific provision of the Pennsylvania Business Corporation Law requires a greater vote, a proposed amendment of the articles of incorporation shall be adopted upon receiving the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each such class vote. Mercersburg Financial Corporation’s articles of incorporation provide that Article 7 (Cumulative Voting Rights), Article 8 (Opposition of Tender (or other) Offer), Article 9 (Preemptive Rights), and Article 10 (Business Combinations) may not be amended unless first approved by the affirmative vote of:

•	the holders of at least 75% of the outstanding shares of common stock of the corporation; or

•	the holders of at least 60% of the outstanding shares of common stock of the corporation, provided that such amendment has received the prior approval of 75% of the entire board of directors.

Accordingly, amendments to each of Orrstown Financial Services’ and Mercersburg Financial Corporation’s articles of incorporation may be approved by a majority of all the votes entitled to be cast at a meeting, subject to supermajority vote requirements under certain circumstances.

Amendments to Bylaws

Pennsylvania law generally provides that the stockholders entitled to vote have the power to adopt, amend and repeal the bylaws, and that subject to certain exceptions specified by law, the authority to adopt, amend and repeal bylaws may be expressly vested by the bylaws in the board of directors, subject to the power of the stockholders to change such action.

Orrstown Financial Services. Orrstown Financial Services’ bylaws provide that the stockholders entitled to vote thereon shall have the power to alter, amend, or repeal the bylaws, by the vote of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast thereon, at any regular or special meeting, duly convened after notice to the stockholders of such purpose. In addition, the board of directors, by a majority vote of those voting, shall have the power to alter, amend, and repeal the bylaws, at any regular or special meeting duly convened after notice of such purpose, subject always to the power of the stockholders to further alter, amend or repeal the bylaws. Notwithstanding the foregoing, amendments to Article 7 of the bylaws (indemnification and insurance) reducing the limitation of directors’ liability or limiting indemnification or the advancement of expenses in any manner shall require either the unanimous vote of the directors then serving or the affirmative vote of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast in the election of directors; provided that no such amendment shall have retroactive effect.

Mercersburg Financial Corporation. Mercersburg Financial Corporation’s bylaws provide that the board of directors may amend or repeal the bylaws, in whole or in part, with the affirmative vote of a majority of the directors then in office.

Both Mercersburg Financial Corporation and Orrstown Financial Services permit their directors to amend their bylaws by a majority vote of directors voting, in the case of Orrstown Financial Services and by a majority of directors then in office, in the case of Mercersburg Financial Corporation. Orrstown Financial Services stockholders may amend the bylaws by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of Orrstown Financial Services capital stock entitled to vote. Mercersburg Financial Corporation shareholders may amend the bylaws by the affirmative vote of a majority of the votes cast by the shareholders at a meeting at which a quorum is present.

Stockholder Approval of a Merger

Orrstown Financial Services. In order to approve a merger under Pennsylvania law, the board of directors of a Pennsylvania corporation, such as Orrstown Financial Services, must adopt a resolution approving a plan of merger. The merger agreement must also be submitted to and approved by the holders of a majority of the votes cast by all stockholders entitled to vote thereon, unless the articles of incorporation requires a greater vote, provided that no vote of the stockholders is required if:

•	the surviving association is a domestic business corporation and its articles of incorporation are identical to the articles of incorporation of the corporation for which stockholder approval is not required, except for changes that could otherwise be made without stockholder approval;

•	each share of the corporation outstanding immediately prior to the effectiveness of the merger is to continue as or be converted into, except as may be otherwise agreed by the holder thereof, an identical share of the surviving association; and

•	the plan of merger provides that the stockholders of the corporation are to hold in the aggregate shares of the surviving association to be outstanding immediately after the effectiveness of the merger entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors.

Mercersburg Financial Corporation. In order to approve a merger, the articles of incorporation of Mercersburg Financial Corporation require that the plan of merger be approved by the board of directors and be submitted to a vote at a meeting of stockholders. At the meeting of stockholders, the plan of merger must be approved by the affirmative vote of:

•	the holders of at least 75% of the outstanding shares of common stock of the corporation; or

•	the holders of at least 60% of the outstanding shares of common stock of the corporation, provided that such transaction has received the prior approval of 75% of the entire board of directors.

Business Combinations with Interested Stockholders

Orrstown Financial Services. The articles of incorporation of Orrstown Financial Services provide that any business combination (including a plan of merger or consolidation) or sale or transfer of all or substantially all of the assets of the corporation with or to a stockholder of the Corporation who, directly or indirectly, has voting control over 10% or more of any class of shares of the corporation or with or to an entity which, directly or indirectly, is controlled by such a stockholder, shall require the approval by the board of directors of the corporation and approval by stockholders entitled to cast at least three-fourths of the votes which all stockholders are entitled to cast thereon; provided, however, if such business combination or sale or transfer is approved by at least three-fourths of the directors of the corporation, then approval by stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast shall be sufficient.

The articles of incorporation of Orrstown Financial Services also provide that, if any person (including any individual, corporation, partnership or other entity) directly or indirectly acquires shares of the corporation entitling the owner to cast at least 10% of the votes which all stockholders would be entitled to cast in the election of directors of the corporation, then any business combination (including a plan of merger or consolidation) with such person or an entity directly or indirectly controlled by such person shall require such person to offer to pay the other stockholders of the corporation at least the highest price paid directly or indirectly by such person for any of the shares then directly or indirectly owned by such person. For purposes of this provision “price” shall mean the sum of any cash and the fair value of any other consideration paid for any of such shares.

Mercersburg Financial Corporation. The articles of incorporation of Mercersburg Financial Corporation provide that any business combination (including a plan of merger or consolidation) or sale or transfer of all or substantially all of the assets of the corporation with or to a stockholder of the corporation who, directly or indirectly, has voting control over 5% or more of any class of shares of the corporation or with or to an entity which, directly or indirectly, is controlled by such a stockholder, shall require the approval by the board of directors of the corporation and approval by the affirmative vote of:

•	the holders of at least 75% of the outstanding shares of common stock of the corporation; or

•	the holders of at least 60% of the outstanding shares of common stock of the corporation, provided that such transaction has received the prior approval of 75% of the entire board of directors,

in each case excluding shares of common stock held by the interested stockholder.

The articles of incorporation of Mercersburg Financial Corporation also provide that, if any person (including any individual, corporation, partnership or other entity) directly or indirectly acquires shares of the corporation entitling the owner to cast at least 5% of the votes which all stockholders would be entitled to cast in the election of directors of the corporation, then any business combination (including a plan of merger or consolidation) with such person or an entity directly or indirectly controlled by such person will be invalid unless the consideration to be paid to stockholders is at least equal to the higher of (1) the highest price paid directly or indirectly by such person for any of the shares then directly or indirectly owned by such person and (2) the market value per share of common stock on the announcement date of the business combination.

Pennsylvania Anti-Takeover Provisions

Under Pennsylvania business corporation law, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies) including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. Orrstown Financial Services is a registered corporation under the PBCL and has opted out of the anti-takeover provision listed in (iv) above. Mercersburg Financial Corporation is not a registered corporation and is therefore not subject to these anti-takeover provisions. A general summary of the applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. Pennsylvania law limits control share acquisitions relating to the act of acquiring for the first time voting power over voting shares (other than shares owned since January 1, 1988 and any additional shares distributed with respect to such shares) equal to at least 20%, 33  1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, described below, at a meeting or until they have been transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the request for the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person proposing to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired. Two shareholders’ votes are required to approve the restoration of voting rights: (i) the approval of an absolute majority of all voting power must be obtained, and all voting shares are entitled to participate in this vote; and (ii) the approval of an absolute majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

Business Combination Transactions with Interested Shareholders. Pennsylvania law prohibits certain business combinations with certain ‘interested shareholders,’ persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors. A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•	the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•	the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (ii) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction. Pennsylvania law regarding the ability of shareholders to dispose of their stock following a control transaction provides, generally, that a person or group that acquires more than 20% of the voting power to elect directors of the corporation is a controlling person and must give prompt notice to each shareholder of record. The other shareholders are then entitled to demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

CERTAIN BENEFICIAL OWNERS OF MERCERSBURG FINANCIAL CORPORATION COMMON STOCK

The following table provides information regarding the directors, the named executive officers, and beneficial owners of more than 5% of Mercersburg Financial Corporation’s common stock (as of July 23, 2018).

Name	Number of Shares Currently Beneficially Owned	Percent of Shares Currently Beneficially Owned (1)
Directors:
Robert J. Fignar	4,200	0.52%
Robert H. Hoffman	7,270	0.90%
James S. Junkin	3,042	0.38%
Larry L. Nair	12,000	1.48%
Michael J. Rice	4,600	0.57%
William E. Sanders, Jr.	4,010	0.50%
Kevin L. Schoenberger	2,000	0.25%
Michael Starr	1,000	0.12%
Named Executive Officers Who Are Not Directors:
David L. Maginnis	2,400	0.30%
Julie A. Statler	1,076	0.13%
All Directors and Named Executive Officers as a Group (11 persons)	41,598	5.14%
Other:
Jean Fry Shaulis	48,400	5.97%

(1)	Calculated based on 810,080 shares of common stock issued and outstanding as of July 23, 2018. Except as otherwise noted, each stockholder (i) has sole voting and investment power with respect to the shares of common stock listed or (ii) shares voting and investment power with his or her immediate family with respect to the shares of common stock listed.

LEGAL MATTERS

The validity of the Orrstown Financial Services common stock to be issued in the merger will be passed upon by Pillar Aught LLC, counsel to Orrstown Financial Services. Stevens & Lee, on behalf of Mercersburg Financial Corporation, and Goodwin Procter LLP, on behalf of Orrstown Financial Services, will pass upon certain legal matters to the effect that the merger will constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

EXPERTS

The consolidated financial statements of Orrstown Financial Services incorporated in this proxy statement/prospectus by reference to Orrstown Financial Services’ Annual Report on Form 10-K for the year ended December 31, 2017, have been so incorporated in reliance on the report of Crowe LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE STOCKHOLDER MEETINGS

If the merger is completed, Mercersburg Financial Corporation will merge with an into Orrstown Financial Services and Mercersburg Financial Corporation’s separate existence will close and there will be no future meeting of stockholders of Mercersburg Financial Corporation. However, if the merger is not completed or if Mercersburg Financial Corporation is otherwise required to do so under applicable law, Mercersburg Financial Corporation will hold a 2019 annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

Orrstown Financial Services files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Orrstown Financial Services files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC filings of Orrstown Financial Services are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning Orrstown Financial Services also may be inspected at the offices of The NASDAQ Stock Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

Orrstown Financial Services has filed a registration statement on Form S-4 to register with the SEC the shares of Orrstown Financial Services common stock that Mercersburg Financial Corporation stockholders will receive in the merger. This proxy statement/prospectus is part of the registration statement of Orrstown Financial Services on Form S-4 and is a prospectus of Orrstown Financial Services and a proxy statement of Mercersburg Financial Corporation for the special meeting.

The SEC permits Orrstown Financial Services to “incorporate by reference” information into this proxy statement/prospectus. This means that Orrstown Financial Services can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Orrstown Financial Services and its financial condition.

Orrstown Financial Services Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2017—filed on March 9, 2018
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2018— filed on May 8, 2018
Current Reports on Form 8-K	January 16, 2018, January 30, 2018, March 15, 2018, May 3, 2018, May 9, 2018, June 1, 2018 and June 7, 2018
The description of Orrstown Financial Services common stock contained in Orrstown Financial Services’ Registration Statement on Form 8-A/A and any amendment or report filed with the SEC for the purpose of updating this description	Filed on January 28, 2010

In addition, this proxy statement/prospectus also incorporates by reference additional documents that Orrstown Financial Services may file with the SEC, between the date of this proxy statement/prospectus and the date of the Mercersburg Financial Corporation special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit to such report, was furnished to, rather than filed with, the SEC, such information or exhibit is not specifically incorporated by reference into this proxy statement/prospectus.

Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit into this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, Pennsylvania 17257

(888) 677-7869

Attn: Investor Relations

If you would like to request documents, please do so by September 6, 2018 in order to receive them before the Mercersburg Financial Corporation special meeting.

Mercersburg Financial Corporation has supplied all information contained in this proxy statement/prospectus relating to Mercersburg Financial Corporation.

Neither Orrstown Financial Services nor Mercersburg Financial Corporation have authorized anyone to give any information or make any representation about the merger, Orrstown Financial Services or Mercersburg Financial Corporation that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

ORRSTOWN FINANCIAL SERVICES, INC.

and

MERCERSBURG FINANCIAL CORPORATION

Dated as of May 31, 2018

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of May 31, 2018 (this “Agreement”), by and among Orrstown Financial Services, Inc., a Pennsylvania corporation (“Buyer”) and Mercersburg Financial Corporation, a Pennsylvania corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective corporations to enter into this Agreement and to consummate the strategic business combination provided for herein;

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the directors and certain of the executive officers of the Company (the “Voting Agreement Stockholders”) has entered into a Voting Agreement, dated as of the date hereof, with Buyer (each a “Voting Agreement”), pursuant to which each Voting Agreement Stockholder has agreed, among other things, to vote such Voting Agreement Stockholder’s shares of common stock, no par value per share, of the Company (“Company Common Stock”) in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;

WHEREAS, Buyer and the Company intend to effect a merger (the “Merger”) of the Company with and into Buyer in accordance with this Agreement and the Pennsylvania Business Corporation Law (the “PBCL”), with the Buyer to be the surviving entity in the Merger;

WHEREAS, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the PBCL, and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time (as defined in Section 1.2), the Company shall merge with and into Buyer in the Merger, the separate corporate existence of the Company shall cease and Buyer shall survive (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the “Surviving Corporation”).

1.2 Effective Time. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall execute and file with the Secretary of the Commonwealth of Pennsylvania articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the PBCL and make such other filings with the Pennsylvania Department of Banking and Securities and the Board of Governors of the Federal Reserve System (“FRB”) as are necessary to effect the Merger. The Merger shall become effective on the date of such filings at the time specified therein (the “Effective Time”).

1.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the PBCL.

1.4 Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place by mail or electronic delivery, or, at the option of Buyer at the offices of Goodwin Procter LLP, 901 New York Avenue, NW, Washington, DC 20001, on a date to be specified by the parties, which shall be no later than five Business Days (as defined in Section 9.3) after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day being referred to herein as the “Closing Date.” Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer, the Company.

1.5 Articles of Incorporation and Bylaws. The Articles of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

1.6 Directors of the Surviving Corporation. The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation; provided, however, that effective immediately after the Effective Time, Buyer shall expand the size of its Board of Directors and cause the Buyer Bank to expand the size of its Board of Directors, in each case by one seat and appoint one director of the Company as mutually agreed upon by Buyer and the Company to serve on the Boards of Directors of the Surviving Corporation and of the Buyer Bank (as defined in Section 1.9). The director of the Company appointed to the Boards of Directors of the Surviving Corporation and Buyer Bank shall serve as a director of each such entity for the remainder of the term of the class to which such director is appointed. Upon the expiration of the term to which he is initially appointed, the Board of Directors of the Surviving Corporation shall nominate and recommend such director for election by the shareholders of the Surviving Corporation to a successive three (3) year term on the Board of Directors of the Surviving Corporation, and the Board of Directors of Buyer Bank shall nominate such director for election to the Board of Directors of Buyer Bank for successive terms such that his terms of service as a director of Buyer Bank are coterminous with this terms of service as a director of the Surviving Corporation, provided that in each case he continues to meet the eligibility requirements for a director under the Articles of Incorporation and Bylaws of the Surviving Corporation or Buyer Bank, as applicable.

1.7 Advisory Board. All members of the Board of Directors of the Company (the “Company Board”) at the Effective Time who are not added to the Board of Directors of the

Surviving Corporation shall be offered a position on a Southern Region Advisory Board, covering Franklin and Perry counties in Pennsylvania and Washington, County, Maryland, to be established by Buyer in connection with the Merger.

1.8 Officers of the Surviving Corporation. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.9 Bank Merger. Buyer intends to cause the merger of First Community Bank of Mercersburg (the “Company Bank”) with and into Orrstown Bank (“Buyer Bank”), with Buyer Bank as the surviving institution (the “Bank Merger”). Subject to the foregoing and, following the execution and delivery of this Agreement, Buyer will cause Buyer Bank, and the Company will cause the Company Bank, to execute and deliver an agreement and plan of merger in respect of the Bank Merger in a form reasonably acceptable to Buyer and the Company. It is intended that the Bank Merger qualify as a “reorganization” under Section 368(a) of the Code, and that the agreement and plan of merger in respect of the Bank Merger constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.10 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.11 Dissenters’ Rights.

(a) Each outstanding share of Company Common Stock, the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the PBCL. The Company shall give Buyer prompt notice upon receipt by the Company of any such demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other related communications served pursuant to the applicable provisions of the PBCL (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Buyer shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the PBCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

(b) If any Dissenting Stockholder withdraws or loses (through failure to perfect or otherwise) his, her or its right to such payment at or prior to the Effective Time, such holder’s shares of Company Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Company Common Stock of such holder shall be entitled to receive the Merger Consideration.

ARTICLE II MERGER CONSIDERATION;

ELECTION AND EXCHANGE PROCEDURES

2.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company or any stockholder of the Company:

(a) Each share of common stock, no par value per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock held in the treasury of the Company (“Treasury Stock”) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 2.4 either (1) $40.00 in cash, without interest (the “Cash Consideration”), or (2) 1.5291 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

2.2 Rights as Stockholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and, except as to Dissenting Shares, each certificate (a “Certificate”) previously evidencing such shares shall thereafter represent only the right to receive, for each such share of Company Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 2.3. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

2.3 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of Buyer Common Stock on The

NASDAQ Stock Market LLC (“NASDAQ”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the ten consecutive trading days ending on the fifth Business Day immediately prior to the Closing Date, rounded to the nearest whole cent.

2.4 El ection Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Buyer and reasonably satisfactory to the Company (the “Exchange Agent”)) in such form as the Company and Buyer shall mutually agree (the “Election Form”), shall be mailed no less than 20 Business Days prior to the anticipated Closing Date or such other date as the Company and Buyer shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of five Business Days prior to the Mailing Date. Each Election Form shall permit the holder of record of Company Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); provided, however, that, notwithstanding any other provision of this Agreement to the contrary, but subject to Section 2.5, eighty-five percent (85%) of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Stock Conversion Number”) shall be converted into the Stock Consideration and the remaining shares of Company Common Stock shall be converted into the Cash Consideration. A record holder acting in different capacities or acting on behalf of other Persons (as defined in Section 9.3) in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. Shares of Company Common Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of Company Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(b) To be effective, a properly completed Election Form shall be received by the Exchange Agent on or before 5:00 p.m., Eastern Time, on the 25th day following the Mailing Date (or such other time and date as mutually agreed upon by the parties (which date shall be publicly announced by Buyer as soon as practicable prior to such date)) (the “Election Deadline”), accompanied by the Certificates as to which such Election Form is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided, however, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Company Common Stock covered by such guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Buyer, in its sole discretion). If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Company Common Stock held by such holder shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c) Subject to Section 1.11, the allocation among the holders of shares of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as set forth in this Section 2.4(c) (with the Exchange Agent to determine, consistent with Section 2.4(a), whether fractions of Cash Election Shares, Stock Election Shares or Non-Election Shares, as applicable, shall be rounded up or down).

(i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.3 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration;

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.3 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.3 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

2.5 Adjustments to Preserve Tax Treatment. If either the tax opinion referred to in Section 7.2(b) or the tax opinion referred to in Section 7.3(b) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Buyer shall increase the Stock Conversion Number to the minimum extent necessary to enable the relevant tax opinions to be rendered.

2.6 Exchange Procedures.

(a) On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article II (including the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock) (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”).

(b) As promptly as practicable following the Effective Time, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.1, 2.3 and 2.4 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.6(b), each Certificate (other than Certificates representing Treasury Stock and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger

Consideration provided in Sections 2.1, 2.3 and 2.4 and any unpaid dividends and distributions thereon as provided in Section 2.6(c). No interest shall be paid or accrued on (x) any cash constituting Merger Consideration (including any cash in lieu of fractional shares) or (y) any such unpaid dividends and distributions payable to holders of Certificates.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.6. After the surrender of a Certificate in accordance with this Section 2.6, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.6, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any stockholders of the Company who have not theretofore complied with Section 2.6(b) shall thereafter look only to the Surviving Corporation for the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered, or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those

Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

2.7 Anti-Dilution Provisions. In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and/or the Cash Consideration shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction or (ii) Buyer issues employee or director stock grants or similar equity awards or shares of Buyer Common Stock underlying the same.

2.8 Reservation of Right to Revise Structure. Buyer may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (a) alter or change the amount of the consideration to be issued to holders of Company Common Stock as merger consideration as currently contemplated in this Agreement, (b) reasonably be expected to materially impede or delay consummation of the Merger, (c) adversely affect the federal income tax treatment of holders of Company Common Stock in connection with the Merger, or (d) require submission to or approval of the Company’s stockholders after the plan of merger set forth in this Agreement has been approved by the Company’s stockholders. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1 Making of Representations and Warranties.

(a) As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer the representations and warranties contained in this Article III, subject to the standards established by Section 9.1.

(b) On or prior to the date hereof, the Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s representations and warranties contained in this Article III; provided, however, that no such item is required to be set forth on the Company Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.1.

3.2 Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and the regulations of the FRB promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 9.3). A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.

3.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of 7,200,000 shares of common stock, no par value per share, of which 810,080 shares are issued and outstanding. In addition, as of the date hereof, there are no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options. The outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights and the Company Board has not granted or approved any such preemptive or similar rights). Except as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, there are no additional shares of the Company’s capital stock authorized or reserved for issuance, the Company has not issued any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company has not issued, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. Except for the Voting Agreements, there are no agreements to which the Company is a party with respect to the voting, sale or transfer, or registration of any securities of the Company. To the Knowledge (as defined in Section 9.3) of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable securities laws.

(b) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

3.4 Subsidiaries.

(a) (i) Schedule 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

(b) Except as set forth on Schedule 3.4(b) of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4(c) of the Company Disclosure Schedule. The Company Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh. The Company Bank engages only in activities (and holds properties only of the types) permitted by the Pennsylvania Banking Code of 1965.

3.5 Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of Regulatory Approvals (as defined in Section 9.3) and Company Stockholder Approval (as defined in Section 6.1).

3.6 Corporate Authority. This Agreement and the transactions contemplated hereby, subject to approval by the holders of the shares of Company Common Stock as required by law, have been authorized by all necessary corporate action of the Company and the Company Board. The Company Board (i) unanimously approved the Merger and this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company, (ii) directed that the Merger be submitted for consideration at a meeting of the stockholders of the Company, and (iii) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of the Merger at a meeting of the stockholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The affirmative vote of the holders of at least sixty percent (60%) of the outstanding shares of Company Common Stock as referenced in Section 3.7 below is the only vote of any class of capital stock of the Company required by the PBCL, the Articles of Incorporation of the Company or the Bylaws of the Company to approve this Agreement, the Merger and the transactions contemplated hereby.

3.7 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals (as defined in Section 9.3), the required filings under federal and state securities laws and the affirmative vote of the holders of at least sixty percent (60%) of the outstanding shares of Company Common Stock, and except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Incorporation or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority (as defined in Section 9.3) under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, the Company has no Knowledge of any reasons relating to the Company or the Company Bank (including, without limitation, compliance with the Community Reinvestment Act and any equivalent applicable state laws (“CRA”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), the federal Bank Secrecy Act, as amended, and its implementing regulations and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation) (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition (as defined in Section 6.8) would be imposed.

3.8 Articles of Incorporation; Bylaws; Corporate Records. The Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in violation of any of the terms of its Articles of Incorporation or Bylaws. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective stockholders and boards of directors (including committees of their respective boards of directors).

3.9 Compliance with Laws. The Company and each of its Subsidiaries:

(a) has been for at least the past three years and is in compliance with all applicable federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act, CRA (as defined in Section 3.31), and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and all other applicable fair lending laws and other laws relating to discriminatory business practices and record retention. In addition, there is no pending or, to the Knowledge of the Company, threatened charge by any Governmental Authority that the Company or any of its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened; and

(c) except as set forth on Schedule 3.9(c) of the Company Disclosure Schedule, has received, since January 1, 2015, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely (nor, to the Knowledge of the Company, do any grounds for any of the foregoing exist).

3.10 Litigation; Regulatory Action.

(a) Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court,

governmental agency or arbitrator is pending against the Company or any of its Subsidiaries or has been pending at any time in the past three years, and, to the Knowledge of the Company, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the Comptroller of the Currency (the “OCC”)) or the supervision or regulation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

3.11 Financial Reports and Regulatory Reports.

(a) The Company has previously delivered to Buyer true, correct and complete copies of the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2017 and 2016 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years 2015 through 2017, inclusive, in each case accompanied by the audit report of the Company’s independent registered public accounting firm and the interim financial statements of the Company as of and for the three months ended March 31, 2018 and 2017. The financial statements referred to in this Section 3.11 (including the related notes and schedules, where applicable, the “Company Financial Statements”) fairly present, and the financial statements referred to in Section 6.12 will fairly present, the consolidated results of operations and consolidated financial condition of the Company and its Subsidiaries for the respective fiscal years or as of the respective dates therein set forth, in each case in accordance with GAAP (as defined in Section 9.3) consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against on the most recent audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017, as set forth in the Company’s call report for the period ended December 31, 2017 (the “Company Balance Sheet”) or incurred in the ordinary course of business consistent with past practice or in connection with this Agreement, since December 31, 2017, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(b) The Company and its Subsidiaries maintain internal controls which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its Subsidiaries, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) assets and liabilities of the Company and its Subsidiaries are recorded accurately in the Company’s financial statements.

(c) Since January 1, 2015, the Company and its Subsidiaries have duly filed with the FRB, the FDIC, the OCC and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

3.12 Absence of Certain Changes or Events. Except as set forth on Schedule 3.12 of the Company Disclosure Schedule or in the Company Financial Statements, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2017, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company’s independent registered public accounting firm, (iii) any entry by the Company or any of its Subsidiaries into any contract or commitment of (A) more than $100,000 or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice or with respect to shares tendered in payment for the exercise of stock options or withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or upon the exercise of stock options, (v) establishment or amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any directors or executive officers of the Company or any of its Subsidiaries, or any contract or arrangement entered into to make or grant any severance or termination pay, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries, (vi) any material closing agreement, settlement, election or other action made by the Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into, other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

3.13 Taxes and Tax Returns. For purposes of this Section 3.13, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company’s predecessors or the predecessors of the Company’s Subsidiaries, respectively, except where explicitly inconsistent with the language of this Section 3.13. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:

(a) The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns are true, correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid other than Taxes that have been properly reserved or accrued on the balance sheet of the Company and which the Company is contesting in good faith through appropriate proceedings. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return and neither the Company nor any of its Subsidiaries currently has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection, which waiver or extension is still in effect. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Company’s Knowledge are pending with respect to the Company or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or any of its Subsidiaries has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries.

(d) The Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to the Company and each of its Subsidiaries for taxable periods ended on or after December 31, 2013. The Company has delivered to Buyer correct and complete copies of all Taxes related examination reports, letter rulings, technical advice memoranda, and similar documents, and statements of deficiencies assessed against or agreed to by the Company and each of its Subsidiaries filed for the years ended on or after December 31, 2013. The Company has timely and properly taken such actions in response to and, in compliance with notices, the Company and each of its Subsidiaries has received from the Internal Revenue Service (the “IRS”) in respect of information reporting and backup and nonresident withholding as are required by law.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company and each of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sections 6662 or 6662A and has not participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnification or sharing agreement. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (ii) has any liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than the Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of the Company and each of its Subsidiaries (i) did not, as of December 31, 2017, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of the Company and each of its Subsidiaries in filing its Tax Returns. Since December 31, 2017, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under

Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election with respect to the discharge of indebtedness under Section 108(i) of the Code; (vii) Tax incurred pursuant to Section 965 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); or (viii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after the Closing Date.

(i) The Company and each of its Subsidiaries has been treated as a subchapter C corporation for U.S. federal income Tax purpose since its formation. Neither the Company nor any of its Subsidiaries own any stock or other ownership interests in (i) any corporation which is a passive foreign investment company within the meaning of Section 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code or (ii) any partnership, joint venture, limited liability company, or other entity taxed as a partnership or other pass-through entity for U.S. federal income tax purposes (or other arrangement or contract which could be treated as a partnership for U.S. federal income tax purposes).

(j) Neither the Company nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) As of the date hereof, the Company is aware of no reason why the Merger or the Bank Merger will fail to qualify as a “reorganization” under Section 368(a) of the Code.

3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Employee Program (as defined below) that is maintained by the Company or any ERISA Affiliate (as defined in Section 3.14(a)) or with respect to which the Company or any ERISA Affiliate has or may have any liability (the “Company Employee Programs”).

(b) True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been made available to Buyer: (i) all documents embodying or governing such Company Employee Program and any funding medium for the Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the two most recently filed IRS Forms 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any state or federal agency.

(c) Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification.

(d) Each Company Employee Program is, and has been operated, in compliance with applicable laws and regulations and is and has been administered in accordance with applicable laws and regulations and with its terms, in each case, in all material respects. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. Except as disclosed in Schedule 3.14(d) of the Company Disclosure Schedules, all payments and/or contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law and with respect to any such contributions, premiums, or other payments required to be made under or with respect to any Company Employee Program that are not yet due or payable, to the extent required by GAAP, adequate reserves are reflected on the Company Balance Sheet. The Company Employee Programs satisfy in all material respects the minimum coverage and discrimination requirements under the Code.

(e) No Company Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA (as defined below)) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(f) Neither the Company nor any ERISA Affiliate maintains or contributes to, or has ever maintained or contributed to, any Company Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan (as defined below) and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

(g) None of the Company Employee Programs provides health care or any other non-pension welfare benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

(h) Each Company Employee Program may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Program has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Program. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program. Each asset held under each Company Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

(i) Each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Program is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j) No Company Employee Program is subject to the laws of any jurisdiction outside the United States.

(k) Except as set forth and quantified in reasonable detail on Schedule 3.14(k) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an ERISA Affiliate. Schedule 3.14(k) of the Company Disclosure Schedule lists the Company’s “disqualified individuals” for purposes of Section 280G of the Code. Each payment to be made under any Company Employee Program is, or to the Knowledge of the Company, will be deductible under Section 162(m) of the Code.

(l) For purposes of this Agreement:

(i) “Employee Program” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, supplemental executive retirement plans or arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

(iv) An entity is an “ERISA Affiliate” of the Company (or other entity if the context of this Agreement requires) if it would have ever been considered a single employer with the Company (or other entity if the context of this Agreement requires) under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

(v) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

3.15 Labor Matters. Schedule 3.15(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company employees as of the date of this Agreement, setting forth for each employee: his or her position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; bonus potential; average scheduled hours per week; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); any visa or work permit status and the date of expiration, if applicable; and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby. The Company and its Subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours and have been in such compliance for at least the past three years. The Company currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state wage and hour laws for at least the past three years. Other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. Except as set forth on Schedule 3.15(b) of the Company Disclosure Schedule, the Company does not employ or otherwise engage any independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by the Company and reported on a Form W-2 (collectively, “Contingent Workers”). To the extent that any Contingent Workers are engaged by the Company, the Company classifies and has properly classified and treated them as Contingent Workers in accordance with applicable law and for the purpose of all employee benefit plans and perquisites for at least the past three years. Schedule 3.15(c) of the Company Disclosure Schedule identifies each employee of the Company who is subject to an agreement that includes non-disclosure, non-competition and/or non-solicitation obligations to the Company and includes a form of each such agreement. Neither the Company nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the Knowledge of the Company, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities represented by any labor union, and to the Knowledge of the Company, no labor union is attempting to organize employees of the Company or any of its Subsidiaries or has so attempted in at least the past three years.

3.16 Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof, including, without limitation, any bank-owned life insurance policies (“BOLI”). Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, all of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The value of the BOLI set forth on Schedule 3.16 of the Company Disclosure Schedule is fairly and accurately reflected on the Company Balance Sheet. Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the BOLI, and any other life insurance policies on the lives of any current and former officers and directors of the Company and its Subsidiaries that are maintained by the Company or any such Subsidiary or otherwise reflected on the Company Balance Sheet are, and will at the Effective Time be, owned by the Company or such Subsidiary, as the case may be, free and clear of any claims thereon by the officers, directors or members of their families.

3.17 Environmental Matters.

(a) Except as disclosed on Schedule 3.17(a) of the Company Disclosure Schedule, to the Knowledge of the Company, (i) each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (the “Company Property”) and, (ii) the Company Loan Properties (as defined below), are, and have been, in compliance in all material respects with all Environmental Laws (as defined below).

(b) There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material (as defined below) at, in, to, on, from or affecting a Company Property, a Company Loan Property, or any property previously owned, operated or leased by the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any Company Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 could reasonably be based. No facts or circumstances exist which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 would reasonably be expected to occur.

(d) No Hazardous Material is present or has been released at, in, to, on, under, from or affecting any Company Property, any Company Loan Property or any property previously owned, operated or leased by the Company or any of its Subsidiaries in a manner, amount or condition that would result in any liabilities or obligation pursuant to any Environmental Law.

(e) Neither the Company nor any of its Subsidiaries is an “owner” or “operator” (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. (“CERCLA”)) of any Company Loan Property and there are no Company Participation Facilities (as defined below).

(f) There are and have been no (i) active or abandoned underground storage tanks, (ii) gasoline or service stations, or (iii) dry-cleaning facilities or operations at, on, in, or under any Company Property.

(g) For purposes of this Section 3.17, (i) “Company Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company or any of its Subsidiaries, and (ii) “Company Participation Facility” means any facility in which the Company or any of its Subsidiaries participates or has participated in the management of environmental matters.

(h) For purposes of this Section 3.17 and Section 4.12, (i) “Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, Oil, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that may pose a threat to the Environment or to human health and safety; (ii) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or regulated pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law; (iii) “Environment” means any air (including indoor air), soil vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (iv) “Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, (B) the protection of human or worker health and safety, and/or (C) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, or exposure to, Hazardous Material. The term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material as in effect on or prior to the date of this Agreement.

3.18 Intellectual Property. Schedule 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all Marks (as defined below) and Patents (as defined below) owned or purported to be owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business (as defined below). Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:

(a) the Company and its Subsidiaries exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets (as defined below) necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements;

(b) all Company Intellectual Property Assets (as defined below) owned or purported to be owned by the Company or any of its Subsidiaries which have been issued by or registered with the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable;

(c) there are no pending, or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that any activity by the Company or any of its Subsidiaries or any Product (as defined below) infringes on or violates (or in the past infringed on or violated) the rights of others in or to any Intellectual Property Assets (“Third Party Rights”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(d) no activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) any Third Party Right;

(e) to the Knowledge of the Company, no third party is violating or infringing any of the Company Intellectual Property Assets; and

(f) the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business.

(g) For purposes of this Section 3.18, (i) “Business” means the business of the Company and its Subsidiaries as currently conducted; (ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Business which are material to the Business; (iii) “Intellectual Property Assets” means, collectively, (A) patents and patent applications (“Patents”); (B) trade names, logos, slogans, Internet domain names, social media accounts, pages and registrations, registered and unregistered trademarks and service marks and related registrations and applications for registration (“Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications; and (D) rights under applicable US state trade secret laws as are applicable to know-how and confidential information (“Trade Secrets”); and (iv) “Products” means those products and/or services researched, designed, developed, manufactured, marketed, performed, licensed, sold and/or distributed by the Company or any of its Subsidiaries.

(h) All computer systems, servers, network equipment and other computer hardware and software owned, leased or licensed by the Company and its Subsidiaries and used in the Business (“IT Systems”) are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company and its Subsidiaries. The Company and its Subsidiaries have (i) continuously operated in a manner to preserve and maintain the performance, security and integrity of the IT Systems (and all software, information or data stored on any IT Systems), (ii) continuously maintained all licenses necessary to use its IT Systems, and (iii) maintains reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. During the two (2) year period prior to the date of this Agreement, there has been no failure with respect to any IT Systems that has had a material effect on the operations of the Business nor has there been any unauthorized access to or use of any IT Systems.

3.19 Personal Data; Privacy Requirements. In connection with the collection and/or use of an individual’s name, address, credit card information, email address, social security number, and account numbers and any other information that is “non public personal information” concerning a consumer for Title V of the Gramm Leach Bliley Act or otherwise protected information under similar federal or state privacy laws (“Personal Data”), the Company and its Subsidiaries have at all times complied with and currently comply with all applicable statutes and regulations in all relevant jurisdictions where the Company currently conducts business, its publicly available privacy policy, any privacy policy otherwise furnished for customers and any third party privacy policies which the Company has been contractually obligated to comply with, in each case relating to the collection, storage, use and onward transfer of all Personal Data collected by or on behalf of the Company (the “Privacy Requirements”). The Company and its Subsidiaries will have the right after the execution of this Agreement to use such Personal Data in substantially the same manner as used by the Company and its Subsidiaries prior to the execution of this Agreement. The Company and its Subsidiaries have adopted a written information security program approved by their respective boards of directors. Such information security program meets the requirements of 12 C.F.R. part 364, Appendix B (the “Information Security Requirements”) and includes (A) security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access by any parties and (B) the Company’s and its Subsidiaries’ hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security and confidentiality of all Personal Data in accordance with the Privacy Requirements.

To the Knowledge of the Company, neither the Company nor its Subsidiaries has suffered any breach in security that has permitted any unauthorized access to the Personal Data under the Company’s or its Subsidiaries’ control or possession. The Company and its Subsidiaries have required and do require all third parties to which any of them provide Personal Data and/or access thereto to maintain the privacy, security and confidentiality of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.

3.20 Material Agreements; Defaults.

(a) Except as set forth on Schedule 3.20(a) of the Company Disclosure Schedule, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement, contract, arrangement, commitment or understanding (whether written or oral), or amendment thereto, (i) with respect to the employment or service of any directors, officers, employees or consultants; (ii) which would entitle any present or former director, officer, employee or agent of the Company or any of its Subsidiaries to indemnification from the Company or any of its Subsidiaries; (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (iv) by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof, other than intercompany agreements entered into in the ordinary course of business; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company or its Subsidiaries; (vi) which provides for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof; (vii) which provides for the lease of personal property having a value in excess of $100,000 individually or $250,000 in the aggregate; (viii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $100,000 in the aggregate; (ix) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business; (x) which is not terminable on sixty (60) days or less notice and involving the payment of more than $50,000 per annum; or (xi) which materially restricts the conduct of any business by the Company or any of its Subsidiaries. Each agreement, contract, arrangement, commitment or understanding of the type described in this Section 3.20(a), whether or not set forth on Schedule 3.20(a) of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

(b) Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, or, to the Knowledge of the Company, any other agreement or instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company,(i) no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and (ii) there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The Company has not received any notice from any other party to a Company Material Contract that such party intends to terminate, or not renew, a Company Material Contract, or is seeking the renegotiation thereof or substitute performance thereunder.

3.21 Property and Leases.

(a) Each of the Company and its Subsidiaries has good, record and marketable title to all the real property and all other property interests owned or leased by it and included in the Company Balance Sheet, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet or incurred in the ordinary course of business after the date of such balance sheet, (ii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, and (iii) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company’s Subsidiaries acting in a fiduciary capacity. Neither the Company nor any of its Subsidiaries has received written notice of any violation of any recorded easements, covenants or restrictions affecting all the real property and all other property interests owned or leased by it and included in the Company Balance Sheet that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there, and, to the Knowledge of the Company, no other party is in violation of any such easements, covenants or restrictions.

(b) Each lease or sublease of real property to which the Company or any of its Subsidiaries is a party is listed on Schedule 3.21(b) of the Company Disclosure Schedule, including all amendments and modifications thereto, and is in full force and effect. There exists no breach or default under any such lease by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there exists no default under any such lease or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by such other party. The Company has not received any notice from any other party to such a lease or sublease that such party intends to terminate, or not renew, such lease or sublease, or is seeking the renegotiation thereof. The Company has previously made available to Buyer complete and correct copies of all such leases and subleases, including all amendments and modifications thereto.

(c) Schedule 3.21(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any of its Subsidiaries. No tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(d) Except as set forth on Schedule 3.21(d) of the Company Disclosure Schedule, none of the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, none of the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any respect that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted thereon. Except as set forth on Schedule 3.21(d) of the Company Disclosure Schedule, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule, and to the Knowledge of the Company, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such properties or any plants, buildings or other structures thereon.

3.22 Inapplicability of Takeover Laws. The Company has taken all action required to be taken by it in order to render inapplicable to the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby the restrictions on business combinations contained in Subchapter F of Chapter 25 of Title 15 of the PBCL. No other “business combination”, “control share acquisition”, “fair price”, “moratorium” or other takeover or anti-takeover statute or similar federal or state law (collectively with Subchapter F of Chapter 25 of Title 15 of the PBCL and any restrictions contained in the Company’s Articles of Incorporation, “Takeover Laws”) are applicable to the Merger, this Agreement, the Voting Agreements and the transactions contemplated thereby.

3.23 Regulatory Capitalization. The Company Bank is, and as of the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. The Company is, and immediately prior to the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

3.24 Loans; Nonperforming and Classified Assets.

(a) Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit, credit card accounts, and loan commitments, on the Company’s or its applicable Subsidiary’s books and records (collectively, “Loans”) (i) is evidenced by notes, agreements, other evidences of indebtedness, security instruments (if applicable) that are true, genuine, enforceable and what they purport to be, and documentation appropriate and sufficient to enforce such loan in accordance with its terms, complete and correct sets of originals of all such documents which (or, to the extent an original is not necessary for the enforcement thereof, true, correct and complete copies thereof) are included in such books and records; (ii) represents the legal, valid and binding obligation of the related borrower, enforceable in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies; and (iii) complies with applicable law, including the Finance Laws and any other applicable lending laws and regulations. With respect to each Loan, to the extent applicable, the Loan file contains all original notes, agreements, other evidences of indebtedness, security instruments and financing statements. Each Loan file contains true, complete and correct copies of all Loan documents evidencing, securing, governing or otherwise related to the Loan and such documents and instruments are in due and proper form.

(b) Other than Loans that have been pledged to the Federal Home Loan Bank in the ordinary course of business, no Loan has been assigned or pledged, and the Company or its applicable Subsidiary has good and marketable title thereto, without any basis for forfeiture thereof. The Company or its applicable Subsidiary is the sole owner and holder of the Loans free and clear of any and all Liens other than a Lien of the Company or its applicable Subsidiary.

(c) Each Loan, to the extent secured by a Lien of the Company or its applicable Subsidiary, is secured by a valid, perfected and enforceable Lien of the Company or its applicable Subsidiary in the collateral for such Loan.

(d) Each Loan was underwritten and originated by the Company or its applicable Subsidiary (i) in the ordinary course of business and consistent with the Company’s or its applicable Subsidiary’s policies and procedures for loan origination and servicing in place at the time such Loan was made, (ii) in a prudent manner, and (iii) in accordance with applicable law, including without limitation, laws related to usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory lending, abusive lending, fair credit reporting, unfair collection practice, origination, collection and servicing.

(e) Each Loan has been marketed, solicited, brokered, originated, made, maintained, serviced and administered in accordance with (i) applicable law, including the Equal Credit Opportunity Act, Regulation B of the Consumer Financial Protection Bureau and the Fair Housing Act; (ii) the Company’s or its applicable Subsidiary’s applicable loan origination and servicing policies and procedures; and (iii) the Loan documents governing each Loan.

(f) No Loan is subject to any right of rescission, set-off, claim, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the note or the mortgage (if applicable), or the exercise of any right thereunder, render either the note or the mortgage (if applicable) unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

(g) Each Loan that is covered by an insurance policy or guarantee was (i) originated or underwritten in accordance with the applicable policies, procedures and requirements of the insurer or guarantor of such Loan at the time of origination or underwriting and (ii) continues to comply with the applicable policies, procedures and requirements of the insurer or guarantor, such that the insurance policy or guarantee covering the Loan is in full force and effect.

(h) Schedule 3.24(h) of the Company Disclosure Schedule discloses as of April 30, 2018: (i) any Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in violation, breach or default of any other provision thereof, including a description of such breach or default; (ii) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”); (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent (5%) or greater stockholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB have been made by the Company or any of its Subsidiaries in an arms-length manner, on substantially the same terms as, including interest rates and collateral, and following underwriting procedures that are no less stringent than, those prevailing at the time for comparable transactions with other Persons that are not insiders and not employed by the Company and do not involve more than normal risk of collectability or present other unfavorable features.

(i) The allowance for Loan losses reflected in the Company Financial Statements, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(j) The Company has previously made available to Buyer complete and correct copies of its and its applicable Subsidiary’s lending and servicing and policies and procedures.

(k) No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to any Loan has taken place on the part of the Company, any Subsidiary or, to the Company’s Knowledge, any other person, including, without limitation, any borrower, any broker, any correspondent or any settlement service provider.

(l) The Company or any Subsidiary is not in breach, and has not breached, any provision contained in any agreement pursuant to which the Company has brokered, originated, made, sold, participated or performed any activity in connection with any Loan.

(m) There is no action, suit, proceeding, investigation, or litigation pending, or to the best of the Company’s Knowledge, threatened, with respect to any Loan.

(n) There are no defaults as to the Company’s or any Subsidiary’s compliance with the terms of any Loan.

3.25 Deposits.

(a) The deposits of the Company Bank have been solicited, originated and administered by the Company Bank in accordance with the terms of their governing documents in effect from time to time and with applicable law.

(b) Each of the agreements relating to the deposits of the Company Bank is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

(c) The Company Bank has complied with applicable law relating to overdrafts, overdraft protection and payment for overdrafts.

(d) Any debit cards issued by the Company Bank with respect to the deposits of the Company Bank have been issued and administered in accordance with applicable law, including the Electronic Fund Transfer Act of 1978, as amended, and Regulation E of Consumer Financial Protection Bureau.

3.26 Investment Securities . Each of the Company and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP. The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses. The Company and its Subsidiaries have complied with the requirements of Section 13 of the Bank Holding Company Act of 1956, as amended (the “BHCA”) and the regulations promulgated thereunder (the “Volcker Rule”) and neither the Company nor any of its Subsidiaries will be required to divest securities during the Volcker Rule conformance period.

3.27 Investment Management; Trust Activities.

(a) Except as set forth on Schedule 3.27(a) of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or the Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

(b) Except as set forth on Schedule 3.27(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries engages in any trust business, nor administers or maintains accounts for which it acts as fiduciary, including accounts for which it serves as trustee, custodian, agent, personal representative, guardian or conservator.

3.28 Derivative Transactions. All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the requirements of Governmental Authorities with respect to its derivatives program. For purposes of this Section 3.28 and Section 4.13, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.29 Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.30 Deposit Insurance. The deposits of the Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the fullest extent permitted by law, and each Subsidiary has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

3.31 CRA, Anti-money Laundering and Customer Information Security.

(a) Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding matters related to the CRA. The Company and each of its Subsidiaries is in compliance with all applicable requirements of the CRA, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of the Company, there are no conditions, facts or circumstances that could reasonably be expected to result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(b) The Company and each of its Subsidiaries is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the USA PATRIOT Act and all such applicable laws (the “Money Laundering Laws”). Each of the Company Board and the Board of Directors of Company Bank has adopted, and each of the Company and Company Bank has implemented, a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the Bank Secrecy Act, as amended, and the requirements of the regulations implementing the same.

(c) None of (i) the Company, (ii) any of the Subsidiaries, (iii) any Person on whose behalf the Company or any Subsidiary is acting, or (iv) to the Company’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by the Company or any of its Subsidiaries, is (A) named on the most current list of “Specially Designated Nationals” published by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory that is subject to country-wide or region-wide sanctions administered by OFAC or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. No Person or Persons collectively owning more than fifty percent (50%) or more of the beneficial interests of the Company or any of its Subsidiaries are described in clauses (A) through (D) above. Neither the Company nor any of its Subsidiaries has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and is not currently engaging in such transactions. The Company and each of its Subsidiaries has in place and maintains internal policies and procedures that are reasonably designed to ensure the foregoing.

(d) The Company has no Knowledge of, and has not been advised of, or has any reason to believe (because of the Company’s Home Mortgage Disclosure Act data for the year ended December 31, 2017, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company or any of its Subsidiaries to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, the Information Security Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or the Information Security Requirements is pending or, to the Knowledge of the Company, threatened.

3.32 Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any stockholder owning 5% or more of the outstanding Company Common Stock, director, employee or Affiliate (as defined in Section 9.3) of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries, or banking transactions in the ordinary course of business with Company Bank on substantially the same terms, including interest rates, collateral requirements and repayment terms, with those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collections or present other unfavorable features. Except as described in the preceding sentence, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, stockholders owning 5% or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

3.33 Brokers; Opinion of Financial Advisor. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Ambassador Financial Group, Inc. (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously provided to Buyer. The Company Board has received the opinion of the Financial Advisor, to the effect that, as of the date of such opinion and based on and subject to the various limitations and assumptions contained therein, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

OF BUYER

4.1 Making of Representations and Warranties.

(a) As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes to the Company the representations and warranties contained in this Article IV, subject to the standards established by Section 9.1.

(b) On or prior to the date hereof, Buyer has delivered to the Company a schedule (the “Buyer Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that no such item is required to be set forth on the Buyer Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.1.

4.2 Organization, Standing and Authority.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer is a bank holding company under the BHCA and the regulations of the FRB promulgated thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect (as defined in Section 9.3). Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries.

(b) Buyer Bank’s deposits are insured by the FDIC to the fullest extent permitted by law. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh. Buyer Bank engages only in activities (and holds properties only of the types) permitted by the FDIA and Pennsylvania law and the rules and regulations of the FDIC and the Pennsylvania Department of Banking and Securities promulgated thereunder.

4.3 Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of 50,000,000 shares of Buyer Common Stock, of which 8,410,728 shares are issued and outstanding, and 500,000 shares of preferred stock, par value $1.25 per share, of which no shares are issued and outstanding. The outstanding shares of Buyer’s capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights.

4.4 Corporate Power. Buyer has the power and authority to carry on its business as it is now being conducted and to own all of its properties and assets, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

4.5 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary action by Buyer and no action is required of the stockholders of Buyer with respect to any of the transactions contemplated hereby. Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

4.6 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals, and the required filings under federal and state securities laws and applicable stock exchange rules, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer does not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of their Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under the organizational documents of Buyer, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, Buyer has no Knowledge of any reasons relating to Buyer or Buyer Bank (including, without limitation, compliance with the CRA or the USA PATRIOT Act, the federal Bank Secrecy Act, as amended, and its implementing regulations and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation) why (i) all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

4.7 Articles of Incorporation; Bylaws. Buyer has made available to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, of Buyer. Buyer is not in violation of any of the terms of its organizational documents. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective stockholders and boards of directors (including committees of their respective boards of directors).

4.8 Compliance wi th Laws. Buyer and each of its Subsidiaries:

(a) has been for at least the past three years and is in compliance with all applicable federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, all Finance Laws, and all other applicable fair lending laws and other laws relating to discriminatory business practices. In addition, there is no pending or, to the Knowledge of Buyer, threatened charge by any Governmental Authority that any of Buyer and its Subsidiaries has violated, nor any pending or, to the Knowledge of Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of Buyer, no suspension or cancellation of any of them is threatened; and

(c) except as set forth on Schedule 4.8(c) of the Buyer Disclosure Schedule, has received, since January 1, 2015, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist).

4.9 Litigation.

(a) Except as set forth on Schedule 4.9(a) of the Buyer Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries or has been pending at any time in the past three years, and, to the Knowledge of Buyer, (i) no litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Except as set forth on Schedule 4.9(b) of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries. Except as set forth on Schedule 4.9(b) of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has

Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

4.10 SEC Documents; Financial Reports; and Regulatory Reports.

(a) Buyer’s Annual Report on Form 10 K, as amended through the date hereof, for the fiscal year ended December 31, 2017 (the “Buyer 2017 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Buyer or any of its Subsidiaries subsequent to January 1, 2015 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Buyer SEC Documents”), with the U.S. Securities and Exchange Commission (the “SEC”), and all of the Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act (each as defined in Section 9.3), as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year end audit adjustments in the case of unaudited financial statements.

(b) The Buyer and its Subsidiaries maintain internal controls which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Buyer and its Subsidiaries, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Buyer and its Subsidiaries is compared with existing assets at regular intervals, and (v) assets and liabilities of the Buyer and its Subsidiaries are recorded accurately in the Buyer’s financial statements.

(c) Since January 1, 2015, Buyer and its Subsidiaries have duly filed with the FRB, the OCC, the FDIC and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

4.11 Labor Matters. Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving Buyer or any of its Subsidiaries is pending, or to the Knowledge of Buyer, threatened.

4.12 Environmental Matters. To Buyer’s Knowledge, neither the conduct nor operation of Buyer or any of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Buyer’s Knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries has used or stored any Hazardous Material in, on, or at any property presently or previously owned, leased or operated by any of them in violation of any Environmental Law. To Buyer’s knowledge, neither Buyer nor any of its Subsidiaries has received any notice from any Person that Buyer or any of its Subsidiaries or the operation or condition of any property owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediations of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property. Neither Buyer nor any of its Subsidiaries is the subject of any action, claim, litigation, dispute, investigation or other proceeding with respect to violations of, or liability under, any Environmental Law.

4.13 Risk Management Instruments. All Derivative Transactions entered into by Buyer or Buyer Bank were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Buyer or Buyer Bank, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. Buyer and Buyer Bank have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Buyer, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. Buyer and Buyer Bank have adopted policies and procedures consistent with the requirements of Governmental Authorities with respect to its derivatives program.

4.14 Insu rance. Buyer and Buyer Bank are insured, and during each of the past three calendar years, have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. All such insurance policies are in full force and effect; neither of Buyer or Buyer Bank are in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

4.15 Buyer Off Balance Sheet Transactions. Each off balance sheet arrangement of Buyer or Buyer Bank required to be disclosed by Item 404 of Regulation S-K is set forth in the Buyer 2017 Form 10-K.

4.16 Properties. Buyer and Buyer Bank have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, set forth in the Buyer 2017 Form 10-K as being owned by Buyer or Buyer Bank, as applicable, as of December 31, 2017, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties, (iv) dispositions and encumbrances in the ordinary course of business and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Buyer or Buyer Bank, as lessee, leases real or personal property (except for leases that have expired by their terms or that Buyer or Buyer Bank, as applicable, has agreed to terminate since the date hereof) are valid without default thereunder by the lessee, or, to Buyer’s knowledge, the lessor.

4.17 Loans. Each loan reflected as an asset in the Buyer 2017 Form 10-K (i) is evidenced by notes, agreements, other evidences of indebtedness, security instruments (if applicable) that are true, genuine, enforceable and what they purport to be, and documentation appropriate and sufficient to enforce such loan in accordance with its terms, complete and correct sets of originals of all such documents which (or, to the extent an original is not necessary for the enforcement thereof, true, correct and complete copies thereof) are included in such books and records; (ii) represents the legal, valid and binding obligation of the related borrower, enforceable in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies; and (iii) complies with applicable law, including the Finance Laws and any other applicable lending laws and regulations. All loans and extensions of credit that have been made by Buyer Bank that are subject either to Section 22(h) of the Federal Reserve Act, as amended, or to 12 C.F.R. 337.3, comply therewith.

4.18 Allowance for Loan Losses. The allowance for loan losses reflected in the Buyer 2017 10-K is adequate in all material respects under the requirements of GAAP to provide for reasonably estimated losses on outstanding loans.

4.19 Repurchase Agreements. With respect to all agreements pursuant to which Buyer or Buyer Bank has purchased securities subject to an agreement to resell, if any, Buyer or Buyer Bank as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.20 Trust Accounts. Buyer and Buyer Bank, respectively, have administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations.

4.21 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Documents filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2017, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.22 Regula tory Capitalization. Buyer Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. Buyer is, and immediately after the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

4.23 CRA, Anti-money Laundering and Customer Information Security.

(a) Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding matters related to the CRA. Buyer Bank is in compliance with all applicable requirements of the CRA, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Buyer, there are no conditions, facts or circumstances that could reasonably be expected to result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(b) Buyer and each of its Subsidiaries, including Buyer Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the USA PATRIOT Act, and the Money Laundering Laws. The Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

(c) None of (i) Buyer, (ii) any Subsidiary of Buyer, (iii) any Person on whose behalf Buyer or any Subsidiary of Buyer is acting, or (iv) to Buyer’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by Buyer or any Subsidiary of Buyer, is (A) named on the most current list of “Specially Designated Nationals” published by OFAC or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither Buyer and nor any of its Subsidiaries, including Buyer Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither Buyer nor any of its Subsidiaries, including Buyer Bank, is currently engaging in such transactions. Buyer and its subsidiaries, including Buyer Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.

(d) Buyer is in compliance with the Privacy Requirements, and 12 C.F.R. part 208, Appendix D-2. The Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented a written information security program that meets the requirements of applicable law.

(e) Buyer has no Knowledge of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2016, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer or any Subsidiary of Buyer, including Buyer Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, 12 C.F.R. part 208, Appendix D-2. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Buyer or its Subsidiaries, including Buyer Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State, the Privacy Requirements, 12 C.F.R. part 208, Appendix D-2 is pending or, to the knowledge of Buyer, threatened.

4.24 Brokers. No action has been taken by Buyer or any of its Subsidiaries that would give rise to any valid claim against Buyer for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, other than the engagement of Hovde Group, LLC, whose expenses shall be paid by Buyer.

4.25 Deposit Insurance. The deposits of Buyer Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Buyer, threatened.

4.26 Investment Securities. Buyer and each of its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Buyer or its Subsidiaries. Such securities are valued on the books of Buyer in accordance with GAAP. Buyer and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which Buyer believes are prudent and reasonable in the context of such businesses. Buyer and its Subsidiaries have complied with the requirements of Section 13 of the BHCA and the Volcker Rule and neither Buyer nor any of its Subsidiaries will be required to divest securities during the Volcker Rule conformance period.

4.27 Sufficient Funds. Buyer has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Company Forbearances. From the date hereof until the Effective Time, except as set forth on the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer, the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby, or (ii) adversely affect the Company’s ability to perform any of its material obligations under this Agreement.

(b) Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any stock options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or, other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options, acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities, or (v) grant or approve any preemptive or similar rights with respect to any shares of Company Common Stock.

(c) Dividends, Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than (x) dividends from wholly owned Subsidiaries to the Company or any other wholly owned Subsidiary of the Company, as applicable or (y) regular quarterly cash dividends on Company Common Stock no greater than the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (subject to the last sentence of this clause (c)), or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options). After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock (i) shall not receive two dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger and (ii) shall not fail to receive a dividend for any single calendar quarter with respect to shares of Company Common Stock that are exchanged for Buyer Common Stock in the Merger.

(d) Compensation; Employment Agreements; Etc. Enter into or amend any employment, severance, retention, change in control or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any employee benefit, or make any incentive or bonus payments, except for (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice; provided, however, that such increases do not exceed five percent (5%) on an individual basis, (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.20(a) of the Company Disclosure Schedule, or (iv) bonus payments in the ordinary course of business consistent with past practices, provided that such payments or increases pursuant to this Section 5.1(d) shall not exceed the aggregate amounts set forth on Schedule 5.1(d).

(e) Benefit Plans. Except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14(a) of the Company Disclosure Schedule, enter into, establish, adopt or amend any Company Employee Program or any other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

(f) Company Employees. Hire any member of senior management or other key employee, elect to any office any person who is not a member of the Company’s management team as of the date of this Agreement or elect to the Company Board any person who is not a member of the Company Board as of the date of this Agreement, except for the hiring of at-will employees having a title of manager or lower to replace employees of the Company that cease to be employed by the Company after the date hereof, and only at an annual rate of salary not to exceed $50,000.

(g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

(h) Governing Documents. Amend its Articles of Incorporation or Bylaws (or equivalent documents).

(i) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties of any other entity.

(j) Capital Expenditures. Except for any emergency repairs to real or personal property owned by Company, notice of which shall be provided to Buyer 48 hours prior to such repairs, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $35,000 in the aggregate.

(k) Contracts. Enter into or terminate any Company Material Contract or amend or modify in any material respect any Company Material Contract.

(l) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party which settlement or similar agreement involves payment by the Company or any of its Subsidiaries of any amount which exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of the Company or any of its Subsidiaries after the Effective Time, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect. Any request by the Company for consent by Buyer to the taking of any action by the Company prohibited under this Section 5.1(l) shall be made in writing to the President and Chief Executive Officer of Buyer, and a representative of the Company shall notify the President and Chief Executive Officer of Buyer of such request via telephone. If Buyer fails to respond to a request for such consent made in accordance with this Agreement within three Business Days of receipt of the request, it shall be deemed that the Buyer has consented; provided, however, that the foregoing shall not apply to any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, or any other action, suit, proceeding, order or investigation relating to the transactions contemplated hereby or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(m) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(n) Derivative Transactions. Enter into any Derivative Transactions.

(o) Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(p) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount not in accordance with the Company’s investment policy or (ii) any other debt security other than in accordance with the Company’s investment policy, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in accordance with the Company’s investment policy.

(q) Loans. (i) Make, increase or purchase any Loan (which for purposes of this Section 5.1(q) shall include both funded and unfunded commitments) if, as a result of such action, the total commitment to the borrower and the borrower’s Affiliates would exceed $500,000 in the case of residential mortgage loans, $500,000 in the case of commercial loans, and $1,000,000 in the case of commercial real estate loans; (ii) make, increase or purchase any fixed-rate Loan with pricing below the Federal Home Loan Bank advance rate; or (iii) renegotiate, renew, increase, extend, modify or purchase any existing Loan rated “special mention” or lower by the Company Bank in an amount equal to or greater than $250,000.

(r) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of Hazardous Material.

(s) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

(t) Tax Matters. Make or change any material Tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended Tax Return, fail to timely file any material Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, surrender any material right to claim a refund of Taxes, consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax. For purposes of this Section 5.1(t), “material” shall mean affecting or relating to $50,000 or more of taxable income.

(u) Loan Policies. Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

(v) Adverse Actions. (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or cause a material delay in or impediment to the consummation of the Merger or the Bank Merger; or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement.

(w) Agreements. Resolve, agree or commit to do anything prohibited by this Section 5.1.

5.2 Forbearances of Buyer. From the date hereof until the Effective Time, except as set forth on the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to (i) knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or cause a material delay in or impediment to the consummation of the Merger or the Bank Merger, or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement.

ARTICLE VI ADDITIONAL AGREEMENTS

6.1 Stockholder Approval.

(a) Company Stockholder Approval. Following the execution of this Agreement, the Company shall, in consultation with Buyer, take all action necessary to convene a meeting of its stockholders (including any adjournment or postponement thereof, the “Company Meeting”) as promptly as practicable and in any event within 45 days following the time when the Registration Statement (as defined in Section 6.2(a)) becomes effective to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the stockholders of the Company in order to consummate the Merger and the transactions contemplated hereby (the “Company Stockholder Approval”).

(i) Subject to Section 6.5 hereof, the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the PBCL, the Articles of Incorporation and Bylaws of the Company, and all other applicable legal requirements. The Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer. The Company shall not adjourn or postpone the Company Meeting unless requested by Buyer or with Buyer’s prior written consent.

(ii) Subject to Section 6.5 hereof, (i) the Company Board shall unanimously recommend that the Company’s stockholders vote to approve the Merger, this Agreement and the transactions contemplated hereby and any other matters required to be approved by the Company’s stockholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”), and (ii) the Proxy Statement/Prospectus shall include the Company Recommendation.

(b) Solicitation of Proxies. Subject to the provisions of Section 6.5 hereof, the Company shall use its reasonable best efforts to solicit from the Company’s stockholders proxies in favor of this Agreement and the transactions contemplated hereby and shall take all other action necessary or advisable to secure the Company Stockholder Approval.

6.2 Registration Statement.

(a) Buyer and the Company agree to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by Buyer with the SEC in connection with the issuance of Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Company’s independent registered public accounting firm and other representatives, as applicable, in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to its stockholders.

(b) Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to the Company’s stockholders and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Buyer and the Company further agrees that if it shall become aware, prior to the Company Meeting, of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.

(c) Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.3 Press Releases. Buyer and the Company will issue a mutually agreed upon press release announcing this Agreement and the transactions contemplated hereby and will not issue any press release or make any public statement or other disclosure regarding this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

6.4 Access; Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, the “Buyer Representatives”), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer and the Buyer Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that the Company or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Buyer or any Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b) Buyer agrees to hold all information and documents obtained pursuant to this Section 6.4 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement (as defined in Section 9.3), as if it were the party receiving the confidential information as described therein). No investigation by one party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to each party’s obligation to consummate the transactions contemplated by this Agreement.

6.5 No Solicitation.

(a) The Company shall not, and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately (i) cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal and (ii) request the prompt return or destruction of all confidential information previously made available by it or on its behalf in connection with any actual or potential Acquisition Proposals.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, 15% or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.5(a), prior to the date of the Company Meeting, the Company may take any of the actions described in clause (ii) of Section 6.5(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.5; (ii) the Company Board determines in good faith, (A) after consultation with its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with its outside legal counsel, that it is required to take such actions to comply with the standard of conduct required of a board of directors under the PBCL or other fiduciary duties owed to the Company’s stockholders under applicable law; (iii) the Company has provided Buyer with at least three Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with outside legal counsel and its independent financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company’s stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the proposed transaction including, without limitation, the timing thereof, beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the Company’s stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) The Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such inquiry, proposal, offer or information request and the material terms and conditions of any proposals or offers and, in the case of written materials relating to such inquiry, proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). The Company agrees that it shall keep Buyer informed, on a reasonably current basis (and in any event within 24 hours), of the status and terms of any material developments with respect to such inquiry, proposal, offer, information request, negotiations or discussions (including, in each case, any amendments or modifications thereto). The Company shall provide Buyer and Buyer Bank with at least 48 hours prior notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Acquisition Proposal.

(d) Neither the Company Board nor any committee thereof shall (i) withdraw, qualify, amend, modify or withhold, or propose to withdraw, qualify, amend, modify or withhold, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, fail to reaffirm the Company Recommendation within three Business Days following a request by Buyer, or make any statement, announcement, or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.5(d), prior to the date of the Company Meeting, the Company Board may withdraw, qualify, amend or modify the Company Recommendation (a “Company Subsequent Determination”) after the fifth Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.5) constitutes a Superior Proposal if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with outside legal counsel, that it is required to take such actions to comply with the standard of conduct required of a board of directors under the PBCL or other fiduciary duties owed to the Company’s stockholders under applicable law, (ii) during the five Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.5(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 6.5(e), except that the Notice Period shall be reduced to three Business Days.

(f) Notwithstanding any Company Subsequent Determination, this Agreement shall be submitted to the Company’s stockholders at the Company Meeting for the purpose of voting on, the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve the Company of such obligation; provided, however, that if the Company Board shall have made a Company Subsequent Determination, then the Company Board may submit this Agreement to the Company’s stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto. In addition to the foregoing, the Company Board shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger at the Company Meeting.

6.6 Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

6.7 Shares Listed. Prior to the Effective Time, to the extent required by NASDAQ, Buyer shall file a notice of additional listing of shares with NASDAQ with respect to the shares of Buyer Common Stock to be issued to the holders of the Company Common Stock in the Merger.

6.8 Regulatory Applications; Filings; Consents. Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to promptly prepare all documentation, effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, and (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations; provided, however, that in no event shall Buyer be required to (i) agree to any prohibition, limitation, condition or other requirement which would (A) prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, (B) compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, or (C)

compel Buyer or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (A)-(C) of this sentence would have a material adverse effect on the future operation by Buyer and its Subsidiaries of their business, taken as a whole, or (ii) agree to any condition or make any commitment that (A) is not comparable to those imposed in connection with comparable transactions in the United States and that would not be reasonably foreseeable based upon publicly available information or discussions or communications prior to the date of this Agreement involving Buyer or any of its Subsidiaries and any regulatory authority and (B) would have a material adverse effect on the future operation by Buyer and its Subsidiaries of their business, taken as a whole ((i) and (ii) together, the “Burdensome Conditions”). Provided that the Company has cooperated as required above, Buyer agrees to file the requisite applications or notices to be filed by it with the FRB and the Pennsylvania Department of Banking and Securities. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby.

6.9 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director, officer or employee of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company’s Articles of Incorporation or Bylaws or in the similar governing documents of the Company’s Subsidiaries or as provided in applicable law as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time shall survive the Merger.

(b) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is not more than 200% of the annual premium currently paid by the Company for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(c) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.10 Employees and Benefit Plans.

(a) From and for, at least, the 12 month period after the Effective Time, Buyer agrees to provide the employees of the Company and any of its Subsidiaries who remain employed after the Effective Time (collectively, the “Company Employees”) with at least the types and levels of employee benefits substantially comparable in the aggregate to those then maintained by Buyer for similarly-situated employees of Buyer. Buyer will treat, and cause its applicable Buyer Employee Programs to treat, the service of the Company Employees with the Company or any of its Subsidiaries as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate, vesting and for level of benefits (but not for benefit accrual under any defined benefit plan) attributable to any period before the Effective Time. Without limiting the foregoing, but subject to the terms and conditions of Buyer’s applicable Employee Programs, Buyer shall take commercially reasonable efforts to cause the Company’s employees to receive credit for their prior service for eligibility and vesting purposes in Buyer’s 401(k) plan and for purposes of determining the length of vacation, sick time, paid time off and severance under Buyer’s applicable plan or policy. Buyer shall also provide that the Company’s employees shall not be treated as “new” employees for purposes of any exclusions under any health or similar plan of Buyer for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company or its Subsidiaries immediately prior to the Effective Time, and shall use commercially reasonable efforts to provide that any deductibles, co-payments or out-of-pocket expenses paid under any of the Company’s or any of its Subsidiaries’ health plans shall be credited towards deductibles, co-payments or out-of-pocket expenses under Buyer’s health plans upon delivery to Buyer of appropriate documentation, subject to the terms and conditions of the applicable Employee Program. Notwithstanding the foregoing provisions of this Section 6.10, service and other amounts shall not be credited to Company Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Company Employee or the funding of any such benefit.

(b) Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company. Notwithstanding the foregoing, unless a Company Employee affirmatively terminates coverage (or causes coverage to terminate) under a Company health plan prior to the time such Company Employee becomes eligible to participate in a health plan of Buyer or Buyer’s Subsidiary, no coverage of any of the Company Employees or their dependents shall terminate under any of the Company health plans prior to the time such Company Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Buyer or any Buyer Subsidiary and their dependents.

(c) From and after the Effective Time, Buyer agrees to honor and continue to be obligated to perform, or to cause Buyer Bank to honor and continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of the Company or any of its Subsidiaries listed or described in Schedule 6.10(c) of the Company Disclosure Schedule.

(d) If requested by Buyer, the Company shall terminate its 401(k) plan effective as of the day prior to the Effective Time (but contingent upon the occurrence thereof) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which shall be reasonably satisfactory to Buyer. If the Company 401(k) plan is terminated, Buyer agrees to permit participants in the Company 401(k) plan who are Company Employees to roll over their account balances and outstanding loan balances from such plan to Buyer’s 401(k) plan, and such Company Employees who satisfy the eligibility requirements of Buyer’s 401(k) plan (taking into account credit for prior years of service with the Company pursuant to Section 6.10(a), other than for purposes of profit-sharing contribution) shall be eligible to immediately participate in Buyer’s 401(k) plan.

(e) The Company shall contribute an amount necessary to ensure that the Company Bank’s Group Pension Plan is fully funded at the Effective Time.

(f) Buyer agrees to honor the severance guidelines attached as Schedule 6.10(f) in connection with the termination of employment of any Company Employee, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, whose employment is terminated involuntarily (other than for Cause, as defined in Schedule 6.10(f)) by the Company at the request of Buyer prior to the Effective Time or by Buyer within six (6) months following the Effective Time. Any such terminated Company Employee shall receive a lump sum severance payment in such amounts, at such times, and upon such conditions as set forth on said Schedule.

(g) From the date hereof through the Closing, the Company shall, and shall cause its applicable Subsidiaries or Affiliates to, provide Buyer with reasonable access (at reasonable times, upon reasonable notice and in a manner that will not materially interfere with the normal operations of the Company) to the (i) employees of the Company and any of its Subsidiaries and (ii) the Company’s human resources personnel and personnel records (to the extent not prohibited by applicable law) for purposes of (A) facilitating an orderly transition of such employees from and after the Closing, (B) making announcements concerning, and preparing for the consummation of, the transactions contemplated by this Agreement, and (C) engaging, communicating or meeting with and/or presenting to such employees on either an individual or group basis with respect to matters related to their prospective continued employment with Buyer on and after the Closing. The Company and Buyer shall use reasonable best efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to the employees of the Company and its Subsidiaries regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable law.

(h) Notwithstanding the foregoing, nothing contained in this Section 6.10 shall (i) be treated as an amendment of any particular Employee Program or any other employee benefit plan, program, policy, agreement or arrangement or (ii) give any third party, including any Company Employee, any former employee of the Company or any of its Subsidiaries or any beneficiary representative thereof, any right to enforce the provisions of this Section 6.10. Nothing contained in this Agreement is intended to (x) confer upon any Company Employee or any other Person any right to continued employment after the Effective Time or (y) prevent Buyer or any of its Affiliates from amending, modifying or terminating any Employee Program or any other employee benefit plan, program, policy, agreement or arrangement.

(i) Buyer shall designate, in mutual agreement with the Company, certain employees of Company and Company Bank who shall remain employed by Company and Company Bank through certain dates following the Effective Time and such employees may be eligible to receive retention bonuses. The amount, allocation and timing of payment of each such bonus will be determined by Buyer, in mutual agreement with the Company.

(j) Buyer shall provide offer letters to the Persons set forth on Schedule 6.10(j), offering them employment with Buyer Bank, with such offers of employment to become effective at Closing.

6.11 Notification of Certain Matters. Each of Buyer and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in Article VII not being satisfied, or (b) notwithstanding the standards set forth in Section 9.1, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s or the Company’s obligations to consummate the transactions contemplated by this Agreement.

6.12 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company and its Subsidiaries.

6.13 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its respective terms.

6.14 Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (d) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.

6.15 Certain Litigation.

(a) The Company shall provide Buyer prompt written notice of, and the opportunity to participate at its own expense in the defense or settlement of, any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld).

(b) The Buyer shall provide the Company prompt written notice of any material developments and all filings in the SEPTA litigation to which the Company is a party.

6.16 Classified Loans. The Company shall promptly after the end of each quarter after the date hereof and upon Closing provide Buyer with a complete and accurate list, including the amount, of all Classified Loans.

6.17 Leases. Upon request of Buyer, the Company shall use commercially reasonable efforts to obtain an estoppel from any third-party under a lease, sublease or ground lease to which the Company or any of its Subsidiaries is a party, in the form attached to such lease, sublease or ground lease, or in a form as prepared by Buyer.

6.18 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement (including, without limitation, Section 6.8), each of the parties to the Agreement agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

6.19 Reorganization. Neither the Company, on the one hand, nor Buyer, on the other hand, shall take or cause to be taken any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The obligation of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Vote. The Merger, this Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of a at least sixty percent (60%) of the outstanding shares of Company Common Stock eligible to vote at the Company Meeting in accordance with all applicable laws.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines, after consultation with the Company, is a Burdensome Condition. All conditions to the Regulatory Approvals shall have been satisfied or waived.

(c) No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

7.2 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of the Company. (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Tax Opinion Relating to the Merger. Buyer shall have received an opinion from Goodwin Procter LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from Buyer, on the one hand, and the Company, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

(c) Dissenters’ Rights. Holders of no more than ten percent (10%) of the issued and outstanding shares of Company Common Stock shall have exercised their statutory appraisal or dissenters’ rights pursuant to Section 1.11 hereof.

7.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of Buyer. (i) Each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of Buyer, to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Tax Opinion Relating to the Merger. The Company shall have received an opinion from Stevens & Lee dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from Buyer, on the one hand, and the Company, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

ARTICLE VIII TERMINATION

8.1 Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

(a) by the mutual consent of Buyer and the Company in a written instrument;

(b) by Buyer or the Company, in the event that the Merger is not consummated by March 31, 2019 (the “Outside Date”), except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII;

(d) by Buyer or the Company, (i) in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall (A) impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines, after consultation with the Company, is a Burdensome Condition, or (B) have been denied by final nonappealable action of such Governmental Authority, or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that subject to Section 6.8, the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted or to prevent such Burdensome Condition from being imposed;

(e) by Buyer or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Meeting;

(f) by Buyer, if (i) the Company Board or any committee thereof (A) withdraws, qualifies, amends, modifies or withholds the Company Recommendation, fails to reaffirm the Company Recommendation within three Business Days following a request by Buyer to do so, or makes any statement, announcement or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), (B) materially breaches its obligation to call, give notice of, hold and/or commence the Company Meeting or to solicit proxies in favor of this Agreement under Section 6.1, (C) approves or recommends an Acquisition Proposal, (D) enters into (or causes the Company to enter into) any letter of intent, agreement in principle, acquisition or other agreement related to an Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b)) or requiring the Company to abandon, terminate or fail to consummate the Merger or the other transactions contemplated hereby, or (E) resolves or otherwise determines to take, or announces an intention or proposes to take, any of the foregoing actions or (ii) there shall have been a material breach of Section 6.5 by the Company or any of the Company Representatives; or

(g) by the Company, if the Company Board so determines by the vote of a majority of its members, at any time during the five (5) business day period commencing with the Determination Date (hereinafter defined), if both of the following conditions are satisfied:

(i) The Buyer Market Value on the Determination Date (hereinafter defined) is less than the Initial Buyer Market Value (hereinafter defined) multiplied by 0.80; and

(ii) (A) the quotient obtained by dividing the Buyer Market Value on the Determination Date by the Initial Buyer Market Value (such quotient being referred to herein as the “Buyer Ratio”) shall be less than (B) the quotient obtained by dividing the Final Index Price (hereinafter defined) by the Initial Index Price (hereinafter defined) (such quotient being referred to herein as the “Index Ratio”) and subtracting 0.20 from the Index Ratio; subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice thereof to Buyer (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5) business day period). During the five (5) business day period commencing with its receipt of such notice, Buyer shall have the option of increasing the consideration to be received by the Company shareholders by adjusting the Stock Consideration to an amount which, when multiplied by the Buyer Market Value on the Determination Date, equals the lesser of (i) $40.00 or (ii) $40.00 multiplied by the Index Ratio. If Buyer makes an election contemplated by the preceding sentence within such five (5) business day period, it shall give prompt written notice to the Company of such election and the revised Stock Consideration, whereupon no termination shall have occurred pursuant to this Section 8.1(g) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Stock Consideration shall have been so modified).

For purposes of this Section 8.1(g), the following terms shall have the meaning indicated below:

“Buyer Market Value on the Determination Date” shall be the volume weighted average price of Buyer Common Stock (as reported on Nasdaq or, if not reported thereon, in another authoritative source) during the fifteen (15) consecutive trading day period immediately preceding the Determination Date.

“Determination Date” shall mean the later of (i) the date on which the last required approval of a Governmental Authority is obtained with respect to the transactions contemplated by the Agreement without regard to any requisite waiting period or (ii) the date of the Company Meeting to consider this Agreement and the transactions contemplated hereby.

“Final Index Price” means the volume-weighted average of the daily volume-weighted price of the Nasdaq Bank Index for the fifteen (15) consecutive trading day period immediately preceding the Determination Date.

“Index Group” means the Nasdaq Bank Index.

“Initial Index Price” means the volume-weighted average of the daily volume-weighted price of the Nasdaq Bank Index for the fifteen (15) consecutive trading day period ending two (2) days prior to the date of this Agreement.

“Initial Buyer Market Value” equals $26.16, adjusted as indicated in the last sentence of this Section 8.1(g).

If any company belonging to the Index Group or the Buyer declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or the Buyer Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(g).

8.2 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.3 (Press Releases), 6.13 (Confidentiality Agreement) and 9.5 (Expenses) and this Section 8.2 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, none of Buyer or the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) In the event this Agreement is terminated by Buyer pursuant to Section 8.1(f), the Company shall pay to Buyer an amount equal to $1,250,000 (the “Termination Fee”).

(c) In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(b) or Section 8.1(e) due to the failure to obtain the approval of the Company’s stockholders at the Company Meeting, and (i) an Acquisition Proposal with respect to the Company shall have been announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to the Company Meeting or prior to the date specified in Section 8.1(b), as applicable, and (ii) within 12 months of such termination, the Company shall have (x) recommended to its stockholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(c), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%.”

(d) In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c) and (i) an Acquisition Proposal with respect to the Company shall have been announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to any breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Section 8.1(c) and (ii) within 12 months of such termination, the Company shall have (x) recommended to its stockholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(d), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%.”

(e) Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two Business Days after the date of the event giving rise to the obligation to make such payment. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer.

(f) Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment was required to be made.

ARTICLE IX MISCELLANEOUS

9.1 Standard. No representation or warranty of the Company contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Buyer, has had or would be reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, respectively (disregarding for purposes of this Section 9.1 any materiality or material adverse effect qualification contained in any representations or warranties other than in Section 3.12(i) and 4.21). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Sections 3.3(a) and 3.3(b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.4, 3.5, 3.6, 3.7(a)(ii), 3.14(k), 3.22, 3.23, 3.33 and the first two sentences of Section 3.2, in the case of the Company, and Sections 4.4, 4.5, 4.6(a)(ii), 4.22, 4.24, the first two sentences of Section 4.2, and the last sentence of Section 4.3, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.12(i), in the case of the Company, and 4.21, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

9.2 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, except for those agreements and covenants that expressly apply or are to be performed in whole or in part after the Effective Time.

9.3 Certain Definitions.

(a) As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Articles of Incorporation” shall have the meaning ascribed to it in Section 1306 of the PBCL.

“Business Day” means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

“Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement of the transactions contemplated by this Agreement; (v) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect); and (vi) except as provided in Section 8.1(g), changes in the trading price or trading volume of Buyer Common Stock.

“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, business prospects, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement of the transactions contemplated by this Agreement (except with respect to any representations and warranties of the Company that expressly address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby); and (v) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of April 20, 2018, by and between Buyer and the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Knowledge” shall mean, with respect to any fact, event or occurrence, (i) in the case of the Company, the actual knowledge after reasonable inquiry of one or more of those certain executive officers of the Company listed on Schedule 9.3(a)(i), or (ii) in the case of Buyer, the actual knowledge after reasonable inquiry of one or more of Buyer’s executive officers, all of whom are listed on Schedule 9.3(a)(ii).

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint stock company, business trust or unincorporated organization.

“Regulatory Approvals” shall mean any approval, waiver, or non-objection from any Governmental Authority necessary to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, (a) the waiver or approval of the FRB and (b) the approval of the Pennsylvania Department of Banking and Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, escheat, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

(b) The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Proposal” shall have the meaning set forth in Section 6.5(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.5(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Bank Merger” shall have the meaning set forth in Section 1.8.

“BHCA” shall have the meaning set forth in Section 3.25.

“BOLI” shall have the meaning set forth in Section 3.16.

“Burdensome Conditions” shall have the meaning set forth in Section 6.8.

“Business” shall have the meaning set forth in Section 3.18(g).

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer 2017 Form 10-K” shall have the meaning set forth in Section 4.10(a)

“Buyer Bank” shall have the meaning set forth in Section 1.8.

“Buyer Common Stock” shall have the meaning set forth in Section 2.1(a).

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 4.1(b).

“Buyer Market Value on the Determination Date” shall have the meaning set forth in Section 8.1(g).

“Buyer Representatives” shall have the meaning set forth in Section 6.4(a).

“Buyer SEC Documents” shall have the meaning set forth in Section 4.10(a).

“Cash Consideration” shall have the meaning set forth in Section 2.1(c).

“Cash Election” shall have the meaning set forth in Section 2.4(a).

“Cash Election Shares” shall have the meaning set forth in Section 2.4(a).

“CERCLA” shall have the meaning set forth in Section 3.17(e).

“Certificate” shall have the meaning set forth in Section 2.2.

“Classified Loans” shall have the meaning set forth in Section 3.24(h).

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall have the meaning set forth in Section 1.4.

“Code” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Balance Sheet” shall have the meaning set forth in Section 3.11(a).

“Company Bank” shall have the meaning set forth in Section 1.8.

“Company Board” shall have the meaning set forth in Section 1.7.

“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1(b).

“Company Employee Programs” shall have the meaning set forth in Section 3.14(a).

“Company Employees” shall have the meaning set forth in Section 6.10(a).

“Company Financial Statements” shall have the meaning set forth in Section 3.11(a).

“Company Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“Company Loan Property” shall have the meaning set forth in Section 3.17(g).

“Company Material Contract” shall have the meaning set forth in Section 3.20(a).

“Company Meeting” shall have the meaning set forth in Section 6.1(a).

“Company Participation Facility” shall have the meaning set forth in Section 3.17(g).

“Company Property” shall have the meaning set forth in Section 3.17(a).

“Company Recommendation” shall have the meaning set forth in Section 6.1(a)(ii).

“Company Representatives” shall have the meaning set forth in Section 6.5(a).

“Company Subsequent Determination” shall have the meaning set forth in Section 6.5(e).

“Contingent Workers” shall have the meaning set forth in Section 3.15.

“CRA” shall have the meaning set forth in Section 3.7(b).

“Derivative Transactions” shall have the meaning set forth in Section 3.28.

“Determination Date” shall have the meaning set forth in Section 8.1(g).

“Dissenting Shares” shall have the meaning set forth in Section 1.11.

“Dissenting Stockholder” shall have the meaning set forth in Section 1.11.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Election Deadline” shall have the meaning set forth in Section 2.4(b).

“Election Form” shall have the meaning set forth in Section 2.4(a).

“Employee Program” shall have the meaning set forth in Section 3.14(l)(i).

“Environment” shall have the meaning set forth in Section 3.17(g).

“Environmental Laws” shall have the meaning set forth in Section 3.17(g).

“ERISA” shall have the meaning set forth in Section 3.14(l)(ii).

“ERISA Affiliate” shall have the meaning set forth in Section 3.14(l)(iv).

“Exchange Agent” shall have the meaning set forth in Section 2.4(a).

“Exchange Fund” shall have the meaning set forth in Section 2.6(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.1(c).

“FDIA” shall have the meaning set forth in Section 3.30.

“FDIC” shall have the meaning set forth in Section 3.10(b).

“Final Index Price” shall have the meaning set forth in Section 8.1(g).

“Finance Laws” shall have the meaning set forth in Section 3.9(a).

“Financial Advisor” shall have the meaning set forth in Section 3.33.

“FRB” shall have the meaning set forth in Section 3.2.

“Hazardous Material” shall have the meaning set forth in Section 3.17(g).

“Indemnified Parties” shall have the meaning set forth in Section 6.9(a).

“Index Group” shall have the meaning set forth in Section 8.1(g).

“Initial Buyer Market Value” shall have the meaning set forth in Section 8.1(g).

“Initial Index Price” shall have the meaning set forth in Section 8.1(g).

“Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“IRS” shall have the meaning set forth in Section 3.13(d).

“IT Systems” shall have the meaning set forth in Section 3.18(h).

“Liens” shall have the meaning set forth in Section 3.4(a).

“Loans” shall have the meaning set forth in Section 3.24.

“Mailing Date” shall have the meaning set forth in Section 2.4(a).

“maintains” shall have the meaning set forth in Section 3.14(l)(iii).

“Marks” shall have the meaning set forth in Section 3.18(g).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Money Laundering Laws” shall have the meaning set forth in Section 3.31(b).

“Multiemployer Plan” shall have the meaning set forth in Section 3.14(l)(v).

“NASDAQ” shall have the meaning set forth in Section 2.1(c).

“New Certificates” shall have the meaning set forth in Section 2.6(a).

“Non-Election” shall have the meaning set forth in Section 2.4(a).

“Non-Election Shares” shall have the meaning set forth in Section 2.4(a).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(e).

“Notice Period” shall have the meaning set forth in Section 6.5(e).

“OCC” shall have the meaning set forth in Section 3.10(b).

“OFAC” shall have the meaning set forth in Section 3.31(c).

“Oil” shall have the meaning set forth in Section 3.17(h).

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Patents” shall have the meaning set forth in Section 3.18(g).

“PBCL” shall have the meaning set forth in Section 1.1.

“Personal Data” shall have the meaning set forth in Section 3.19.

“Premium Limit” shall have the meaning set forth in Section 6.9(b).

“Privacy Requirements” shall have the meaning set forth in Section 3.19.

“Products” shall have the meaning set forth in Section 3.18(g).

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.2(a).

“Registration Statement” shall have the meaning set forth in Section 6.2(a).

“SEC” shall have the meaning set forth in Section 3.11(a).

“Shortfall Number” shall have the meaning set forth in Section 2.4(c)(ii).

“Stock Consideration” shall have the meaning set forth in Section 2.1(c).

“Stock Conversion Number” shall have the meaning set forth in Section 2.4(a).

“Stock Election” shall have the meaning set forth in Section 2.4(a).

“Stock Election Number” shall have the meaning set forth in Section 2.4(a).

“Stock Election Shares” shall have the meaning set forth in Section 2.4(a).

“Superior Proposal” shall have the meaning set forth in Section 6.5(b).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Laws” shall have the meaning set forth in Section 3.22.

“Termination Fee” shall have the meaning set forth in Section 8.2(b).

“Third Party Rights” shall have the meaning set forth in Section 3.18(c).

“Trade Secrets” shall have the meaning set forth in Section 3.18(g).

“Treasury Stock” shall have the meaning set forth in Section 2.1(a).

“USA PATRIOT Act” shall have the meaning set forth in Section 3.7(b).

“Volcker Rule” shall have the meaning set forth in Section 3.26.

“Voting Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Voting Agreement Stockholders” shall have the meaning set forth in the recitals to this Agreement.

9.4 Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the stockholders of the Company without obtaining such approval.

9.5 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that (i) Buyer and the Company shall each pay fifty percent (50%) of printing expenses for the Proxy Statement/Prospectus, and (ii) SEC filing and registration fees shall be the sole responsibility of Buyer.

9.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Buyer:

Orrstown Financial Services

77 East King Street

Shippensburg, PA 17257

Attention:    Thomas. R. Quinn, Jr.

Facsimile:    (717) 532-4131

With a copy to (which shall not constitute notice):

Goodwin Procter LLP

901 New York Avenue, NW

Washington, DC 20001

Attention:    Matthew Dyckman, Esq.

Facsimile:    (202) 204-7293

If to the Company, to:

Mercersburg Financial Corporation

12 South Main Street

Mercersburg, PA 17236

Attention:    Robert J. Fignar

Facsimile:    (717) 328-3071

With a copy to (which shall not constitute notice):

Stevens & Lee

17 N. Second Street

16th Floor

Harrisburg, PA 17101

Attention:    Dean H. Dusinberre

Facsimile:    (601) 371-7978

9.7 Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.9 (Indemnification; Directors’ and Officers’ Insurance) and the right of Company stockholders to receive the Merger Consideration as set forth in Article II, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.8 Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

9.9 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

9.11 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles thereof. Each of the parties hereto (a) hereby irrevocably and unconditionally consents to and submit itself to the personal jurisdiction of the state or federal courts located in the Commonwealth of Pennsylvania (“Pennsylvania Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such Pennsylvania Courts, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Pennsylvania Courts. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought in any such Pennsylvania Courts and waives any bond, surety or other security that might be required of any other party in any such Pennsylvania Courts with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.6. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction, without the posting of any bond, restraining such breach or threatened breach.

9.13 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Confidentiality Agreement, the Voting Agreements and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

9.14 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal, and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ORRSTOWN FINANCIAL SERVICES, INC.

By:	/s/ Thomas R. Quinn, Jr.
Name: Thomas R. Quinn, Jr.
Title: President and Chief Executive Officer

MERCERSBURG FINANCIAL CORPORATION

By:	/s/ Robert J. Fignar
Name: Robert J. Fignar
Title: President and Chief Executive Officer

ANNEX B

STATUTORY PROVISIONS RELATING TO DISSENTERS’ RIGHTS

THE PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED

Excerpt from Chapter 15 Subchapter C, 15 PA. CONS. STAT. § 333

§ 333. Approval of merger.

(a) Approval by domestic entities.—A plan of merger shall not be effective unless it has been approved in both of the following ways:

(1) The plan is approved by a domestic entity that is a merging association in accordance with the applicable provisions of Subchapter B (relating to approval of entity transactions).

(2) The plan is approved in record form by each interest holder, if any, of a domestic entity that is a merging association that will have interest holder liability for debts, obligations and other liabilities that arise after the merger becomes effective, unless, as to an interest holder that does not approve the plan, both of the following apply:

(i) The organic rules of the domestic entity provide in record form for the approval of a merger in which some or all of its interest holders become subject to interest holder liability by the vote or consent of fewer than all the interest holders.

(ii) The interest holder consented in record form to or voted for that provision of the organic rules or became an interest holder after the adoption of that provision.

(b) Approval by foreign associations.—A merger under this subchapter in which a foreign association is a merging association is not effective unless the merger is approved by the foreign association in accordance with the laws of its jurisdiction of formation.

(c) Approval by domestic banking institutions.—A merger under this subchapter in which a domestic banking institution that is not a domestic entity is a merging association is not effective unless the merger is approved by the domestic banking institution in accordance with the requirements in its organic laws and organic rules for approval of a merger.

(d) Dissenters rights.—

(1) Except as provided in paragraph (2), if a shareholder of a domestic business corporation that is to be a merging association objects to the plan of merger and complies with Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to dissenters rights to the extent provided in that subchapter.

(2) Except as provided under section 317 (relating to contractual dissenters rights in entity transactions), dissenters rights shall not be available to shareholders of a domestic business corporation that is a merging association in a merger described in section 321(d)(1)(i) or (4) (relating to approval by business corporation).

(3) If a shareholder of a domestic banking institution that is to be a merging association objects to the plan of merger and complies with section 1222 of the act of November 30, 1965 (P.L.847, No.356), known as the Banking Code of 1965, the shareholder shall be entitled to the rights provided in that section.

(4) See section 329 (relating to special treatment of interest holders).

Subchapter 15 Subchapter D—Dissenters Rights, 15 PA. CONS. STAT. §§ 1571-1580

§ 1571. Application and effect of subchapter.

(a) General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 329(c) (relating to special treatment of interest holders).

Section 333 (relating to approval of merger).

Section 343 (relating to approval of interest exchange).

Section 353 (relating to approval of conversion).

Section 363 (relating to approval of division).

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) Exceptions.—

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange registered under section 6 of the Exchange Act; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).

(d) Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references.—See:

Section 315 (relating to nature of transactions).

Section 1105 (relating to restriction on equitable relief).

Section 1763(c) (relating to determination of shareholders of record).

Section 2512 (relating to dissenters rights procedure).

§ 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners.

(a) Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment.

(a) General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares.

(a) General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally.

(a) General rule.—Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings.

(a) General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited

ANNEX C

May 31, 2018

Board of Directors

Mercersburg Financial Corporation

12 South Main Street

Mercersburg, PA 17236

Dear Board of Directors,

This letter sets forth the opinion of Ambassador Financial Group, Inc. (“Ambassador”) as to the fairness, from a financial point of view, to the holders of the common stock of Mercersburg Financial Corporation (“Mercersburg”) of Mercersburg, Pennsylvania of the Merger Consideration (as defined below) to be received by such holders pursuant to the Merger Agreement (as defined below) in connection with the merger of Mercersburg with and into Orrstown Financial Services, Inc. (“Orrstown”) (such merger, the “Merger”). In the Merger, each share of the common stock, no par value per share, of Mercersburg (“Mercersburg Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, at the election of the holder thereof (subject to proration and reallocation as set forth in the Merger Agreement, as to which we express no opinion), either (i) $40.00 in cash (the “Cash Consideration”) or (ii) 1.5291 shares of the common stock, no par value per share, of Orrstown (“Orrstown Common Stock” and, such shares of Orrstown Common Stock, the “Stock Consideration”); provided that, as more fully set forth in the Merger Agreement, 85% of the outstanding shares of Mercersburg Common Stock will be converted into the Stock Consideration in the Merger and the remaining outstanding shares of Mercersburg Common Stock will be converted into the Cash Consideration. The Stock Consideration and the Cash Consideration, taken together, are referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition have the meanings assigned to them in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In rendering our opinion, we:

•	Reviewed a draft dated May 31, 2018 of the Agreement and Plan of Merger to be entered into by Mercersburg and Orrstown (the “Merger Agreement”);

•	Reviewed Mercersburg’s audited financial statements as of or for the fiscal years ended December 31, 2017 and December 31, 2016 and Mercersburg’s interim financial statements as of or for the quarter ended March 31, 2018;

•	Reviewed Orrstown’s Form 10-K for the fiscal year ended December 31, 2017, including the financial statements contained therein;

•	Reviewed Orrstown’s Form 10-Q for the quarter ended March 31, 2018, including the financial statements contained therein;

•	Reviewed First Community Bank of Mercersburg’s and Orrstown Bank’s respective quarterly call reports for March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017, and March 31, 2017;

•	Reviewed other publicly available information regarding Mercersburg and Orrstown, including research analysts’ estimates for Orrstown discussed with us by the management of Orrstown;

•	Reviewed certain non-public information provided to us by or on behalf of Mercersburg and Orrstown, regarding Mercersburg and Orrstown (including financial projections and forecasts for Mercersburg provided to us by the management of Mercersburg and long-term growth rate and other assumptions for Orrstown provided to us by the management of Orrstown) and projected cost savings anticipated by the management of Orrstown to be realized from the Merger;

•	Reviewed recently reported stock prices and trading activity of Mercersburg Common Stock and Orrstown Common Stock;

•	Discussed the past and current operations, financial condition and future prospects of Mercersburg and Orrstown with senior executives of Mercersburg and Orrstown, respectively;

•	Reviewed and analyzed certain publicly available financial and stock market data of banking companies that we selected as relevant to our analysis of Mercersburg and Orrstown;

•	Reviewed and analyzed certain publicly available financial data of transactions that we selected as relevant to our analysis of Mercersburg;

•	Considered Orrstown’s financial and capital position and certain potential pro forma financial effects of the Merger on Orrstown;

•	Conducted other analyses and reviewed other information we considered necessary or appropriate; and

•	Incorporated our assessment of the overall economic environment and market conditions, as well as our experience in mergers and acquisitions, bank stock valuations and other transactions.

In rendering our opinion, we also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information provided to us by or on behalf of Mercersburg and Orrstown (“Materials Received”) and publicly available information used in our analyses. Ambassador does not assume any responsibility for the accuracy, reasonableness and completeness of any of the foregoing Materials Received and publicly available information or for the independent verification thereof. Further, we have relied on the assurances of managements of Mercersburg and Orrstown that they are not aware of any facts or circumstances that would make any of the Materials Received inaccurate or misleading. With respect to the financial projections and forecasts for Mercersburg and research analysts’ estimates and long-term growth rate and other assumptions for Orrstown reviewed by us and other non-public information related to projected cost savings referred to above, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting (or, in the case of research analysts’ estimates, are consistent with) the best currently available estimates and judgments of the respective managements of Mercersburg and Orrstown, as the case may be, as to the future financial performance of Mercersburg and Orrstown and such cost savings and that the financial results reflected in such projections, forecasts, estimates and assumptions as well as such cost savings will be realized in the amounts and at the times projected. We assume no responsibility for and express no view as to any of the foregoing information reviewed by us or the assumptions on which they are based.

Ambassador is not an expert in the evaluation of deposit accounts or loan, mortgage or similar portfolios or allowances for losses with respect thereto and we were not requested to, and we did not, conduct a review of individual credit files or loan, mortgage or similar portfolios. We assume no responsibility for and express no view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and we have assumed that each of Mercersburg and Orrstown has, and the pro forma combined company will have, appropriate reserves to cover any such losses. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Mercersburg, Orrstown or any other party, and we have not been furnished with any such valuation or appraisal.

We have undertaken no independent evaluation of any potential or actual litigation to which Mercersburg or Orrstown is or may be a party or is or may be subject. We express no view or opinion as to the pending federal securities litigation against Orrstown and certain current and former officers of Orrstown, as to which we understand that Orrstown and Mercersburg have conducted such diligence and other investigations, and have obtained such advice from legal counsel, as they deem necessary and against which Orrstown has advised us it intends to vigorously defend itself. With your consent, we have not considered such litigation or any aspect, implication or effect thereof for purposes of our analyses or opinion. If the outcome of such litigation had been known or assumed to have a material effect on Orrstown, then the conclusion reached in our opinion could have been affected.

This opinion is based on conditions as they existed and the information we received, as of the date of this opinion. Ambassador does not have any obligation to update, revise or reaffirm this opinion. Ambassador expresses no opinion as to the actual value of Orrstown Common Stock when issued in the Merger or the prices at which Mercersburg Common Stock or Orrstown Common Stock might trade at any time.

In rendering our opinion, we have assumed, with your consent, that the Merger and related transactions will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with your consent, that, in the course of obtaining the necessary governmental, regulatory and other third party approvals, consents and releases for the Merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Mercersburg, Orrstown or the Merger (including the contemplated benefits thereof). We also have assumed, with your consent, that the final Merger Agreement will not differ from the draft reviewed by us in any respect material to our analyses or opinion. We further have assumed, with your consent, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We express no view or opinion as to any terms or other aspects (other than the Merger Consideration to the extent expressly specified herein) of the Merger or any related transaction, including, without limitation, the form of the Merger Consideration or the allocation thereof between cash and Orrstown Common Stock or the relative fairness of the Cash Consideration and the Stock Consideration. Our opinion does not address the relative merits of the Merger as compared to any other transaction or business strategy in which Mercersburg might engage or the merits of the underlying decision by Mercersburg to engage in the Merger. Ambassador expresses no opinion with respect to the fairness of the amount or nature of any compensation to any of the officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise.

Ambassador’s fairness committee has approved the issuance of this fairness opinion letter.

Mercersburg has engaged the services of Ambassador to act as its financial advisor in connection with the Merger and has agreed to pay Ambassador a fee for such services, a portion of which is payable upon presentation of this opinion and execution of the Merger Agreement and a significant portion of Ambassador’s fee is contingent upon the closing of the Merger. In addition, portions of Ambassador’s fee became payable upon the signing of our engagement agreement and upon the signing of the exclusivity agreement between Mercersburg and Orrstown, and a portion of Ambassador’s fee will be payable upon the mailing of Mercersburg’s proxy statement to its shareholders regarding the Merger. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties with respect to the possible sale of Mercersburg.

We are an approved broker-dealer for First Community Bank of Mercersburg and periodically purchase and sell securities to First Community Bank of Mercersburg.

Over the past two years, we have not provided investment banking or other consulting services to Mercersburg or Orrstown for which we have received compensation from Mercersburg or Orrstown. In the future, Ambassador may pursue the opportunities to provide investment banking and other consulting services to Mercersburg and/or Orrstown.

Our opinion is for the benefit of the Board of Directors of Mercersburg (in its capacity as such) and our opinion is rendered to the Board of Directors of Mercersburg in connection with its evaluation of the Merger. Our opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger or any matter relating thereto or whether such shareholder should to elect to receive the Cash Consideration or the Stock Consideration.

Based on the foregoing, our experience, and other factors we deemed relevant, it is our opinion that, as of the date hereof, that the Merger Consideration to be received by the holders of Mercersburg Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view.

Respectfully submitted,

Ambassador Financial Group, Inc.

/s/ Ambassador Financial Group, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The following is only a general summary of certain aspects of Pennsylvania law and Orrstown Financial Services’ articles of incorporation and bylaws related to the indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 1741-1850 of the Pennsylvania Business Corporation Law of 1988, as amended, or PBCL.

Sections 1741-1743 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnification. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure or act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 1747 of the PBCL authorizes a corporation to purchase insurance for directors and other representatives. The foregoing statement is subject to the detailed provisions of Section 1741-1850 of the PBCL.

The bylaws of Orrstown Financial Services, Inc. provide for indemnification of directors and officers to the extent provided in the PBCL. In accordance with Section 1713 of the PBCL, the bylaws of the Registrant also include a provision that the directors of the Registrant shall not be personally liable for monetary damages such for any action taken, or failure to take any action, unless: (1) the director has breached or failed to perform the duties of his office in good faith, in a manner he reasonably believes to be in the best interests of the company and with such care, including reasonably inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances; and (2) the breach or failure to perform constitute self-dealing, willful misconduct or recklessness. Pursuant to Section 1713 of the PBCL, this limitation of personal liability does not apply to (i) the responsibility or liability of a director pursuant to any criminal statute or (ii) the liability of a director for the payment of taxes pursuant to federal state or local law.

Further, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the articles of incorporation.

Item 21. Exhibits and Financial Statement Schedules.

(a) See Exhibit Index immediately following the signature page.

(b) Not applicable.

(c) Not applicable.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(10) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of May 31, 2018, by and between Orrstown Financial Services, Inc. and Mercersburg Financial Corporation (attached to this proxy statement/prospectus as Annex A and incorporated herein by reference)

3.1	Articles of Incorporation of Orrstown Financial Services, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Orrstown Financial Services, Inc. with the Securities and Exchange Commission on January 29, 2010)

3.2	Bylaws of Orrstown Financial Services, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Orrstown Financial Services, Inc. with the Securities and Exchange Commission on January 30, 2018)

5.1	Opinion of Pillar Aught LLC, counsel to Orrstown Financial Services, Inc., as to the legality of the shares being registered by Orrstown Financial Services, Inc.

8.1	Opinion of Goodwin Procter LLP, counsel to Orrstown Financial Services, Inc., as to certain tax matters

8.2	Opinion of Stevens & Lee, counsel to Mercersburg Financial Corporation, as to certain tax matters

10.1	Form of Voting Agreement by and between Orrstown Financial Services, Inc. and certain stockholders of Mercersburg Financial Corporation, dated as of May 31, 2018 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Orrstown Financial Services, Inc. with the Securities and Exchange Commission on June 1, 2018)

10.2	Employment Agreement by and between Orrstown Financial Services, Orrstown Bank and Robert J. Fignar, dated as of May 31, 2018 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Orrstown Financial Services, Inc. with the Securities and Exchange Commission on June 1, 2018)

10.3	Change in Control Agreement by and between Orrstown Financial Services, Orrstown Bank and Robert J. Fignar, dated as of May 31, 2018 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Orrstown Financial Services, Inc. with the Securities and Exchange Commission on June 1, 2018)

23.1	Consent of Pillar Aught LLC (included in Exhibit 5.1)

23.2	Consent of Goodwin Procter LLP (included in Exhibit 8.1)

23.3	Consent of Stevens & Lee (included in Exhibit 8.2)

23.4	Consent of Crowe LLP

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Consent of Ambassador Financial Group, Inc.

99.2	Form of Proxy Card of Mercersburg Financial Corporation

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Shippensburg, Commonwealth of Pennsylvania, on July 6, 2018.

ORRSTOWN FINANCIAL SERVICES, INC.

By:	/s/ Thomas R. Quinn, Jr.

Name:	Thomas R. Quinn, Jr.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Thomas R. Quinn, Jr. and David P. Boyle as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Thomas R. Quinn, Jr.	By:	/s/ David P. Boyle
	Thomas R. Quinn, Jr. President and Chief Executive Officer and Director (Principal Executive Officer) Date: July 6, 2018		David P. Boyle Executive Vice President and Financial Officer (Principal Financial and Accounting Officer) Date: July 6, 2018

By:	/s/ Joel R. Zullinger	By:	/s/ Cindy J. Joiner
	Joel R. Zullinger Chairman of the Board and Director Date: July 6, 2018		Cindy J. Joiner Director Date: July 6, 2018

By:	/s/ Dr. Anthony F. Ceddia	By:	/s/ Thomas D. Longenecker
	Dr. Anthony F. Ceddia Director Date: July 6, 2018		Thomas D. Longenecker Director Date: July 6, 2018

By:	/s/ Mark K. Keller	By:	/s/ Gregory A. Rosenberry
	Mark K. Keller Director Date: July 6, 2018		Gregory A. Rosenberry Director Date: July 6, 2018

By:	/s/ Andrea Pugh	By:	/s/ Eric A. Segal
	Andrea Pugh Director Date: July 6, 2018		Eric A. Segal Director Date: July 6, 2018

By:	/s/ Glenn W. Snoke	By:	/s/ Floyd E. Stoner
	Glenn W. Snoke Director Date: July 6, 2018		Floyd E. Stoner Director Date: July 6, 2018